UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )

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LendingTree, Inc.
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Dear Stockholder:
You are invited to attend the 2019 Annual Meeting of Stockholders of LendingTree, Inc., which will be held on Wednesday, June 12, 2019, at 11:00 a.m., local time, at LendingTree’s corporate headquarters at 11115 Rushmore Drive, Charlotte, North Carolina 28277. At the Annual Meeting, stockholders will be asked to vote on the proposals described in detail in the notice of meeting on the following page and the accompanying Proxy Statement.

We will be using the “Notice and Access” method of providing proxy materials to you via the Internet. We believe that this process should provide you with a convenient and quick way to access your proxy materials and vote your shares, while allowing us to conserve natural resources and reduce the costs of printing and distributing the proxy materials. On or about April 26, 2019, we will mail to our stockholders a Notice of Internet Availability of Proxy Materials containing instructions on how to access our Proxy Statement and our 2018 Annual Report to Stockholders and how to vote electronically via the Internet. The Notice also contains instructions on how to receive a paper copy of the proxy materials.

It is important that your shares be represented and voted at the Annual Meeting regardless of the size of your holdings. Whether or not you plan to attend the meeting, please vote electronically via the Internet or by telephone, or, if you request paper copies of the proxy materials, please complete, sign, date and return the accompanying proxy in the postage-paid envelope provided. See “How Do I Vote?” in the Proxy Statement for more details. Voting electronically or returning your proxy does NOT deprive you of your right to attend the meeting and to vote your shares in person for the matters acted upon at the meeting.

I look forward to greeting those of you who will be able to attend the meeting.

Sincerely,

Douglas Lebda
Chairman and Chief Executive Officer

NOTICE OF 2019 ANNUAL MEETING OF STOCKHOLDERS

To the Stockholders:
LendingTree, Inc. (“LendingTree,” "we," "us" or the “Company”) is providing this Proxy Statement to holders of our common stock in connection with the solicitation of proxies by our Board of Directors for use at the 2019 Annual Meeting of Stockholders (the “Annual Meeting”) to be held on Wednesday, June 12, 2019, at 11:00 a.m., local time, at our corporate headquarters at 11115 Rushmore Drive, Charlotte, North Carolina 28277. At the Annual Meeting, stockholders will be asked:

1.
to elect ten members of our Board of Directors, each to hold office for a one-year term ending on the date of the next succeeding annual meeting of stockholders or until such director’s successor shall have been duly elected and qualified (or, if earlier, such director’s removal or resignation from our Board of Directors);

2.	to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the 2019 fiscal year;

3.	to approve an amendment and restatement of our Fifth Amended and Restated 2008 Stock and Annual Incentive Plan; and

4.	to transact such other business as may properly come before the meeting and any related adjournments or postponements.

Our Board of Directors has set April 15, 2019 as the record date for the Annual Meeting. This means that holders of record of our common stock at the close of business on that date are entitled to receive notice of the Annual Meeting and to vote their shares at the Annual Meeting and any related adjournments or postponements.

Only stockholders and persons holding proxies from stockholders may attend the Annual Meeting. If your shares are registered in your name, you should bring a form of photo identification to the Annual Meeting. If your shares are held in the name of a broker, trust, bank or other nominee, you will need to bring a proxy or letter from that broker, trust, bank or other nominee that confirms you are the beneficial owner of those shares, together with a form of photo identification. Cameras, recording devices and other electronic devices will not be permitted at the Annual Meeting.

Important Notice Regarding the Availability of Proxy Materials for the 2019 Annual Meeting of Stockholders to be held on June 12, 2019:

Copies of the Proxy Statement and of our annual report for the fiscal year ended December 31, 2018 are available by visiting the following website: http://www.edocumentview.com/TREE.

By Order Of The Board Of Directors,
Douglas Lebda
Chairman and Chief Executive Officer

April 26, 2019

PROXY STATEMENT

PROXY STATEMENT FOR THE
2019 ANNUAL MEETING OF STOCKHOLDERS

We are providing these proxy materials in connection with LendingTree’s 2019 Annual Meeting of Stockholders. The Notice of Internet Availability of Proxy Materials, this Proxy Statement, any accompanying proxy card or voting instruction card and our 2018 Annual Report to Stockholders were first made available to stockholders on or about April 26, 2019. This Proxy Statement contains important information for you to consider when deciding how to vote on the matters brought before the Annual Meeting. Please read it carefully.
QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

Q:	Who is entitled to vote at the Annual Meeting?

A:
Holders of LendingTree common stock at the close of business on April 15, 2019, the record date for the Annual Meeting established by our Board of Directors, are entitled to receive notice of the Annual Meeting, the Notice of Internet Availability of Proxy Materials and to vote their shares at the Annual Meeting and any related adjournments or postponements. The Notice of Internet Availability, Notice of Annual Meeting, Proxy Statement and form of proxy are first expected to be made available to stockholders on or about April 26, 2019.

As of the close of business on the record date, there were 12,879,149 shares of our common stock outstanding and entitled to vote. Holders of our common stock are entitled to one vote per share.

Q:	Why did I receive a notice in the mail regarding the Internet availability of proxy materials instead of a paper copy of proxy materials?

A:
The Securities and Exchange Commission approved “Notice and Access” rules relating to the delivery of proxy materials over the Internet. These rules permit us to furnish proxy materials, including this Proxy Statement and our 2018 Annual Report to Stockholders, to our stockholders by providing access to such documents on the Internet instead of mailing printed copies. Most stockholders will not receive printed copies of the proxy materials unless they request them. Instead, the Notice of Internet Availability, which was mailed to most of our stockholders, will instruct you as to how you may access and review all of the proxy materials on the Internet. The Notice also instructs you as to how you may submit your proxy on the Internet. If you would like to receive a paper copy of our proxy materials, you should follow the instructions for requesting such materials in the Notice of Internet Availability.

Q:	Can I vote my shares by filling out and returning the Notice of Internet Availability?

A:	No. The Notice of Internet Availability identifies the items to be voted on at the Annual Meeting, but you cannot vote by marking the Notice of Internet Availability and returning it.

The Notice of Internet Availability provides instructions on how to vote by Internet or telephone, by requesting and returning a paper proxy card or voting instruction card, or by submitting a ballot in person at the Annual Meeting.

Q:	What is the difference between a stockholder of record and a stockholder who holds stock in street name?

A:
If your shares are registered in your name, you are a stockholder of record. If your shares are held in the name of your broker, bank or another holder of record, these shares are held in “street name.”

You may examine a list of the stockholders of record as of the close of business on April 15, 2019 for any purpose germane to the Annual Meeting during normal business hours during the 10-day period preceding the date of the meeting at our corporate headquarters at 11115 Rushmore Drive, Charlotte, North Carolina 28277. This list will also be made available at the Annual Meeting.

Q:	What shares are included on the enclosed proxy card?

A:
If you are a stockholder of record, you will receive the Notice of Internet Availability or these proxy materials from Computershare for all LendingTree shares that you hold directly. If you have requested printed proxy materials, we have enclosed a proxy card for you to use. If you hold our shares in street name through one or more banks, brokers and/or other holders of record, you will receive the Notice of Internet Availability or these proxy materials, together with voting instructions and information regarding the consolidation of your votes, from the third party or parties through which you hold your shares. If you are a stockholder of record and hold additional LendingTree shares in street name, you will receive the Notice of Internet Availability or these proxy materials from Computershare and the third party or parties through which your shares are held. If you requested printed proxy materials, your broker, bank or nominee has enclosed a voting instruction card for you to use in directing the broker, bank or nominee regarding how to vote your shares.

Q:	What are the quorum requirements for the Annual Meeting?

A:
The presence in person or by proxy of holders having a majority of the total votes entitled to be cast by holders of our common stock at the Annual Meeting constitutes a quorum. Shares of our common stock are counted as present at the Annual Meeting for purposes of determining whether there is a quorum, if you are present and vote in person at the Annual Meeting or if you vote by telephone or on the Internet or a proxy card has been properly submitted by you or on your behalf at the Annual Meeting, without regard to whether the proxy is marked as casting a vote or abstaining.

Abstain votes and proxies containing broker non-votes are counted for purposes of establishing a quorum, but are not counted in the election of directors and therefore have no effect on the election. In the vote on the other proposals to be considered at the Annual Meeting, abstentions and broker non-votes are counted for purposes of establishing a quorum, but will not affect the outcome of the vote. A broker non-vote occurs when a broker or other nominee submits a proxy card with respect to shares of common stock held in a fiduciary capacity (typically referred to as being held in “street name”), but declines to vote on a particular matter because the broker or nominee has not received voting instructions from the beneficial owner or the persons entitled to vote those shares and for which the broker or nominee does not have discretionary voting power under rules applicable to broker-dealers.

Q:	What matters will the stockholders vote on at the Annual Meeting?

A:	The stockholders will vote on the following proposals:

•
Proposal 1 - to elect ten members of our Board of Directors, each to hold office for a one-year term ending on the date of the next succeeding annual meeting of stockholders or until such director’s successor shall have been duly elected and qualified (or, if earlier, such director’s removal or resignation from our Board of Directors);

•	Proposal 2 - to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the 2019 fiscal year; and

•	Proposal 3 - to approve an amendment and restatement of our Fifth Amended and Restated 2008 Stock and Annual Incentive Plan.
Stockholders will also vote to transact such other business as may properly come before the Annual Meeting and any related adjournments or postponements.

Q:	What are my voting choices when voting for director nominees and what votes are required to elect directors to our Board of Directors?

A:	For the vote on the election of director nominees, for each nominee, you may vote "for" the nominee, "against" the nominee, or "abstain" from voting as to the nominee.

Because the election is not a contested election, the election of each of Thomas Davidson, Gabriel Dalporto, Neal Dermer, Robin Henderson, Peter Horan, Douglas Lebda, Steven Ozonian, Saras Sarasvathy, G. Kennedy Thompson and Craig Troyer as director requires that the number of votes cast "for" a director exceeds the number of votes cast "against" that director. "Abstain" votes will have no effect. See "Majority Voting Standard" below.

Our Board of Directors recommends that stockholders vote FOR the election of each of its nominees for director named above.

Q:
What are my voting choices when voting on the ratification of the appointment of PricewaterhouseCoopers LLP as LendingTree’s independent registered public accounting firm and what votes are required to ratify such appointment?

A:
For the vote on the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2019, you may vote in favor of the ratification, vote against the ratification or abstain from voting on the ratification.

The ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2019 requires the affirmative vote of a majority of the total number of votes cast at the Annual Meeting by the holders of shares of our common stock.

Our Board of Directors recommends that the stockholders vote FOR ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2019.

Q:	What are my voting choices when voting on approval of the amendment and restatement of the Fifth Amended and Restated 2008 Stock and Annual Incentive Plan?

A:
For the vote on approval of the amendment and restatement of the Fifth Amended and Restated 2008 Stock and Annual Incentive Plan, you may vote in favor of approval, vote against approval or abstain from voting.

The approval of this proposal requires the affirmative vote of a majority of the total number of votes cast at the Annual Meeting by the holders of shares of our common stock.

Our Board of Directors recommends that the stockholders vote FOR the approval of the amendment and restatement of the Fifth Amended and Restated 2008 Stock and Annual Incentive Plan.

Q:	Could other matters be decided at the Annual Meeting?

A:	As of the date of the filing of this Proxy Statement, we are not aware of any matters to be raised at the Annual Meeting other than those referred to in this Proxy Statement.

If other matters are properly presented at the Annual Meeting for consideration, our two representatives who have been designated as proxies for the Annual Meeting, Rod Ervin and Shu Wei Baird, will have the discretion to vote on those matters for stockholders who have returned their proxy.

Q:	If I hold my shares in street name through my broker, will my broker vote these shares for me?

A:
If you hold your shares in street name, you must provide your broker, bank or other nominee with instructions in order to vote these shares. To do so, you should follow the directions regarding voting instructions provided to you by your bank, broker or other nominee. If your bank, broker or nominee holds your shares in its name and you do not instruct them how to vote, they will have discretion to vote your shares on routine matters, including the ratification of the selection of the Company’s independent public accounting firm (Proposal 2). However, they will not have discretion to vote on non-routine matters without direction from you, including the election of directors (Proposal 1) and the amendment and restatement of the Fifth Amended and Restated 2008 Stock and Annual Incentive Plan (Proposal 3). Accordingly, broker non-votes will not occur at the Annual Meeting in connection with Proposal 2. Broker non-votes may occur in connection with Proposals 1 and 3; however, broker non-votes will have no effect on the outcome of Proposals 1 and 3.

Q:	What happens if I abstain?

A:
Our bylaws provide that all matters put to a stockholder vote will be determined by a majority of the votes cast affirmatively or negatively, except for contested director elections or as otherwise required by law (e.g. a vote to approve a merger). An abstention is not considered a vote cast affirmatively or negatively. Accordingly, an abstention will have no effect on the outcomes of Proposals 1, 2 or 3.

Q:	Can I change my vote?

A:	Yes. If you are a stockholder of record, you may change your vote or revoke your proxy at any time before the vote at the Annual Meeting by:

•	delivering to Computershare a written notice, bearing a date later than your proxy, stating that you revoke the proxy;

•	submitting a later-dated proxy relating to the same shares by mail, telephone or the Internet prior to the vote at the Annual Meeting; or

•	attending the Annual Meeting and voting in person (although attendance at the Annual Meeting will not, by itself, revoke a proxy).
You should send any written notice or a new proxy card to LendingTree c/o Computershare at the following address: Computershare, P.O. Box 505000, Louisville, KY 40233-5000, or follow the instructions provided on your proxy card to submit a proxy by telephone or via the Internet. You may request a new proxy card by calling Computershare at 1-877-296-3711 (toll-free).

Q:	What if I do not specify a choice for a proposal when returning a proxy?

A:
If you do not give specific instructions, proxies that are signed and returned will be voted FOR the election of all director nominees named in the Proxy Statement, FOR the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2019, and FOR approval of the amendment and restatement of the Fifth Amended and Restated 2008 and Stock Annual Incentive Plan.

Q:	How are proxies solicited and what is the cost?

A:
We will bear all expenses incurred in connection with the solicitation of proxies. In addition to solicitation by mail, our directors, officers and employees may solicit proxies from stockholders by telephone, letter, facsimile or in person. Following the original mailing of the Notice of Internet Availability, we will request brokers, custodians, nominees and other record holders to forward their own notice and, upon request, to forward copies of the Proxy Statement and related soliciting materials to persons for whom they hold shares of our common stock and to request authority for the exercise of proxies. In such cases, upon the request of the record holders, we will reimburse such holders for their reasonable expenses.

Q:	What should I do if I have questions regarding the Annual Meeting?

A:
If you have any questions about how to cast your vote for the Annual Meeting or would like copies of any of the documents referred to in this Proxy Statement, you should call Computershare at 1-877-296-3711 (toll-free).

HOW DO I VOTE?

Your vote is important. You may vote on the Internet, by telephone, by mail or by attending the Annual Meeting and voting by ballot, all as described below. If you vote by telephone or on the Internet, you do not need to return your proxy card or voting instruction card. Telephone and Internet voting facilities are available now and will be available 24 hours a day until 11:59 p.m., Eastern Time, on June 11, 2019.

Vote on the Internet

If you have Internet access, you may submit your proxy by following the instructions provided in the Notice of Internet Availability, or if you request printed proxy materials, by following the instructions provided on your proxy card or voting instruction card. If you vote on the Internet, you can also request electronic delivery of future proxy materials.

Vote by Telephone

You can also vote by telephone by following the instructions provided on the Internet voting site, or if you requested printed proxy materials, by following the instructions provided on your proxy card or voting instruction card. Easy-to-follow voice prompts allow you to vote your shares and confirm that your instructions have been properly recorded.

Vote by Mail

If you elected to receive printed proxy materials by mail, you may choose to vote by mail by marking your proxy card or voting instruction card, dating and signing it, and returning it to LendingTree c/o Computershare in the postage-paid envelope provided. If the envelope is missing, please mail your completed proxy card or voting instruction card to LendingTree c/o Computershare at the following address: Computershare, P.O. Box 505000, Louisville, KY 40233-5000. Please allow sufficient time for mailing if you decide to vote by mail.

Vote at the Annual Meeting

The method or timing of your vote will not limit your right to vote at the Annual Meeting if you attend the Annual Meeting and vote in person. However, if your shares are held in the name of a bank, broker or other nominee, you must obtain a legal proxy, executed in your favor, from the holder of record to be able to vote at the Annual Meeting. You should allow yourself enough time prior to the Annual Meeting to obtain this proxy from the holder of record.

Street name holders may submit a proxy by telephone or the Internet if their bank or broker makes these methods available, in which case the bank or broker will enclose related instructions with this Proxy Statement. If you submit a proxy by telephone or via the Internet you should not return your proxy card. If you hold your shares through a bank, broker or other nominee, you should follow the voting instructions you receive from your bank, broker or other nominee.

PROPOSAL 1 - ELECTION OF DIRECTORS

Proposal

At the upcoming Annual Meeting, a board of ten directors will be elected, each to hold office until the next succeeding annual meeting of stockholders or until such director’s successor shall have been duly elected and qualified (or, if earlier, such director’s removal or resignation from our Board of Directors). Information concerning all director nominees appears below. Although management does not anticipate that any of the persons named below will be unable or unwilling to stand for election, in the event of such an occurrence, proxies may be voted for a substitute designated by our Board of Directors.

Our Board of Directors recommends that stockholders vote FOR the election of each of the following persons:

GABRIEL DALPORTO, THOMAS DAVIDSON, NEAL DERMER, ROBIN HENDERSON, PETER HORAN, DOUGLAS LEBDA, STEVEN OZONIAN, SARAS SARASVATHY, G. KENNEDY THOMPSON AND CRAIG TROYER

Information Concerning Director Nominees

Background information about the nominees, as well as information regarding additional experience, qualifications, attributes or skills that led our Board of Directors to conclude that the nominee should serve on our Board of Directors, is set forth below. Except as otherwise set forth below, there are no arrangements or understandings between any of the nominees and any other person pursuant to which such nominee was selected as a nominee. All ages set forth below are as of the date of this Proxy Statement.

Gabriel Dalporto, age 47, has served as a member of our Board of Directors since August 2017. From August 2017 to February 2018, Mr. Dalporto also served as Executive Advisor to the Company. Prior to that, Mr. Dalporto held various positions within the Company, including serving as the Company’s Chief Financial Officer from June 2015 to August 2017, Chief Marketing Officer from April 2011 to June 2015, and President of Mortgage from March 2013 to June 2015. Before joining the Company, Mr. Dalporto served as Founder and Chief Executive Officer of Atomic Financial, Inc., a startup online investing platform, from January 2010 to April 2011. He served as Chief Marketing and Strategy Officer of Zecco Holdings, Inc., an online brokerage company, from January 2007 to December 2009. Mr. Dalporto served as Vice President at E*Trade Financial from August 2004 to November 2006 and as Vice President at JP Morgan Chase from September 2003 to July 2004. Additionally, Mr. Dalporto was elected as director of Guitar Center Holdings, Inc. in December 2018.

Mr. Dalporto brings executive management, financial and capital markets experience, and in depth digital marketing experience to our Board of Directors.

Thomas M. Davidson, Jr., age 47, has served as a member of our Board of Directors since March 15, 2017. Mr. Davidson is also a member of our Nominating and Corporate Governance Committee. Mr. Davidson is the co-founder and has served as Chief Executive Officer of EverFi, Inc., a software-as-a-service education technology company headquartered in Washington, D.C., since 2008. Prior to founding EverFi, Inc., Mr. Davidson was a venture capitalist at Village Ventures from 2007-2009 with a focus on early-stage technology companies in the education and social media spaces. From 1994 to 2000, Mr. Davidson served three terms in the Maine House of Representatives where he served as Chairman of the Utilities and Energy Committee and was a senior member of the Taxation Committee and the Banking Insurance and Business and Economic Development Committees.

Mr. Davidson brings technology expertise, executive management and government affairs experience to our Board of Directors.

Neal Dermer, age 50, has served as a member of our Board of Directors since June 2013. Mr. Dermer is also a member of the Transactions Committee. Mr. Dermer has served as a Senior Vice President and the Treasurer of Qurate Retail, Inc. (formerly known as Liberty Interactive Corporation) and Liberty Media Corporation since January 2016, having previously served as a Vice President and the Treasurer from November 2011 to December 2015. He has also served as a Senior Vice President of GCI Liberty, Inc. since March 2018 to May 2018, and a Senior Vice President and the Treasurer of Liberty TripAdvisor Holdings, Inc. from January 2016, having previously served as a Vice President and the Treasurer from July 2013 to December 2015, Liberty Broadband Corporation since January 2016, having previously served as a Vice President and the Treasurer from June 2014 to December 2015, and Liberty Expedia Holdings, Inc. since March 2016. He has held a number of positions with Liberty Interactive and Liberty Media since 1995, and was previously an auditor with KPMG. Mr. Dermer was nominated to our Board of Directors by Liberty Interactive Corporation and its successor, GCI Liberty, Inc., in accordance with the terms of the Spinco Agreement described under "Certain Relationships and Related Transactions - The 'SpinCo Agreements' with GCI Liberty, Inc." below.

As the treasurer of a number of public companies, Mr. Dermer brings in-depth business, executive management, financial and capital markets experience to our Board of Directors.

Robin Henderson, age 49, has served as a member of our Board of Directors since November 2014. Ms. Henderson is also a member of the Nominating and Corporate Governance Committee and Audit Committee. Ms. Henderson is Senior Director, Private Capital Group, of RXR Realty, which owns and manages over $18.6 billion of real estate compromised of 24.6 million square feet in addition to 6,300 multifamily and for sale units in various stages of development. Ms. Henderson joined RXR in February 2010. She is responsible for sourcing institutional capital partners for both the company’s asset level joint ventures and discretionary funds. Since joining RXR, Ms. Henderson has led the effort in raising approximately $8.1 billion of equity to fund RXR’s New York City and surrounding market real estate portfolio. From May 1998 to December 2009, Ms. Henderson was with Wachovia Securities, ultimately serving as Vice President within Real Estate Corporate Finance with a focus in Real Estate Private Equity.

Ms. Henderson brings to our Board of Directors extensive real estate industry, finance and capital markets experience. Ms. Henderson also provides our Board of Directors with extensive executive and management experience.

Peter Horan, age 64, has served as a member of our Board of Directors since August 2008. Mr. Horan is also Chair of our Nominating and Corporate Governance Committee and a member of each of our Audit Committee and our Transactions Committee. Mr. Horan is currently the founder of Horan Media Tech Advisors. He previously served as President and Chief Operating Officer of Answers Corporation. He was previously Executive Chairman of SocialChorus, a provider of software to automate and streamline social influence marketing. He previously served as Chairman of Goodmail Systems, Inc., a provider of e-mail authentication services, from February 2010 to February 2011, and he served as Chief Executive Officer of that company from May 2008 until February 2010. Mr. Horan has made investments in, and served on the board of directors of, several private companies.

Prior to that, Mr. Horan served as Chief Executive Officer of IAC/InterActiveCorp Media & Advertising from January 2007 to June 2008. Prior to joining IAC, Mr. Horan served as Chief Executive Officer of AllBusiness.com, Inc., which operates a website providing advice for small businesses, About.com, Inc., an internet resource providing expert advice on a wide variety of topics, and DevX.com, Inc., a provider of technical information, tools and services for IT professionals developing corporate applications. Additionally, Mr. Horan served in senior management roles at International Data Group, a technology media, events and research company, including its Computerworld publication for IT leaders. Prior to that, Mr. Horan spent more than 15 years in senior account management roles at leading advertising agencies, including BBDO and Ogilvy & Mather. Mr. Horan is a member of the Board of Directors of Merchant Circle, a private company that helps people find local merchants, Purch Inc., a private media company, Outdoor Projects LLC, a private marketing company specializing in outdoor media projects.

Mr. Horan brings to our Board of Directors his diverse executive and management experience as well as a significant knowledge of the Internet media and advertising industries. He also provides our Board of Directors with financial reporting expertise and a unique perspective from his experience in account management positions in the advertising industry.

Douglas Lebda, age 49, is our Chairman, Chief Executive Officer and a member of our Board of Directors and has served in such capacities since January 2008. Mr. Lebda is also the Chair of our Transactions Committee. Previously, Mr. Lebda served as President and Chief Operating Officer of IAC/InterActiveCorp from January 2006 to August 2008, when the company was spun-off from IAC/InterActiveCorp. Prior to that, Mr. Lebda served as Chief Executive Officer, President and Chairman of the Board of Directors of LendingTree, LLC, which he founded in June 1996. Before founding LendingTree, Mr. Lebda worked as an auditor and consultant for PricewaterhouseCoopers.

Mr. Lebda, as the founder of LendingTree, LLC, provides our Board of Directors with a vital understanding and appreciation of the company’s business and history. His experience as Chief Operating Officer of IAC/InterActiveCorp, a large conglomerate of Internet companies, as well as his financial and accounting expertise, also qualify him to serve on our Board of Directors. Mr. Lebda also brings to our Board of Directors a valuable understanding of the role played by directors of publicly-held companies due to his prior service on the board of Eastman Kodak Company.

Steven Ozonian, age 63, has served as a member of our Board of Directors since June 2011. Mr. Ozonian also serves as our Lead Independent Director, Chair of our Audit Committee and Chair of our Compensation Committee. Mr. Ozonian currently serves as CEO of the Williston Financial Group and serves on its Board of Directors. He previously served as a member of our Board of Directors from August 2008 to November 2010. He resigned from the Board of Directors effective November 1, 2010 to join our company as Chief Executive Officer of its proprietary full service real estate brokerage business known as RealEstate.com, REALTORS®. In March 2011, we announced that we had finalized a plan to close all of the field offices of RealEstate.com and Mr. Ozonian resigned from his position as Chief Executive Officer of the division. Prior to his employment at our company, Mr. Ozonian served as the Executive Chairman and chairman of the audit committee of the Board of Directors of Global Mobility Solutions, an employee mobility provider, from 2005 to 2010. Mr. Ozonian has held other high level positions in the homeownership industry including Chairman and CEO of Prudential’s real estate and related businesses, CEO of Realtor.com and National Homeownership Executive for Bank of America. Mr. Ozonian is a member of the Board of Directors of Nobilis Health Corp (NYSE MKT: HLTH), a healthcare development and management company, and serves as chairman of its audit and transactions committees. Mr. Ozonian is also a member of the Board of Directors of Realty Mogul, Co., a realty investment technology platform that connects investors to investment opportunities, and serves as chair of its audit committee.

Mr. Ozonian provides our Board of Directors with valuable large public company leadership experience and mergers and acquisitions expertise. He has significant executive experience and a deep understanding of the functions of a board of directors acquired through service as chairman of other corporations.

Saras Sarasvathy, age 59, has served as a member of our Board of Directors since July 2015. Ms. Sarasvathy is also a member of our Nominating and Corporate Governance Committee. Ms. Sarasvathy is the Paul Hammaker Professor of Business Administration at University of Virginia's Darden Graduate School of Business. Her research focuses on high performance entrepreneurship ranging from starting and growing new ventures to creating and fostering high value partnerships that result in enduring and innovative businesses. Ms. Sarasvathy has also worked with thousands of entrepreneurs around the world and has helped train hundreds of entrepreneurship educators and growth-oriented service providers.

Through her research and practical experience co-founding five ventures of her own, Ms. Sarasvathy brings to our company valuable insights and best practices for the development of new products and a global understanding of innovative funding mechanisms.

G. Kennedy Thompson, age 68, has served as a member of our Board of Directors since March 15, 2017. He also serves as a member of our Compensation Committee and our Transactions Committee. Mr. Thompson has been a partner of Aquiline Capital Partners, a New York based private equity firm, since 2009. From 1999 to 2008, Mr. Thompson was President and Chief Executive Officer of Wachovia Corporation. Mr. Thompson served in numerous industry leadership positions including Chairman of the Clearing House, Chairman of the Financial Services Roundtable, Chairman of the Financial Services Forum and President of the Federal Advisory Council of the Federal Reserve Board. In the past five years, he has served as a member of the board of directors of HP Inc. (NYSE: HPQ), Pinnacle Financial Partners, Inc. (Nasdaq: PNFP), and Insteel Industries, Inc. (Nasdaq: IIIN), and is currently a trustee of the Morehead-Cain Foundation.

Mr. Thompson brings extensive financial services expertise, public company leadership experience and executive management experience to our Board of Directors.

Craig Troyer, age 50, has served as a member of our Board of Directors since July 2014. Mr. Troyer is also a member of our Compensation Committee. Mr. Troyer has served as Senior Vice President and Deputy General Counsel of Qurate Retail, Inc. (formerly known as Liberty Interactive Corporation) and Liberty Media Corporation since January 2017. He first joined Liberty Interactive in October 2005. Prior to joining Liberty Interactive, he was a corporate transactional attorney with Baker Botts, L.L.P. Mr. Troyer is a graduate of the University of Oklahoma and the University of Chicago Law School. Mr. Troyer was nominated to our Board of Directors by GCI Liberty, Inc., in accordance with the terms of the Spinco Agreement, described under “Certain Relationships and Related Transactions-The 'SpinCo Agreements' with GCI Liberty, Inc.,” below.

Mr. Troyer brings extensive experience in business and corporate transactions to the Board.

All nominees have been recommended by the Nominating and Corporate Governance Committee. All nominees are current directors standing for re-election.

Corporate Governance

Director Independence. Under the Listing Rules of the Nasdaq Stock Market, our Board of Directors has a responsibility to make an affirmative determination that those members of our Board of Directors that serve as independent directors do not have any relationships with the Company and its businesses that would impair their independence. In connection with these determinations, our Board of Directors reviews information regarding transactions, relationships and arrangements involving the Company and its businesses and each director that it deems relevant to independence, including those required by the Listing Rules of the Nasdaq Stock Market.

Our Board of Directors has determined that each of Mr. Davidson, Mr. Dermer, Ms. Henderson, Mr. Horan, Mr. Ozonian, Ms. Sarasvathy, Mr. Thompson and Mr. Troyer is an independent director within the meaning of the applicable Nasdaq standards.

Director Nominations. Our Nominating and Corporate Governance Committee considers and recommends to our Board of Directors candidates for election to our Board of Directors and nominees for committee memberships and committee chairs. Each member of the Nominating and Corporate Governance Committee participates in the review and discussion of director candidates. In addition, directors who are not on the Nominating and Corporate Governance Committee may meet with and evaluate the suitability of candidates. The full Board of Directors makes final determinations on director nominees.

Our Board of Directors does not have specific requirements for eligibility to serve as a director of LendingTree. However, in evaluating candidates, regardless of how recommended, our Board of Directors considers whether the professional and personal ethics and values of the candidate are consistent with ours, whether the candidate’s experience and expertise would be beneficial to our Board of Directors in rendering its service to us, whether the candidate is willing and able to devote the necessary time and energy to the work of our Board of Directors and whether the candidate is prepared and qualified to represent the best interests of our stockholders.

In evaluating director candidates, the Chair of the Nominating and Corporate Governance Committee and other committee members may conduct interviews with certain candidates and make recommendations to the committee. Other members of our Board of Directors may also conduct interviews with director candidates upon request, and the Nominating and Corporate Governance Committee may retain, at its discretion, third-party consultants to assess the skills and qualifications of the candidates. Although our Board of Directors does not have a specific policy with respect to diversity, the Nominating and Corporate Governance Committee considers the extent to which potential candidates possess sufficiently diverse skill sets and diversity characteristics that would contribute to the overall effectiveness of our Board of Directors.

In identifying potential director candidates, the Nominating and Corporate Governance Committee seeks input from other members of our Board of Directors and executive officers and may also consider recommendations by employees, community leaders, business contacts, third-party search firms and any other sources deemed appropriate by the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee also considers candidates nominated by Liberty Interactive Corporation and its successor, GCI Liberty, Inc., in accordance with their rights under the Spinco Agreement described under “Certain Relationships and Related Transactions-The 'SpinCo Agreements' with GCI Liberty, Inc.,” below. The Nominating and Corporate Governance Committee will also consider director candidates recommended by other stockholders to stand for election at the Annual Meeting of Stockholders so long as such recommendations are submitted in accordance with the procedures described below under “Stockholder Recommendations of Director Candidates.” Except for Mr. Dermer and Mr. Troyer, who were nominated by GCI Liberty Inc. in accordance with its rights under the Spinco Agreement, the Nominating and Corporate Governance Committee has not had any director candidates put forward by a stockholder or a group of stockholders that beneficially owned more than five percent of our stock for at least one year.

Stockholder Recommendations of Director Candidates. The Nominating and Corporate Governance Committee will evaluate candidates recommended by stockholders in the same manner as all other candidates brought to the attention of the Nominating and Corporate Governance Committee. Stockholders who wish to make such a recommendation should send the recommendation to LendingTree, Inc., 11115 Rushmore Drive, Charlotte, North Carolina 28277, Attention: Corporate Secretary. The envelope must contain a clear notation that the enclosed letter is a “Director Nominee Recommendation.” The letter must identify the author as a stockholder, provide a brief summary of the candidate’s qualifications and history, together with an indication that the recommended individual would be willing to serve (if elected), and must be accompanied by evidence of the sender’s stock ownership. Any director recommendations will be reviewed by the Corporate Secretary and, if deemed appropriate, forwarded to the Chairman for further review. If the Chairman believes that the candidate fits the profile of a director described above, the recommendation will be shared with the entire Board of Directors.

Our Board of Directors and Committees

Our Board of Directors. Our Board of Directors met six times during 2018 and acted by unanimous written consent two times. During 2018, all the incumbent directors attended more than 75% of the meetings of our Board of Directors and of its committees on which they served during the period of time that each such director was a member of the Board of Directors. Directors are not required to attend annual meetings of our stockholders. Mr. Lebda was the only director who attended our 2018 Annual Meeting of Stockholders.

Board Committees. The following table sets forth the current members of the Audit Committee, the Compensation Committee, the Nominating and Corporate Governance Committee and the Transactions Committee:

Director Name	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee	Transactions Committee
Gabriel Dalporto				X
Thomas Davidson			X	X
Neal Dermer				X
Robin Henderson	X		X
Peter Horan	X		X (Chair)
Douglas Lebda				X (Chair)
Steven Ozonian	X (Chair)	X (Chair)
Saras Sarasvathy			X
G. Kennedy Thompson		X		X
Craig Troyer		X

Audit Committee. The Audit Committee functions pursuant to a written charter adopted by our Board of Directors, a copy of which may be found at our website at https://investors.lendingtree.com/governance/board-of-directors. The Audit Committee is appointed by our Board of Directors to assist our Board of Directors with a variety of matters described in its charter, which include monitoring (1) the integrity of our financial statements, (2) the effectiveness of our internal control over financial reporting, (3) the qualifications and independence of our independent registered public accounting firm, (4) the performance of our internal audit function and independent registered public accounting firm and (5) our compliance with legal and regulatory requirements. The Audit Committee met four times during 2018 and acted by unanimous written consent two times during 2018. The formal report of the Audit Committee is set forth under “Audit Committee Matters,” below.

All members of the Audit Committee are independent directors within the meaning of the applicable Nasdaq listing standards. Our Board of Directors has determined that each of Mr. Horan and Mr. Ozonian is an “audit committee financial expert,” as such term is defined in applicable SEC rules.

Compensation Committee. The Compensation Committee functions pursuant to a written charter adopted by our Board of Directors, a copy of which may be found at our website at https://investors.lendingtree.com/governance/board-of-directors. The Compensation Committee is responsible for discharging the responsibilities of our Board of Directors relating to compensation of our Chief Executive Officer and our other executive officers and has overall responsibility for approving and evaluating all of our compensation plans, policies and programs as they affect our executive officers. For additional information on our processes and procedures for the consideration and determination of executive and director compensation and the roles of the Compensation Committee related thereto, see the discussion under “Compensation Overview” and “Director Compensation,” below.

All of the members of the Compensation Committee are independent directors within the meaning of the applicable Nasdaq listing standards. The Compensation Committee met seven times during 2018 and acted by unanimous written consent three times during 2018.

Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee functions pursuant to a written charter adopted by our Board of Directors, a copy of which may be found at our website at https://investors.lendingtree.com/governance/board-of-directors. The Nominating and Corporate Governance Committee’s functions include identifying, evaluating and recommending candidates for election to our Board of Directors. Additionally, the Nominating and Corporate Governance Committee is responsible for recommending compensation arrangements for non-employee directors.

All of the members of the committee are independent directors within the meaning of the applicable Nasdaq listing standards. The Nominating and Corporate Governance Committee met four times during 2018.

Transactions Committee. The Transactions Committee functions pursuant to a written charter adopted by our Board of Directors, a copy of which may be found at our website at https://investors.lendingtree.com/governance/board-of-directors. The Transactions Committee’s functions are to review and assess, and assist the Board in reviewing and assessing, potential strategic acquisitions, divestitures and investments and related strategies.

The Transactions Committee met five times during 2018.

Board Leadership Structure. Mr. Lebda serves as our CEO and Chairman of our Board of Directors. Mr. Lebda is the founder of the Company and has served as our CEO and Chairman of our Board of Directors since our August 2008 spin-off from IAC/InterActiveCorp. Our Board of Directors believes that it is important to have a unified leadership vision which Mr. Lebda is uniquely positioned to provide. Our Board of Directors also believes that the Company is best served by a Chairman who is actively involved with the Company and is therefore able to bring a great depth of knowledge about the Company to the role.

In November 2016, our Board of Directors designated Steven Ozonian to serve as lead independent director. The Board of Directors determined that the Company would be well served by appointing a lead independent director who is a non-employee and is independent (as such term is defined by the Securities and Exchange Commission and the Nasdaq Listing Rules generally applicable to Audit Committee members). The lead independent director serves as a liaison between the Chairman of the Board and the other directors and fosters free and open communication between the Board of Directors and management of the Company. The lead independent director also assists the Chairman in reviewing and setting agendas for the Board of Directors meetings and in overseeing the effectiveness of the Board of Directors meetings.

Board Role in Risk Oversight. Our Board of Directors oversees an enterprise-wide approach to risk management, designed to support the achievement of organizational objectives, including strategic objectives, to enhance long-term organizational performance and stockholder value. A fundamental part of risk management is not only understanding the risks we face, how those risks may evolve over time, and what steps management is taking to manage and mitigate those risks, but also understanding what level of risk tolerance is appropriate for us. Management is responsible for the day-to-day management of the risks we face, while our Board of Directors, as a whole and through its committees, has responsibility for the oversight of risk management. In its risk oversight role, our Board of Directors has the responsibility to satisfy itself that the risk management processes designed and implemented by management are adequate and functioning as designed. Our Board of Directors regularly reviews information regarding cybersecurity, marketing, operations, finance and business development as well as the risks associated with each. In addition, our Board of Directors holds strategic planning sessions with management to discuss our strategies, key challenges, and risks and opportunities and receives a report on Sarbanes-Oxley compliance on at least an annual basis.

While our Board of Directors is ultimately responsible for risk oversight, committees of our Board of Directors also have been allocated responsibility for specific aspects of risk oversight. In particular, the Audit Committee assists our Board of Directors in fulfilling its oversight responsibilities with respect to risk management in the areas of financial reporting, internal controls, risk assessment and risk management. Our Board of Directors and the Audit Committee regularly discuss with management the Company’s major risk exposures, their potential financial impact on the Company, and the steps taken to monitor and control those risks. The Compensation Committee assists our Board of Directors in fulfilling its oversight responsibilities with respect to the risks arising from our compensation policies and programs. The Nominating and Corporate Governance Committee assists our Board of Directors in fulfilling its oversight responsibilities with respect to the risks associated with board organization, membership and structure, ethics and compliance, succession planning for our directors, and corporate governance.

Stockholder Communications with our Board of Directors

Stockholders may, at any time, communicate with any of our directors by mailing a written communication to LendingTree, Inc., 11115 Rushmore Drive, Charlotte, North Carolina 28277, Attention: Corporate Secretary. The mailing envelope must contain a clear notation indicating that the enclosed letter is a “Stockholder-Board Communication” or “Stockholder-Director Communication.” All such letters must identify the author as a stockholder, provide evidence of the sender’s stock ownership and clearly state whether the intended recipients are all members of our Board of Directors or a particular director or directors. The Corporate Secretary will then review such correspondence and forward it to our Board of Directors, or to the specified director(s), if appropriate.

All communications received in accordance with these procedures will be reviewed by the Corporate Secretary and forwarded to the appropriate director or directors unless such communications are considered, in the reasonable judgment of the Corporate Secretary, to be improper for submission to the intended recipient. Examples of stockholder communications that would be considered improper for submission include communications that:

•	do not relate to the business or affairs of our Company or the functioning or constitution of our Board of Directors or any of its committees;

•	relate to routine or insignificant matters that do not warrant the attention of our Board of Directors;

•	are advertisements or other commercial solicitations;

•	are frivolous or offensive; or

•	are otherwise not appropriate for delivery to directors.

Majority Voting Standard

Beginning with our 2018 Annual Meeting, we implemented majority voting in uncontested elections of directors. Accordingly, our bylaws provide that a nominee for director in an uncontested election will be elected to the Board if the votes cast for such nominee’s election exceed the votes cast against such nominee’s election. However, if the number of nominees exceeds the number of directors to be elected at such meeting as of the date that is five business days in advance of the date that we first file our definitive proxy statement with the Securities and Exchange Commission, then directors will be elected by a plurality of the votes cast. Prior to the 2018 Annual Meeting, directors were elected by a plurality of the votes cast in all circumstances.

In connection with the implementation of a majority voting standard in our bylaws, the Board approved and adopted a Director Resignation Policy on November 8, 2017 for directors who fail to receive the required number of votes in an uncontested election in accordance with our bylaws. The policy requires that the Board will nominate for election or re-election only a candidate who agrees to tender an irrevocable resignation that will be effective upon (i) the failure to receive the required vote at any future annual meeting at which he or she faces re-election; and (ii) Board acceptance of such resignation. The policy further states that upon any candidate failing to be elected in an election at which majority voting applies, the Nominating and Corporate Governance Committee will meet to consider the tendered resignation and make a recommendation to the Board concerning the action, if any, to be taken with respect to the resignation. The policy provides that the Board will then consider and act upon the Nominating and Corporate Governance Committee’s recommendation within 90 days of certification of the vote at the annual meeting. The Board may accept the resignation, refuse the resignation, or refuse the resignation subject to such conditions designed to cure the underlying cause as the Board may impose. Promptly following the decision regarding the tendered resignation, the policy states that we will file with the SEC a current report on Form 8-K disclosing the decision with respect to the resignation, describing the deliberative process and, if applicable, the specific reasons for rejecting the tendered resignation.

AUDIT COMMITTEE MATTERS

Audit Committee Report

The Audit Committee operates under a written charter, which has been adopted by the Board of Directors. The Audit Committee charter governs the operations of the Audit Committee and sets forth its responsibilities, which include providing assistance to the Board of Directors with the monitoring of (1) the integrity of LendingTree’s financial statements, (2) the effectiveness of LendingTree’s internal control over financial reporting, (3) the qualifications and independence of LendingTree’s independent registered public accounting firm, (4) the performance of LendingTree’s internal audit function and independent registered public accounting firm and (5) LendingTree’s compliance with legal and regulatory requirements. It is not the duty of the Audit Committee to plan or conduct audits or to determine that LendingTree’s financial statements and disclosures are complete, accurate and have been prepared in accordance with generally accepted accounting principles and applicable rules and regulations. These responsibilities rest with management and LendingTree’s independent registered public accounting firm.

In fulfilling its responsibilities, the Audit Committee has reviewed and discussed the audited consolidated financial statements of LendingTree for the fiscal year ended December 31, 2018 with management and PricewaterhouseCoopers LLP, LendingTree’s independent registered public accounting firm for the 2018 fiscal year.

The Audit Committee has discussed with PricewaterhouseCoopers LLP the matters required to be discussed by Public Company Accounting Oversight Board Auditing Standard No. 1301 (Communication with Audit Committees). In addition, the Audit Committee has received during the past fiscal year the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence and has discussed with PricewaterhouseCoopers LLP its independence from LendingTree and its management.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended on February 20, 2019 to the Board of Directors that the audited consolidated financial statements for LendingTree for the fiscal year ended December 31, 2018 be included in its Annual Report on Form 10-K for the year ended December 31, 2018 for filing with the SEC.

Members of the Audit Committee

Steven Ozonian (Chair)
Robin Henderson
Peter Horan

Fees Paid to Our Independent Registered Public Accounting Firm

The following table sets forth fees for all professional services rendered by PricewaterhouseCoopers LLP as our principal accountant for the years ended December 31, 2018 and December 31, 2017.

	Year Ended December 31, 2018	Year Ended December 31, 2017
Audit Fees (1)	$1,923,000	$1,772,000
Audit-Related Fees (2)	—	59,250
Tax Fees (3)	651,009	294,725
All Other Fees (4)	7,835	2,700
Total	$2,581,844	$2,128,675

(1) Audit Fees include fees associated with the annual audit of our consolidated financial statements, regulatory audits, the review of our periodic reports, accounting consultations, the review of registration statements and consents and related services normally provided in connection with statutory and regulatory filings and engagements. Regulatory audits include audits performed for certain of our businesses in the United States, which audits are required by federal or state regulatory authorities.
(2) Includes fees primarily related to due diligence services related to merger and acquisition matters.
(3) Includes fees related to tax compliance and tax advice.
(4) Includes amounts for license fees for an accounting reporting research tool.

Audit and Non-Audit Services Pre-Approval Policy

The Audit Committee’s current practice is to pre-approve all audit and all non-audit services to be provided to the Company by its independent public accounting firm. During the fiscal years ended December 31, 2018 and December 31, 2017, the Audit Committee pre-approved all services billed by PricewaterhouseCoopers LLP prior to the engagement.

INFORMATION CONCERNING EXECUTIVE OFFICERS

Background information about our executive officers is set forth below.

Background information about Mr. Lebda, our Chairman and Chief Executive Officer, is above under the heading “Information Concerning Director Nominees.”

J.D. Moriarty, age 46, has served as the Company’s Chief Financial Officer since August 2017. Mr. Moriarty joined the Company in June 2017 as Senior Vice President for Corporate Development, responsible for strategic acquisitions. Prior to that, Mr. Moriarty was Head of Americas Equity Capital Markets at Bank of America Merrill Lynch. Mr. Moriarty spent over 22 years at Merrill Lynch and Bank of America in various roles in both equity markets and investment banking. Mr. Moriarty holds an M.B.A. from the Stanford University Graduate School of Business and a B.A. in Economics & Finance from Bucknell University.

Neil Salvage, age 46, has served as the Company's President since November 2016. Prior to that, Mr. Salvage served as the Company's Chief Revenue Officer from June 2015 to November 2016 and General Manager of the LendingTree Home Pros business from July 2013 to June 2015. Prior to joining the Company, Mr. Salvage served as Head of Digital Sales for CBS Television and Radio, Executive Vice President of CityGrid Media and Vice President of Yellowpages.com. Mr. Salvage holds two Bachelor of Science degrees from the University of South Carolina in each of Business Administration and Management. Mr. Salvage also holds an M.S. degree in Computer Resources and Information Management from Webster University.

 Sushil Sharma, age 42, has served as the Company’s Chief Product Officer since August 2018. Mr. Sharma has over 18 years of product management & technology experience in the travel, e-commerce and social network industries. From January 2012 to August 2018, Mr. Sharma held various roles at Match.com, ending with Chief Product Officer. In his most recent role at Match, Mr. Sharma led product, analytics, monetization and design teams, helping to drive subscriber conversion growth and utilizing algorithms and product innovation to connect more users with potential matches. Prior to Match.com, Mr. Sharma held various management roles at Zynga, Sears, and Travelocity. Mr. Sharma holds an M.B.A. from the University of Chicago Booth School of Business and an M.S. in Computer Science and Engineering from The University of Texas at Arlington.

Jill Olmstead, age 55, has served as the Company’s Chief Human Resources Officer since October 2018. From June 2010 until joining the Company, Mrs. Olmstead served as the founding partner and owner of Charlotte-based Spivey & Olmstead, a human resources consulting firm. Prior to that, Mrs. Olmstead served almost 25 years at Wells Fargo (formerly Wachovia) in various human resources roles, most recently as Executive Vice President, Managing Director and Head of Human Resources for Corporate and Investment Banking. Mrs. Olmstead holds an M.A.in Human and Organizational Behavior from the Fielding Graduate University and a B.S. in Business from Clemson University.

Laura Yens, age 45, has served as the Company’s General Counsel and Corporate Secretary since February 2019.  Ms. Yens has over 20 years of legal experience.  Prior to joining the Company, Ms. Yens served as Counsel, Payment Systems at Alston & Bird from September 2017 through February 2019 and held various roles at Mastercard, ending with Senior Managing Counsel - Digital Payments & Labs from March 2012 to August 2017.  Prior to her time at Mastercard, Ms. Yens held various roles at technology companies, including AOL, Inc.  Ms. Yens holds a J.D./M.B.A. from Tulane University and a B.A. in English Literature from the University of Pennsylvania.

PROPOSAL 2 - RATIFICATION OF APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

Proposal and Required Vote

The Audit Committee of our Board of Directors has appointed PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2019.

PricewaterhouseCoopers LLP was previously engaged on March 19, 2009 as our independent registered public accounting firm for the fiscal year ended December 31, 2009 and then reengaged on June 26, 2012 as our independent registered public accounting firm for the year ended December 31, 2012 and then for all subsequent years through December 31, 2018.

Ratification of the appointment of our independent registered public accounting firm requires the affirmative vote of a majority of the total number of votes cast by the holders of shares of LendingTree common stock. If stockholders fail to ratify the selection of PricewaterhouseCoopers LLP as the independent registered public accounting firm for 2019, the Audit Committee will reconsider whether to retain that firm. Even if the selection is ratified, the Audit Committee may, in its discretion, direct the appointment of a different independent registered public accounting firm at any time during the year.

One or more representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so. They are expected to be available to respond to appropriate questions.

Our Board of Directors recommends that the stockholders vote FOR ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2019.

PROPOSAL 3 - AMENDMENT AND RESTATEMENT OF THE FIFTH AMENDED AND RESTATED 2008 STOCK AND ANNUAL INCENTIVE PLAN
Proposal

At the Annual Meeting, we are asking our stockholders to approve an amendment and restatement of the Fifth Amended and Restated 2008 Stock and Annual Incentive Plan, which we refer to as the Stock Plan. As more fully described below, conditioned upon and subject to stockholder approval, on April 24, 2019 the Board of Directors approved an amendment and restatement of the Stock Plan. As so amended and restated, the Stock Plan will be known as the “Sixth Amended and Restated LendingTree, Inc. 2008 Stock and Annual Incentive Plan.” This amendment and restatement included among other things:

•a 750,000 share increase to the number of shares of common stock authorized for issuance under the Stock Plan;

•an increase to the number of shares of common stock that may be issued under the Stock Plan as Internal Revenue Code (“Code”) Section 422 “incentive stock options” so that such total amount will increase from 3,833,333 shares to 4,583,333 shares;

As of April 15, 2019, stock options to purchase 1,698,174 shares, restricted stock units covering 190,003 shares and 110,006 shares of restricted stock were all outstanding under the Stock Plan, and only 116,044 shares remained available for future equity grants under the Stock Plan. We are requesting approval of this amendment and restatement because, based on historical and projected grant rates, the remaining unissued shares in the Stock Plan will be insufficient to cover our anticipated future equity compensation grants. The Company stockholders last approved an increase in shares for grant under the Stock Plan in 2017.

We believe that our compensation programs should be variable and tied to individual and corporate performance in light of our current circumstances and desire to increase our entrepreneurial culture and further align the interests of our executive officers and employees with those of our stockholders. The Compensation Committee believes placing a greater emphasis on incentive arrangements and equity compensation will result in a greater proportion of the overall compensation of our executive officers and employees reflecting performance. Additionally, our ability to provide long-term incentives in the form of equity compensation aligns our executive officers’ and employees’ interests with the interests of our stockholders and fosters an ownership mentality that drives optimal decision-making for the long-term health and profitability of our Company. As such, we believe it is very important that we continue to have the ability to issue equity awards under the Stock Plan.

When deciding if and by how much to increase the number of shares available for grant under the Stock Plan, the Compensation Committee considered our gross burn rate for the past three years along with the estimated dilutive impact of the share increase and similar statistics for a peer group of companies. Burn rate is the rate at which a company is granting equity compensation share awards, with the gross number of such shares awarded expressed as a percentage of its weighted average shares outstanding. Our three-year average annual gross burn rate for fiscal years 2018, 2017, and 2016 was 5.4% after converting full value awards to a number of options with equivalent cost. This burn rate percentage placed us slightly below the median of our peer group data available during 2017.

The Compensation Committee and the Board of Directors believe that adding an additional 750,000 shares to the Stock Plan is necessary in order to continue to provide appropriate equity incentives that encourage long-term retention and performance of our executive officers and employees. This increased amount is intended to manage our equity grant requirements for approximately the next three years, though the amount of time will vary depending on our future stock price and many other variables. We consider this estimated three-year pool of shares to be important from a compensation planning perspective.

If the amendment and restatement is not approved, it could be detrimental to our goals of attracting, retaining and motivating our executive officers and employees and aligning their interests with the interests of our stockholders. In that instance, we would then need to review and revise our compensation practices to be more cash-based in order to retain our key executive officers and employees. If we adopted alternative compensation programs that were more cash-based, we believe that the level of cash compensation required to offset the lack of availability of equity grants could result in (i) an increase in our overall compensation expense, which would be detrimental to our future operating results, (ii) a decrease in our reported Adjusted EBITDA, a non-GAAP measure that includes cash compensation expense but excludes non-cash compensation expense, and (iii) a decrease in our cash flow, which would reduce cash available to be invested in operations and growth and/or returned to stockholders.

Therefore, at the Annual Meeting, stockholders will be asked to approve the amendment and restatement of the Stock Plan, which is attached as Annex A to this Proxy Statement. The proposal requires the affirmative vote of a majority of the total number of votes cast at the Annual Meeting by the holders of shares of our common stock. To the extent there is any discrepancy between the terms of this proposal and that of the Stock Plan itself, the terms of the Stock Plan will prevail and govern. If this Proposal 3 is not approved, then the pre-amended Fifth Amended and Restated 2008 Stock and Annual Incentive Plan will remain in full force and effect.

Summary of the Stock Plan

Below is a summary of the principal provisions of the Stock Plan. The summary is qualified by reference to the Stock Plan as set forth in Annex A to this proxy statement.

The Stock Plan permits the discretionary award of incentive stock options (ISOs), nonqualified stock options (NSOs), stock appreciation rights (SARs), restricted stock, restricted stock units, other stock-based awards and bonus awards. Individuals eligible to receive awards and grants under the Stock Plan include our directors, officers, employees and consultants or the directors, officers, employees and consultants of any of our subsidiaries or affiliates as well as prospective employees and consultants who have agreed to serve us.

Administration

The Stock Plan is administered by the Compensation Committee or another committee of our Board of Directors as it may from time to time designate. Among other things, the Compensation Committee selects individuals to whom awards may be granted, determines the type of award as well as the number of shares of common stock to be covered by each award, determines the terms and conditions of any awards, including performance goals (if any) and their degree of satisfaction and interprets the terms and provisions of the Stock Plan and any stock award issued under the Stock Plan. Determinations of the Compensation Committee are final, binding and conclusive.

Eligibility

Persons who serve or agree to serve as our officers, employees, non-employee directors or consultants or as officers, employees, non-employee directors or consultants of our subsidiaries and affiliates are eligible to be granted awards under the Stock Plan. As of April 24, 2019, there were ten directors, five executive officers who are not directors and approximately 1,012 employees other than executive officers and two non-employee consultants who are authorized to receive awards under the Stock Plan.

Shares Subject to the Stock Plan

After taking into account the proposed addition of 750,000 authorized shares to the Stock Plan, the Stock Plan authorizes a maximum issuance of up to 6,100,000 shares of common stock pursuant to new awards.

As of April 15, 2019:

A total of 3,235,773 shares have been issued under the Stock Plan and are no longer subject to forfeiture. Although included in the total share reserve described above, these shares are included in our currently outstanding number of shares and will never again become available for future grants under the Stock Plan.

A total of 1,998,183 shares are either reserved for issuance under currently outstanding awards or issued as restricted stock that is subject to forfeiture if vesting conditions are not satisfied. These shares are not currently available for new awards, but they may be returned to the Stock Plan and available for future awards if they are not ultimately issued under the currently outstanding awards or are forfeited after issuance.

On April 24, 2019, the closing price of a share of our common stock on the Nasdaq Stock Market was $370.37.

The shares of common stock subject to grant under the Stock Plan are to be made available from authorized but unissued shares or from treasury shares, as determined from time to time by our Board of Directors. To the extent that any stock award is forfeited, or any option or stock appreciation right terminates, expires or lapses without being exercised, or any award is settled for cash, the shares of common stock subject to the awards not delivered as a result thereof will again be available for use under the Stock Plan. The Stock Plan provides that any shares subject to those awards that terminate, expire, or lapse will not count against the maximum number of shares that may be subject to awards granted to any individual participant. However, any shares subject to any awards that are settled for cash will continue to count against the maximum number of shares that may be subject to awards granted to any individual participant. If the exercise price of any option and/or the tax withholding obligations relating to any award are satisfied by delivering shares of common stock (by either actual delivery or by attestation), only the number of shares of common stock issued net of the shares of common stock delivered or attested to will be deemed delivered for purposes of the limits in the plan. To the extent any shares of common stock subject to an award are withheld to satisfy the exercise price (in the case of an option) and/or the tax withholding obligations relating to the award, the shares of common stock will not generally be deemed to have been delivered for purposes of the limits set forth in the plan. Further, any dividend equivalents distributed and any bonus awards that are paid in shares of common stock under the Stock Plan will count against these maximum share limits.

The Stock Plan provides that, in the event of a merger, consolidation, acquisition of property or shares, stock rights offering, liquidation, disaffiliation or other similar event, the Compensation Committee or our Board of Directors may make any substitutions or adjustments as it deems appropriate and equitable to (1) the aggregate number and kind of shares or other securities reserved for issuance and delivery under the plan, (2) the various maximum limitations set forth in the plan, (3) the number and kind of shares or other securities subject to outstanding awards, (4) the exercise price of outstanding options and stock appreciation rights and (5) the performance goals applicable to any outstanding awards.

In the event of stock dividend, stock split, reverse stock split, separation, spin-off, reorganization, extraordinary dividend of cash or other property, share combination, recapitalization or other similar event affecting our capital structure, the Stock Plan provides that the Compensation Committee or our Board of Directors will make any substitutions or adjustments as it deems appropriate and equitable to (1) the aggregate number and kind of shares or other securities reserved for issuance and delivery under the plan, (2) the various maximum limitations set forth in the plan, (3) the number and kind of shares or other securities subject to outstanding awards (4) the exercise price of outstanding options and stock appreciation rights and (5) the performance goals applicable to any outstanding awards.

Types of Awards

Several types of equity awards can be made under the Stock Plan. A summary of these types of grants is set forth below. Awards issued under the Stock Plan are evidenced by a written agreement which recites the specific terms and conditions of the award.

Stock Options and Stock Appreciation Rights. Stock options granted under the Stock Plan may be either ISOs or NSOs. Stock appreciation rights granted under the plan may either be granted alone or in tandem with a stock option. The maximum number of shares that may be issued pursuant to the exercise of ISOs granted under the Stock Plan is 4,583,333 shares. The exercise price of options and stock appreciation rights cannot be less than 100% of the fair market value of the stock underlying the options or stock appreciation rights on the date of grant. Optionees may pay the exercise price in cash or, if approved by the Compensation Committee, in common stock (valued at its fair market value on the date of exercise) or a combination thereof, or by “cashless exercise” through a broker or by withholding shares otherwise receivable on exercise. The term of options and stock appreciation rights is determined by the Compensation Committee, but an ISO may not have a term longer than ten years from the date of grant. The Compensation Committee determines the vesting and exercise schedule of options and stock appreciation rights, and the extent to which they will be exercisable after the award holder’s employment terminates. Generally, unvested options and stock appreciation rights terminate upon the termination of employment, and vested options and stock appreciation rights will remain exercisable for one year after the award holder’s death, disability or retirement, and one year after the award holder’s termination for any other reason other than cause. Vested options and stock appreciation rights terminate immediately upon the awardee’s termination for cause (as defined in the plan). Stock options and stock appreciation rights are transferable only by will or by the laws of descent and distribution or, in the case of nonqualified stock options or stock appreciation rights, pursuant to a qualified domestic relations order or as otherwise expressly permitted by the Compensation Committee including, if so permitted, pursuant to a transfer to the participant’s family members or to a charitable organization, whether directly or indirectly or by means of a trust or partnership or otherwise.

Restricted Stock. Restricted stock may be granted with restriction periods as the Compensation Committee may designate. The Compensation Committee may provide at the time of grant that the vesting of restricted stock is contingent upon the achievement of applicable performance goals and/or continued service.

The terms and conditions of restricted stock awards (including any applicable performance goals) need not be the same with respect to each participant. During the restriction period, the Compensation Committee may require that the stock certificates evidencing restricted shares be held by us. Restricted stock may not be sold, assigned, transferred, pledged or otherwise encumbered, and is forfeited upon termination of employment, unless otherwise provided by the Compensation Committee. Other than restrictions on transfer and any other restrictions the Compensation Committee may impose, the participant has all the rights of a stockholder with respect to the restricted stock award, including the right to vote the shares and receive cash dividends unless otherwise provided in the participant’s award agreement.

Restricted Stock Units. The Compensation Committee may grant restricted stock units payable in cash or shares of common stock, conditioned upon continued service and/or the attainment of performance goals determined by the Compensation Committee. The terms and conditions of restricted stock unit awards (including any performance goals) need not be the same with respect to each participant. The Compensation Committee will determine whether, to what extent and on what terms and conditions each participant receiving restricted stock units will be entitled to receive current or deferred payments of cash, common stock or other property corresponding to dividends payable on our common stock. Holders of restricted stock units are not entitled to any voting rights with respect to the restricted stock units themselves.

Other Stock-Based Awards. Other awards of common stock and other awards that are valued in whole or in part by reference to, or are otherwise based upon, common stock, including (without limitation), unrestricted stock, dividend equivalents and convertible debentures, may be granted under the Stock Plan.

No Repricing

In no event may any option or stock appreciation right granted under the Stock Plan be amended, other than in event of certain extraordinary corporate transactions or other transactions affecting our capital structure, to decrease the exercise price thereof, be cancelled in conjunction with the grant of any new option or stock appreciation right with a lower exercise price or otherwise be subject to any action that would be treated, for accounting purposes, as a “repricing” of the option or stock appreciation right, unless the amendment, cancellation, or action is approved by our stockholders.

Change in Control

In the event that we are a party to a merger or other reorganization or similar transaction involving a change in control of LendingTree, Inc., the Compensation Committee has the discretion to determine the treatment of awards granted under the Stock Plan, including providing for the acceleration of the awards upon the occurrence of the Change in Control and/or upon a qualifying termination of employment (e.g., without cause or for good reason) following the Change in Control.

Code Section 162(m) Performance-Based Compensation

Prior to 2018, compensation that qualified as “performance-based compensation” under Code Section 162(m) would not count toward the annual $1 million compensation income tax deduction limit that applies to certain covered executive officers. However, the Tax Cuts and Jobs Act of 2017 repealed this performance-based compensation exception other than with respect to awards that were considered grandfathered in under the pre-amended Code Section 162(m) provisions. Accordingly, the restatement of the Stock Plan includes the removal of various provisions that were previously necessary in order to comply with the Code Section 162(m) performance-based compensation requirements.

Annual Limit on Total Compensation Paid to Non-Employee Directors

With respect to our non-employee directors, the Stock Plan provides that any non-employee director can receive total compensation in any calendar year that in the aggregate does not exceed $640,000. Such total compensation limit includes all cash compensation such as annual retainers and other fees (whether or not granted under the Stock Plan) plus the aggregate grant date fair market value (computed as of the date of grant in accordance with applicable financial accounting rules) of all Awards issued under the Stock Plan (or under any other incentive plan). For the avoidance of doubt, any compensation that is deferred will be counted toward this total compensation limit in the calendar year in which the compensation is vested, and not in any later calendar year when it is paid to the non-employee director.

Withholding for Payment of Taxes

The Stock Plan provides for the withholding and payment by a participant of any taxes required by applicable law. Subject to our approval and to the terms of the Stock Plan, a participant may settle a withholding obligation with our common stock, including common stock that is a part of the award giving rise to the withholding obligation. We have the right to deduct any applicable taxes from any payment otherwise due to a participant. To the extent necessary to avoid liability-classification of an Award (or other adverse accounting treatment) under applicable financial accounting rules, the amount of such tax withholding shall not exceed the maximum statutory federal, state or local income tax rates applicable to a participant with respect to the Award on the date that the amount of tax to be withheld is to be determined.

Amendment and Discontinuance

The Stock Plan may be amended, altered or discontinued by our Board of Directors, but no amendment, alteration or discontinuance may impair the rights of an optionee under an option or a recipient of a stock appreciation right, restricted stock award, restricted stock unit award or bonus award previously granted without the optionee’s or recipient’s consent. Amendments to the Stock Plan require stockholder approval to the extent the approval is required by law or agreement.

Governing Law

The Stock Plan is governed by the laws of the State of Delaware (which is the state of our incorporation), without reference to principles of conflict of laws.

Recoupment of Compensation

Under the Stock Plan, we may cause the cancellation of any award, request reimbursement of any award by a participant and effect any other right of recoupment of equity or other compensation provided under the Stock Plan in accordance with our policies and/or applicable law. In addition, a participant in the Stock Plan may be required to repay us certain previously paid compensation, whether provided under the Stock Plan or an award agreement under the Stock Plan, in accordance with any recoupment policy of the Company.

Existing Plan Benefits

The following table sets forth the number of shares subject to stock options granted under the Stock Plan through April 15, 2019. These share numbers do not take into account the effect of options that have been cancelled or that expired unexercised and do not reflect shares subject to other types of awards that have been granted to participants under the Stock Plan, as discussed above under “Types of Awards.”

Name and Position	Number of Shares
Douglas Lebda, Chairman and Chief Executive Officer	2,551,517
J.D. Moriarty, Chief Financial Officer	48,091
Neil Salvage, President	139,376
Carla Shumate, SVP Chief Accounting Officer	57,259
Katharine Pierce, Former General Counsel	71,858
Megan Greuling, Spouse of Chairman and Chief Executive Officer	1,181
Gabriel Dalporto, Director	132,866
Thomas Davidson, Director	718
Neil Dermer, Director	5,696
Peter Horan, Director	3,565
Robin Henderson, Director	2,481
Steven Ozonian, Director	3,565
Saras Sarasvathy, Director	1,703
G. Kennedy Thompson, Director	1,998
Craig Troyer, Director	5,552
All current executive officers as a group (6 persons) (1)	2,767,215
All current non-employee directors as a group (9 persons)	158,144
Non-executive officer employee group	1,289,274

(1) Includes holdings of Jill Olmstead, Chief Human Resources & Administrative Officer and Sushil Sharma, Chief Product Officer, who became executive officers on April 24, 2019.

New Plan Benefits

All awards to directors, executive officers, employees and consultants are made at the discretion of our Compensation Committee. No awards will be granted under the Stock Plan with respect to our requested share reserve increase prior to approval of this amendment and restatement by the stockholders of the Company. Awards under the Stock Plan will be granted at the discretion of the Committee. In addition, benefits under the Stock Plan will depend on a number of factors, including the fair market value of the Company’s common stock on future dates and actual Company performance against performance goals established with respect to performance awards. As a result, the benefits and amounts that will be received or allocated under the Stock Plan as amended and restated are not determinable at this time.

Inducement Grant Plan

On June 13, 2017, the Board approved and adopted the 2017 Inducement Grant Plan (the “Inducement Plan”), which provides for the issuance of up to 500,000 shares of the Company’s common stock, issuable as inducements to any prospective employee who was not previously an employee or director of the Company, or following a bona fide period of non-employment. 412,461 shares remain available for issuance under the Inducement Plan. The Company has historically used the Inducement Plan only for new employees acquired in connection with acquisitions and does not view the inducement plan as a substitute for the additional shares included in the amendment and restatement of the Stock Plan for issuance to existing and new employees acquired through organic growth.

Certain Federal Income Tax Information

The following discussion is intended only as a brief summary, as of April 1, 2019, of the federal income tax consequences to us and to U.S. participants for awards granted under the Stock Plan. The federal tax laws may change and the federal, state and local tax consequences for any participant will depend upon his or her individual circumstances. This summary is not intended to be exhaustive and does not discuss the tax consequences of a participant’s death or provisions of income tax laws of any municipality, state or other country. We advise participants to consult with a tax advisor regarding the tax implications of their awards under the Stock Plan.

Nonqualified Stock Options. Upon the grant of an NSO, the optionee will not recognize any taxable income and the Company will not be entitled to a deduction. Upon the exercise of an NSO, the excess of the fair market value of the shares acquired on the exercise of the NSO over the exercise price (the “spread”) will constitute compensation taxable to the optionee as ordinary income. We, in computing our U.S. federal income tax, will generally be entitled to a deduction in an amount equal to the compensation taxable to the optionee.

ISOs. An optionee will not recognize taxable income on the grant or exercise of an ISO. However, the spread at exercise will constitute an item includible in alternative minimum taxable income, and, thereby, may subject the optionee to the alternative minimum tax (or a greater amount of alternative minimum tax). The alternative minimum tax may be payable even though the optionee receives no cash upon the exercise of the ISO with which to pay the tax.

Upon the disposition of shares of stock acquired pursuant to the exercise of an ISO after satisfaction of a holding period which ends on the later of (i) two years from the date of grant of the ISO or (ii) one year after the transfer of the shares to the optionee, generally the optionee will recognize long-term capital gain or loss, as the case may be, measured by the difference between the stock’s selling price and the exercise price. We are not entitled to any tax deduction by reason of the grant or exercise of an ISO, or by reason of a disposition of stock received upon exercise of an ISO if the ISO holding period is satisfied. If the optionee disposes of the shares of stock acquired pursuant to the exercise of an ISO before the expiration of the ISO holding period, then the optionee will generally recognize ordinary income (and we may be entitled to a tax deduction) equal to the lesser of (i) the excess of the fair market value over the exercise price of the shares on the date of exercise, or (ii) the excess of the amount realized on the disposition over the exercise price for the shares. Any remaining gain or loss will be long-term or short-term capital gain or loss depending on whether the optionee has held the shares for more than one year.

Stock Appreciation Rights. No taxable income is generally reportable when a stock appreciation right is granted to a participant. Upon exercise, the participant will recognize ordinary income in an amount equal to the amount of cash received plus the fair market value of any shares received. Any additional gain or loss recognized upon any later disposition of any shares received would be a short- or long-term capital gain or loss, depending on whether the shares had been held by the participant for more than one year.

Restricted Stock. A participant who receives an award of restricted stock does not generally recognize taxable income at the time of the award. Instead, the participant recognizes ordinary income in the first taxable year in which his or her interest in the shares becomes either: (A) freely transferable or (B) no longer subject to substantial risk of forfeiture. The amount of taxable income is equal to the fair market value of the shares less the cash, if any, paid for the shares.

A participant may elect to recognize income at the time of grant of restricted stock in an amount equal to the fair market value of the restricted stock (less any cash paid for the shares) on the date of the award. We receive a compensation expense deduction in an amount equal to the ordinary income recognized by the participant in the taxable year in which restrictions lapse (or in the taxable year of the award if, at that time, the participant had filed a timely Code Section 83(b) election to accelerate recognition of income).

Restricted Stock Units. No taxable income is generally reportable when unvested restricted stock units are granted to a participant. Upon settlement of restricted stock units which have vested, the participant will recognize ordinary income at the time(s) of settlement equal to the sum of the fair market value (on each settlement date) of any shares issued to the participant plus any cash received by the participant.

Other Awards. In the case of a performance share bonus or other stock awards, the participant would generally recognize ordinary income in an amount equal to any cash received and the fair market value of any shares received on the date of payment or delivery. In that taxable year, we would receive a federal income tax deduction in an amount equal to the ordinary income that the participant has recognized.

Internal Revenue Code Section 409A. Section 409A of the Code governs the federal income taxation of certain types of nonqualified deferred compensation arrangements. A violation of Section 409A of the Code generally results in an acceleration of the recognition of income of amounts intended to be deferred and the imposition of an additional federal tax of 20% on the employee over and above the income tax owed, plus possible penalties and interest. The types of arrangements covered by Section 409A of the Code are broad and may apply to certain awards available under the Stock Plan (such as restricted stock units). The intent is for the Stock Plan, including any awards available thereunder, to comply with the requirements of Section 409A of the Code to the extent applicable. As required by Code Section 409A, certain nonqualified deferred compensation payments to specified employees may be delayed to the seventh month after the employee’s separation from service.

Internal Revenue Code Section 162(m). Section 162(m) of the Code places a limit of $1 million on the amount of compensation that we may deduct in any one fiscal year with respect to certain of our named executive officers who are covered by Section 162(m) (“Covered Employees”). As discussed above, for awards that are grandfathered from the repeal of the Code Section 162(m) performance-based compensation exception, the Stock Plan is intended to enable such awards issued to Covered Employees to constitute performance-based compensation which is not subject to the annual deduction limitations of Section 162(m) of the Code.

Internal Revenue Code Section 280G. For certain employees, if a change in control of the Company causes an award to vest or become newly payable or if the award was granted within one year of a change in control of the Company and the value of such award or vesting or payment, when combined with all other payments in the nature of compensation contingent on such change in control, equals or exceeds the dollar limit provided in Code Section 280G (generally, this dollar limit is equal to three times the five year historical average of the employee’s annual compensation as reported on Form W-2), then the entire amount exceeding the employee’s average annual compensation will be considered to be an excess parachute payment. The recipient of an excess parachute payment must pay a 20% excise tax on this excess amount, for which the Company must withhold, and the Company cannot deduct the excess amount from its taxable income.

Income Tax Effects for the Company

The Company will generally be entitled to an income tax deduction in connection with an award under the Stock Plan in an amount equal to the ordinary income realized by a participant at the time the participant recognizes such income.

Termination of the Stock Plan

The Stock Plan will terminate on April 25, 2027 unless earlier terminated by our Board of Directors. Termination cannot, however, materially impair the rights of the holder of an award outstanding at the time of the termination in the absence of the holder’s consent.

Board of Directors Recommendation

The Board of Directors unanimously recommends that the stockholders vote FOR approval of the amendment and restatement of the Fifth Amended and Restated 2008 Stock and Annual Incentive Plan.

COMPENSATION DISCUSSION AND ANALYSIS

The purpose of this compensation discussion and analysis section is to provide information about the material elements of compensation that were paid or awarded to, or earned by, our “named executive officers” (NEOs) in fiscal year 2018. Our NEOs are our principal executive officer, principal financial officer, the two other most highly compensated executive officers who were serving as executive officers at the end of fiscal year 2018 (such individuals being the only two executive officers, other than the principal executive officer and financial officer, serving at the end of fiscal year 2018), and one individual who would have been one of the three other most highly compensated executive officers for fiscal year 2018 but for the fact that the individual was not serving as an executive officer at December 31, 2018. In accordance with the rules and regulations of the Securities and Exchange Commission (SEC), we determined that the following persons were our NEOs for fiscal year 2018:

•	Douglas Lebda, our Chairman and Chief Executive Officer (and our principal executive officer);

•	J.D. Moriarty, our current Chief Financial Officer (and our principal financial officer);

•	Neil Salvage, our President;

•	Carla Shumate, our SVP, Chief Accounting Officer and Treasurer; and

•	Katharine Pierce, our former General Counsel

This compensation discussion and analysis section addresses and explains the compensation practices that were followed in fiscal year 2018, the numerical and related information contained in the summary compensation and related tables presented below, and actions taken regarding executive compensation after the end of fiscal year 2018 that could affect a fair understanding of a NEO’s compensation during fiscal year 2018.

In addition, actual dates of service for a NEO could affect a fair understanding of such NEO’s compensation for fiscal year 2018.

Overview of Fiscal Year 2018 Performance

In fiscal year 2018, our financial performance significantly exceeded that of the prior fiscal year. The below table highlights just a few of the increases in our financial results in 2018 as compared to 2017:

Percentage Increase (Decrease) in 2018
Adjusted EBITDA	33%
Consolidated Revenue	24%
Revenue from Mortgage Products	(12)%
Revenue from Non-Mortgage Products	53%

Despite well-publicized contraction in the mortgage industry, we believe our 2018 financial and operational accomplishments will be instrumental in positioning us for continued future short and long term success in our highly competitive industry. In addition to the consolidated revenue and Adjusted EBITDA growth rates highlighted above, we believe we further strengthened our market position in a number of ways.

We further diversified our revenue streams, with revenue from non-mortgage products representing 68% of total revenue, up from 55% in 2017, and reaching 77% in the fourth quarter of 2018. The continued diversification of our business and the rapid growth in our non-mortgage products was driven both organically and through strategic acquisitions.

Organically, revenue from our personal loans product grew 52% over 2017 and revenue from our credit card offerings grew 13% compared to the same period. Several of our smaller non-mortgage businesses grew well in excess of 100% and have become real contributors to both revenue and adjusted EBITDA. Further to the diversification story, the Company completed three acquisitions in 2018.

On October 31, 2018, we acquired QuoteWizard, one of the largest insurance comparison marketplaces in the growing online insurance advertising market. QuoteWizard services clients by driving consumers to insurance companies’ websites, providing leads to agents and carriers, as well as phone transfers of consumers into carrier call centers. This acquisition has established LendingTree as a leading player in the online insurance advertising industry, while continuing our ongoing diversification within the financial services category.

On July 23, 2018, we acquired Student Loan Hero, Inc. (“Student Loan Hero”). Student Loan Hero, a personal finance website dedicated to helping student loan borrowers manage their student debt, offers current and former students in-depth financial comparison tools, educational resources, and unbiased, personalized advice. This strategic transaction allows us to scale our student loan business and provide consumers with the tools and resources to better understand their personal finances and make smarter financial decisions.

On June 11, 2018, we acquired Ovation Credit Services, Inc. (“Ovation”), a leading provider of credit services with a strong customer service reputation. Ovation utilizes a proprietary software application that facilitates the credit repair process and is integrated directly with certain credit bureaus while educating consumers on credit improvement via ongoing outreach with Ovation case advisors. The proprietary software application offers consumers a simple, streamlined process to identify, dispute, and correct inaccuracies within their credit reports. Ovation's experienced management team, strong credit bureau relationships and customized software platform enable us to help more consumers achieve their original financial goals through the LendingTree platform.

On October 26, 2018, we amended our five-year senior secured revolving credit facility, which matures on November 21, 2022, to increase its borrowing capacity by $100.0 million to $350.0 million affording us the financial flexibility to continue exploring subsequent strategic acquisition targets.

In addition to these accomplishments, the Company reported a variety of operational achievements including rapid user growth and feature enhancement within My LendingTree, our platform which offers a personalized loan comparison-shopping experience by providing free credit scores and credit score analysis.

Executive management played a principal role in generating these positive financial results, and we believe this financial performance demonstrates that our compensation programs can foster success and are reflective of pay for performance.

Adjusted EBITDA is the primary financial metric by which (i) we evaluate the performance of our businesses, (ii) our internal budgets are based, and (iii) executive management is compensated. We believe that Adjusted EBITDA is the preferred financial metric to both motivate and evaluate management because it is an operational financial metric which can be directly affected by management’s business decisions without being distorted by various non-operational tax and financial accounting effects that are largely outside of management’s control. Moreover, we believe that positive Adjusted EBITDA will be correlated with positive growth in stockholder value. As noted below under "Long-Term Equity Compensation Awards" and "Multi-Year Awards," increases in stockholder value also play a material role in the compensation of our NEOs.

Relative Total Stockholder Return
Set forth below is a line graph, for the period from December 31, 2013 through December 31, 2018, comparing the cumulative total stockholder return of $100 invested (assuming that all dividends were reinvested) in (1) our common stock, (2) all companies listed on the Nasdaq Composite Index and (3) the Research Development Group ("RDG") Internet index. Returns over the indicated periods should not be considered indicative of future stock prices or stockholder returns.

COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*

Among LendingTree, Inc., the NASDAQ Composite Index
and the RDG Internet Composite Index

$1,200
$1,000
$800
$600
$400
$200
$0
12/13
12/14
12/15
12/16
12/17
12/18
LendingTree, Inc.
NASDAQ Composite
RDG Internet Composite

*$100 invested on 12/31/13 in stock or index, including reinvestment of dividends.
Fiscal year ending December 31.

This graph shall not be deemed "filed" for purposes of Section 18 of the Exchange Act or incorporated by reference into any filings under the Securities Act or the Exchange Act, except as otherwise expressly set forth by specific reference in such filing.

We believe our financial performance and total stockholder return demonstrate the success and effectiveness of our past compensation decisions. We also believe that the compensation amounts paid to our NEOs for their services in fiscal 2018 were fair, reasonable and in our best interests.

Compensation Overview

Compensation Philosophy and Objectives. The Compensation Committee’s compensation objectives are to do the following:

•	Attract and retain highly qualified individuals with a demonstrated record of achievement;

•	Reward past performance;

•	Provide incentives for future performance; and

•	Align the interests of the NEOs with the interests of the stockholders.

To do this, we offer a competitive total compensation package consisting of the following:

•	Base salary;

•	Annual non-equity incentive compensation opportunities;

•	Long-term incentives in the form of equity compensation awards;

•	Employee benefits; and

•	Limited perquisites.
The Compensation Committee believes that compensation for the NEOs should be primarily based on our performance. The performance of the NEOs directly affects all aspects of our results. Therefore, the Compensation Committee typically has developed variable incentive compensation arrangements for the NEOs that are largely based on our Company performance rather than upon individual performance measures. The Compensation Committee also considers our industry and geographic locations in determining the various elements and amounts of compensation for our NEOs.

The Compensation Committee believes that several factors are critical to our future success. These factors include the quality, appropriate skills and dedication of the NEOs.

Compensation Structure. The Compensation Committee establishes a total targeted cash compensation amount for each NEO, which includes base salary and annual cash incentive compensation (sometimes generically referred to herein as “annual incentives” or “incentives”), intended to serve as a retention incentive and an incentive for the NEOs to achieve above normal financial results for our business and to appropriately compensate the NEOs for successfully achieving such performance. Additionally, a significant portion of the executives’ compensation is at-risk, vests over time if equity based, and is tied directly to our short-term and long-term success. All of the elements of our executive compensation program are designed to deliver both year-to-year and long-term stockholder value increases.

The NEOs’ annual incentive compensation is based on our operational performance which the Compensation Committee believes reflects the ability of the NEOs to increase stockholder value in both the short-term and long-term. The individual amounts and mix of compensation elements are established based on the determination of the Compensation Committee as to whether each particular element provides an appropriate incentive for expected performance that would enhance stockholder value. These elements include performance factors related to financial and operational goals established for the NEOs each year.

The Compensation Committee also considers each NEO’s current salary and prior-year incentive compensation along with the appropriate balance between long-term and short-term incentives. A significant portion of the equity incentive compensation awarded to our NEOs in 2018 was in the form of multi-year, long-term equity incentive awards that are intended to serve as the majority of, or in some cases all of, the subject NEO’s equity compensation for the next four years.

In 2016, the Board approved a new nonqualified deferred compensation plan (the “Deferred Compensation Plan”) pursuant to which selected highly compensated employees (including the NEOs) and non-employee directors may be permitted to elect to defer payment of portions of their cash, incentive and equity compensation until a specified time in the future. The Company may also in its discretion make contributions to participant accounts. The Deferred Compensation Plan was effective as of January 1, 2017 and is administered by the Compensation Committee. Further details regarding the Deferred Compensation Plan and NEO participation in such plan during 2018 are described below.

Role of the Independent Compensation Consultant. For fiscal year 2018, the Compensation Committee retained Frederic W. Cook & Co., Inc. ("FW Cook") as its independent compensation consultant. FW Cook reported directly to the Compensation Committee and performed no other work for the Company besides rendering compensation consulting services. In accordance with its charter, the Compensation Committee analyzed whether the work of FW Cook as a compensation consultant has raised any conflict of interest, taking into consideration the following factors: (i) the provision of other services to the Company by such firm; (ii) the amount of fees from the Company paid to such firm as a percentage of the firm’s total revenue; (iii) such firm’s policies and procedures that are designed to prevent conflicts of interest; (iv) any business or personal relationship of such firm or the individual compensation advisors employed by the firm with an executive officer of the Company; (v) any business or personal relationship of the individual compensation advisors with any member of the Compensation Committee; and (vi) any stock of the Company owned by such firm or the individual compensation advisors employed by such firm. The Compensation Committee determined, based on its analysis of the above factors, that the work of FW Cook and the individual compensation advisors employed by FW Cook did not create any conflict of interest.

FW Cook provided the following services to the Compensation Committee in fiscal year 2018:

•	Attended Compensation Committee meetings, including executive sessions, as requested;

•
Provided independent advice to the Compensation Committee on current trends and best practices in compensation design and program alternatives, and advised on plans or practices that may improve effectiveness;

•	Provided and discussed survey data for competitive comparisons;

•	Reviewed the compensation tables, and other compensation-related disclosures in our proxy statements;

•	Offered recommendations, insights and perspectives on compensation related matters; and

•	Supported the Compensation Committee to ensure executive compensation programs are competitive and align the interests of our executives with those of our stockholders.
During 2018, FW Cook also provided the Nominating and Corporate Governance Committee of our Board with survey information with respect to the compensation of our Board members.

Role of the Compensation Committee and the 162(m) Subcommittee. The Compensation Committee (“Compensation Committee”) of our Board of Directors (“Board”) has primary responsibility for determinations and oversight with respect to our executive compensation policies and decisions and for establishing compensation of our NEOs. During fiscal year 2018, the following directors served on the Compensation Committee: Steven Ozonian, Saras Sarasvathy, G. Kennedy Thompson, and Craig Troyer. In February 2017, the Compensation Committee established a subcommittee called the “162(m) Subcommittee” for purposes of granting approvals under Code Section 162(m). The Section 162(m) Subcommittee has the full authority of the Compensation Committee with respect to approval of any matter for which Code Section 162(m) requires approval of a committee consisting entirely of “outside” directors. Ms. Sarasvathy, Mr. Thompson, and Mr. Troyer served on the 162(m) Subcommittee during fiscal year 2018 and all three qualified as “outside” directors. References in this discussion to the Compensation Committee include the 162(m) Subcommittee with respect to actions within the authority of the 162(m) Subcommittee. In February 2018, Mr. Thompson replaced Ms. Sarasvathy on the Compensation Committee and the 162(m) Subcommittee.

The primary goals of our compensation program and policies are to attract, retain and reward talented executives, ensure compensation is closely aligned with our corporate strategies and objectives and the long-term interests of our stockholders and ensure that total compensation is fair, reasonable and competitive within our industry. The Compensation Committee reviews overall Company and individual performance in connection with its review and determination of each NEO’s compensation. The Compensation Committee frequently requests the Chief Executive Officer (who is also a member of the Board) to be present at Compensation Committee meetings where executive compensation and Company performance are discussed and evaluated. Our Chief Executive Officer discusses with the Compensation Committee and makes recommendations regarding the annual incentive program performance objectives and NEO salary adjustments, incentive payouts and equity awards. While the Chief Executive Officer provides insight, suggestions and recommendations regarding executive compensation, only independent Compensation Committee members are allowed to vote on decisions made regarding executive compensation.

The Compensation Committee meets with the Chief Executive Officer to discuss his own compensation, but ultimately, decisions regarding his compensation are made by the Compensation Committee, meeting in executive session, solely based upon the Compensation Committee’s deliberations. Decisions regarding other executive officers are made by the Compensation Committee after considering recommendations from the Chief Executive Officer. In making its determinations with respect to executive compensation, the Compensation Committee is supported by our Chief Human Resources Officer. The Compensation Committee also engages the services of an independent compensation consultant as discussed below.

Key Elements of Executive Compensation for the 2018 Named Executive Officers

The compensation of the NEOs has three primary components:

•	annual base salary;

•	annual cash incentive opportunity; and

•	long-term equity-based compensation, frequently in the form of multi-year awards.
In addition to the above, we also provide severance benefits to our NEOs under certain circumstances. Perquisites, and benefits generally available to other employees, generally represent only a minor percentage of the total compensation of the NEOs.

Base Salaries. Salaries are established based on the individual responsibilities of the NEOs in the competitive marketplace in which we operate at levels necessary to attract and retain the executive. Base salaries are reviewed annually and adjusted periodically to take into account promotions, increases in responsibility, inflation and increased experience and competitive compensation levels as recommended by the Chief Executive Officer with respect to the other NEOs.

The Compensation Committee considers compensation data and analysis provided by its compensation consultant to help determine competitive compensation levels for our NEOs. Based on the analysis from its compensation consultant and input from our Chief Executive Officer concerning performance and retention considerations, the Compensation Committee adopted the recommendations made by our Chief Human Resources Officer and adjusted the annual base salaries for certain NEOs for fiscal 2018 as set forth in the table below which reflects fiscal 2016 through 2018 annual base salaries for each NEO as of December 31. The annual base salary amounts in the table below reflect a full year base salary rate. Actual base salary amounts paid may be lower in the event that an individual is employed for only a portion of a particular fiscal year or had a change in the base salary rate during the year.

	Fiscal Year 2016	Fiscal Year 2017	Fiscal Year 2018
Douglas Lebda	$600,000	$750,000	$750,000
J.D. Moriarty(1)	$—	$400,000	$400,000
Neil Salvage	$410,000	$450,000	$450,000
Carla Shumate	$240,000	$240,000	$265,000
Katharine Pierce(2)	$—	$—	$325,000

(1)    Mr. Moriarty initially became a named executive officer in August 2017.
(2)     Ms. Pierce initially became an executive officer in February 2018 and ceased to be an employee in August 2018.

2018 Annual Incentive Program. With respect to fiscal year 2018 for the NEOs, the total annual target bonus amount was entirely variable and was based upon our Adjusted EBITDA performance in 2018. Adjusted EBITDA is defined as EBITDA excluding (1) non-cash compensation expense, (2) non-cash asset impairment charges, (3) gain/loss on disposal of assets, (4) restructuring and severance expenses, (5) litigation settlements and contingencies and legal fees for certain patent litigation, (6) acquisitions and dispositions income or expense (including with respect to changes in fair value of contingent consideration), and (7) one-time items. The Adjusted EBITDA goals were based on the 2018 budget approved by our Board. The Compensation Committee has the authority to modify Adjusted EBITDA goals based on corporate acquisitions and dispositions that occur during a fiscal year.

The threshold, target and maximum Adjusted EBITDA net of annual incentive expense performance goals for fiscal year 2018 are shown in the table below along with the actual achieved Adjusted EBITDA, respectively. The below threshold, target and maximum Adjusted EBITDA values reflect figures that were increased in July 2018 by the Compensation Committee to account for acquisitions made by the Company in 2018.

	Threshold Adjusted EBITDA Net of Annual Incentive Expense ($m)	Target Adjusted EBITDA Net of Annual Incentive Expense ($m)	Maximum Adjusted EBITDA Net of Annual Incentive Expense ($m)	Actual Adjusted EBITDA Net of Annual Incentive Expense ($m)
Fiscal Year 2018	$148.8	$175.0	$262.5	$158.8

The Compensation Committee established a maximum annual incentive opportunity of 200% of the annual target bonus amount for each NEO (with the target amount based (where applicable) on the target bonus percentages specified in the employment agreements of the NEOs), which maximum is achieved if Adjusted EBITDA net of annual incentive expense is 150% of Target. Subject to the Compensation Committee’s discretion to adjust the amount of payment based upon an officer’s individual performance, the amount of any annual incentive payment would be based on the degree of achievement of Adjusted EBITDA as compared to the target Adjusted EBITDA amount as summarized in the table below:

Actual Performance as Percentage of Target Goal	Amount of Incentive Payment as Function of Target Amount
More than 105%	100% of Target plus 2 times the % above 100% (up to 200%)
95% to 105%	Actual percentage achieved multiplied by Target
90% to 94.999%	75% of Target
85% to 89.999%	50% of Target
Less than 85%	No payment

The Compensation Committee established, under the Stock Plan, the following maximum annual incentive opportunities for the below NEOs based on whether our Adjusted EBITDA met or exceeded the below performance goals for the first half of 2018 and for the entire 2018 year, respectively. For 2018, the below NEOs were eligible to receive up to the below enumerated percentages of base salary. The table below shows the percentages and figures for the entire 2018 year (the base salaries utilized for the first half of 2018 bonus were 50% of the salary figures shown below). Payment of the first half bonus was provided in August 2018 and such first half payout reduced dollar for dollar the total earned annual 2018 incentive payment that was provided in March 2019.

NEO	Maximum Percentage of Base Salary that could be paid	2018 Base Salary
Douglas Lebda	250%	$750,000
J.D. Moriarty	150%	$400,000
Neil Salvage	200%	$450,000
Carla Shumate	80%	$265,000
Katharine Pierce	130%	$325,000

The below fiscal year 2018 annual target bonus opportunities and payouts were approved by the Compensation Committee and were paid in March 2019. Total annual target bonus amounts are determined as a percentage of the NEO’s annual base salary and these percentages are set forth in the NEO’s employment agreements (as applicable), which are more fully described in the Employment and Change in Control Agreements section below. The 2018 annual incentive program funded below target because the program's rigorous goals were not achieved. The bonus formula would have otherwise funded 75% of the bonus target for NEOs based on adjusted EBITDA, but the Compensation Committee used its discretion to reduce the NEO bonus awards from 75% to 52.4% so that the bonus payment amounts were consistent with bonuses paid to other Company employees.

	Target Bonus Amount	Target Bonus as Percentage of Annual Salary	Actual Total Payout
Douglas Lebda	$937,500	125%	$491,089
J.D. Moriarty	$300,000	75%	$157,149
Neil Salvage	$450,000	100%	$235,723
Carla Shumate	$106,000	40%	$55,526
Katharine Pierce	$211,250	65%	$39,609

Long-Term Equity Compensation Awards. The Compensation Committee has the authority to grant and administer equity compensation awards under the Stock Plan. The Stock Plan permits the discretionary award of incentive stock options (ISOs), nonqualified stock options (NSOs), stock appreciation rights (SARs), restricted stock, restricted stock units, other stock-based awards and incentive awards. Individuals eligible to receive awards and grants under the Stock Plan include our NEOs, directors, officers, employees and consultants or the directors, officers, employees and consultants of any of our subsidiaries or affiliates as well as prospective employees and consultants who have agreed to provide services to us. A more fulsome description of the Stock Plan is provided above in Proposal 3.

The Compensation Committee believes that properly structured and timed long-term equity awards can encourage executive retention as such awards can be made subject to vesting, performance achievement over time, or other achievement or termination provisions. Long-term equity awards are granted to executive officers and other employees who successfully demonstrate a capacity for contributing directly to our success. The Compensation Committee does not currently have a policy for the automatic awarding of equity awards to the NEOs or our other employees. Grants are made periodically, based on individual past performance, and other criteria deemed relevant by the Compensation Committee at the time awards are made.

Mr. Lebda's employment agreement provides parameters for annual grants. See "Employment Agreements and Arrangements - Douglas R. Lebda - Equity Compensation Grants" below. While a significant portion of Mr. Lebda's 2018 compensation consisted of an equity compensation award that was forced to be granted on a delayed basis in January 2018 rather than in 2017 due to the annual grant limits continued in the Stock Plan, his total compensation for 2018 was nonetheless markedly lower as compared to his 2017 compensation.

Multi-Year Awards. In connection with the 2017 employment agreement for Mr. Lebda, the 2017 hiring and promotion of Mr. Moriarty, and the 2017 employment agreement for Mr. Salvage, the Compensation Committee (including the 162(m) Subcommittee) provided for new multi-year equity compensation grants under the Stock Plan to each of these three NEOs in 2017 as described more fully below in the Employment Agreements and Arrangements section and Outstanding Equity Awards Table. Mr. Lebda’s Initial Retention Awards (defined below under “Chief Executive Officer’s 2017 Employment Agreement”) were intended to serve as incentive compensation for four years. The Compensation Committee intended for Mr. Moriarty’s 2017 equity compensation awards described below to serve as incentive compensation initially for three years and then, with additional grants made in October 2017, for four years. The Compensation Committee intends for these awards to comprise the entirety of Mr. Moriarty’s long-term equity incentive compensation through August 31, 2021. Mr. Salvage’s 2017 equity compensation awards described below were also intended by the Compensation Committee to serve as incentive compensation for four years and to comprise the entirety of Mr. Salvage’s long-term equity incentive compensation through October 31, 2021.

In accordance with SEC rules, we report in the compensation tables below the grant date fair value of all equity awards in the year they were awarded, notwithstanding the multi-year nature of the 2017 awards described above. Accordingly, the decisions to grant these multi-year awards resulted in a significantly greater proportion of the total intended compensation for Mr. Lebda, Mr. Moriarty and Mr. Salvage for the succeeding four years being reported for the 2017 year compared to the future years these awards also cover. In the case of Mr. Lebda, the Initial Retention Awards also resulted in disproportionate compensation for the 2018 year due to the deferred grant of a portion of the Initial Retention Awards to January 2018. Moreover, the Initial Retention Awards for Mr. Lebda caused the 2018 Pay Ratio disclosure included elsewhere in this proxy statement to reflect a higher ratio of CEO pay to median employee pay than would have been the case had the Compensation Committee (including the 162(m) Subcommittee) elected to rely more upon traditional annual awards for the long-term equity compensation component of Mr. Lebda’s compensation.

Benefits. We provide group life insurance, health and dental care insurance, long-term disability insurance, 401(k) plan matching contributions and similar benefits to all employees, including the NEOs. These benefits do not discriminate in scope, terms or operation in favor of the NEOs.

Perquisites. Any benefits that could be considered perquisites amount to less than $10,000 for 2018 for each NEO individually except for Mr. Lebda, Mr. Salvage, and Mr. Moriarty. Mr. Lebda’s perquisites in fiscal year 2018 included $5,768 for a portion of monthly country club dues in connection with the Company’s use of the country club for business purposes, $281,014 for personal use of Company provided aircraft and $5,022 for remote communication expenses.

Mr. Salvage’s perquisites in fiscal year 2018 included $97,364 in connection with personal use of Company-provided aircraft, $395 for a portion of monthly country club dues in connection with the Company’s use of the country club for business purposes and $960 for telephone expenses.

Mr. Moriarty's perquisites in fiscal year 2018 included $42,210 in connection with personal use of Company-provided aircraft and $960 for telephone expenses.

Chief Executive Officer’s 2017 Employment Agreement. Given the Company’s strong financial and stockholder value performance highlighted above, as well as Mr. Lebda’s exceptional leadership of the Company’s business since its founding in 1996, the Compensation Committee had a strong desire to renew Mr. Lebda’s employment agreement and obtain a long-term commitment for his continued leadership following the expiration of Mr. Lebda’s prior employment agreement in January 2017.

We entered into a new employment agreement with Mr. Lebda in September 2017 which is described in more detail under “Employment Agreements and Arrangements - Douglas R. Lebda - Equity Compensation Grants”. The 2017 employment agreement was designed to, among other things:

•
Strongly align Mr. Lebda’s compensation to increases in stockholder value. The Compensation Committee (including the 162(m) Subcommittee) developed an initial retention award package (the “Initial Retention Awards”)

where 75% of the modeled value of $87,500,000 was in performance-based nonqualified stock options. Stock options realize value only if the stock price increases above the market price on the date of grant. Moreover, the Initial Retention Awards have a target number of shares that vest upon achieving, before September 30, 2022 and for a 30-trading day period measured quarterly through such date, targeted total stockholder return performance of 110% stock price appreciation over a base price of $183.80, which was the fair market value on the date of the initial grant included in the Initial Retention Awards. The Initial Retention Awards have a maximum number of shares, equal to 167% of the target number of shares, for 150% stock price appreciation over the base price (representing a stock price of $459.50 for the maximum number of shares).

The Compensation Committee viewed the target goal of 110% stock price appreciation as extremely high performance in light of the Company having already outperformed the sample group companies and almost all constituents of the Nasdaq Composite Index. None of the performance contingent stock options were guaranteed and none would vest unless the stock price increased at least 70% above the base price. Further, the new employment agreement provides that annual equity awards to Mr. Lebda after the Initial Retention Awards are expected to have at least fifty percent of the annual grant date value in the form of price-contingent stock options or similar price-contingent performance based awards. The awards made to Mr. Lebda in February of 2018 and 2019 followed this expectation.

•
Strongly incentivize Mr. Lebda to remain with the Company through September 30, 2022. The Initial Retention Awards that satisfy performance vesting conditions have an additional cliff vesting requirement that Mr. Lebda continue service to the Company through September 30, 2022 (subject to certain acceleration events described below under “Employment Agreements and Arrangements - Douglas R. Lebda - Equity Compensation Grants”). The 2018 RSA Grant, comprising 25% of the originally modeled value of the Initial Retention Awards, does not fully vest until December 31, 2021. Annual equity awards to Mr. Lebda after the Initial Retention Awards that have a time-vesting component may have vesting of up to four years, and the time-vested component of the annual awards made to Mr. Lebda in February 2018 provided for cliff-vesting on the fourth anniversary of the date of grant.

•
Encourage Mr. Lebda’s long-term ownership of our common stock. In addition to the vesting requirements described above, Mr. Lebda’s employment agreement provides that no vested 2018 RSA Grant shares may be sold, transferred or otherwise disposed of by Mr. Lebda until January 2, 2023 or the earlier date of a qualifying severance event or a change of control (with exceptions for shares sold in order to satisfy tax withholding requirements).

The Compensation Committee (including the 162(m) Subcommittee) believes that its robust process led to a long-term compensation program for Mr. Lebda where Mr. Lebda’s compensation reflects the extraordinary value brought to the Company through the commitment represented by his new employment agreement while at the same time being strongly tied to the Company’s long-term stockholder value creation. The Compensation Committee believes that this compensation program is in the best interests of the Company’s stockholders.

Deductibility of Compensation. Internal Revenue Code ("Code") Section 162(m) limits the amount of compensation paid to certain of our NEOs that may be deducted by us for federal income tax purposes in any fiscal year to $1 million. Compensation that is earned based on achievement of performance-based criteria which have been approved by our stockholders may not be subject to the $1 million deduction limit. All of our equity-based incentive plans have been approved by our stockholders, and awards issued under those plans, other than certain time-based vesting shares, may constitute “performance-based” compensation that is not subject to the Code Section 162(m) deduction limit.

While the Compensation Committee has in the past generally intended that all compensation be deductible, there will be instances where potentially non-deductible compensation is provided to reward our NEOs consistent with our compensation philosophy for each compensation element. Moreover, the Tax Cuts and Jobs Act of 2017 (“TCJA”) enacted in December 2017 substantially revised Code Section 162(m). As a result of the TCJA revisions, effective as of 2018, (1) the commission and performance-based exceptions have been removed (eliminating the tax deduction for compensation in excess of $1 million), and (2) the group of executives covered by Code Section 162(m) includes the chief executive officer, the chief financial officer, the three other most highly compensated executive officers, and anyone who was previously a covered executive officer with the Company for any tax year beginning in 2017. The TCJA provides some limited transitional relief for certain performance-based compensation awards that may be grandfathered from the elimination of the performance-based compensation exception. However, despite the Compensation Committee’s efforts to structure the executive team annual cash incentives and performance-based RSUs in a manner intended to be exempt from Section 162(m) and therefore not subject to its deduction limits, because of ambiguities and uncertainties as to the application and interpretation of Section 162(m) and the regulations issued thereunder, including the uncertain scope of the transition relief under the legislation repealing Section 162(m)’s exemption from the deduction limit, no assurance can be given that compensation intended to satisfy the requirements for exemption from Section 162(m) in fact will do

so. Further, the Compensation Committee reserves the right to modify compensation that was initially intended to be exempt from Section 162(m) if it determines that such modifications are consistent with the Company’s business needs.

Tax and Accounting Considerations

In fiscal year 2018, while the Compensation Committee generally considered the financial accounting and tax implications of its executive compensation decisions, neither element was a material consideration in the compensation awarded to our NEOs during such fiscal year.

2017 Advisory Votes on Executive Compensation

At our 2017 annual stockholders meeting, of the approximately 10.4 million votes which affirmatively voted either in favor of or against approving our executive compensation programs under the so-called “Say On Pay” vote that is required by the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), more than 95% voted in favor, reflecting very strong stockholder support for our executive compensation programs. The Compensation Committee considers these results, along with other information, in setting executive compensation. After taking into account all of the information the Compensation Committee believed was relevant to its review, including the level of stockholder support based on the Say On Pay vote results, the Compensation Committee did not make any changes to the structure of our executive compensation plans and programs that were based on this advisory vote.

Additionally, in accordance with the Dodd-Frank Act, the Company is required to propose an advisory (non-binding) vote of its stockholders on the frequency of holding the Say On Pay vote (“Say on Frequency”). In accordance with these requirements, at our 2017 annual meeting of the stockholders, we submitted a non-binding advisory Say on Frequency vote to our stockholders to determine the frequency of the advisory Say On Pay stockholder vote to approve the compensation of the Company’s named executive officers. The Board’s proposal for stockholders to approve, on an advisory basis (non-binding), holding the Say On Pay vote on a triennial basis was approved by more than 60% majority of votes that were cast as compared to the other two alternatives of conducting the Say On Pay vote annually or bi-annually. In accordance with this stockholder preference, our Board determined that the Say On Pay advisory votes on executive compensation will continue to be held on a triennial basis. Therefore, our next Say On Pay vote is scheduled to occur at our 2020 annual stockholders meeting.

Policy on Hedging

Hedging or monetization transactions can be accomplished through a number of possible mechanisms, including financial installments such as prepaid variable forwards, equity swaps, collars and exchange funds. Such hedging transactions may permit an employee to continue to own our securities obtained through employee benefit plans or otherwise, but without the full risks and rewards of ownership. When that occurs, the employee may no longer have the same objectives as our stockholders. Therefore, any NEO wishing to enter into such an arrangement must first submit the proposed transaction, all agreements therefor and a written explanation of the purpose of the proposed transaction to our Legal Department before any approval is provided. Our Legal Department may approve or disapprove such proposed transaction in its discretion.

Risk Assessment of Compensation Programs

The Compensation Committee considered risk as it relates to our compensation programs, and does not believe our compensation programs encourage excessive or inappropriate risk taking. The base salary portion of compensation is designed to provide a steady income regardless of our stock price performance, so that our NEOs do not feel pressured to focus exclusively on stock price performance to the detriment of other important aspects of our business. Our equity incentive grants have traditionally been structured to provide longer term incentives. For example, the equity incentive awards to Mr. Lebda in connection with his 2017 employment agreement are long-term in nature:

•	The performance awards measure stock price appreciation over a 5-year period and after price appreciation targets have been achieved, do not vest until September 30, 2022.

•
75% of the shares in the restricted stock award vest quarterly over the three years ending December 31, 2021, and except for shares that may be sold by Mr. Lebda or retained by us, in each case to satisfy applicable tax withholding, no vested shares under this award may be sold, transferred or otherwise disposed of by Mr. Lebda until the earlier of January 2, 2023 or the earlier date of a qualifying severance event or change in control.

The Compensation Committee believes our compensation programs strike a balance between providing secure compensation and appropriate long-term incentives, such that our NEOs are not encouraged to take unnecessary or excessive risks.

Fiscal Year 2019 NEO Compensation Decisions

The Compensation Committee or the Board have made the following compensation decisions thus far with respect to fiscal 2019 and the NEOs. Each of the compensation decisions reflected the Compensation Committee’s assessment of internal and external equity considerations with the goal of providing competitive compensation to our NEOs.

As in 2018, with respect to fiscal year 2019 for the NEOs, the Compensation Committee established a maximum annual incentive opportunity of 200% of the annual target bonus amount for each NEO (with the target amount based on the target percentages set by the Compensation Committee and, where applicable, specified in the employment agreements of the NEOs) if the Company’s Adjusted EBITDA (and further adjusted to exclude long-term investment costs) meets or exceeds the specified performance goals. There is a single measurement period consisting of the 2019 calendar year. The incentives earned, if any, will be paid in fiscal year 2020 and will be based on actual Adjusted EBITDA performance for fiscal year 2019.

The Compensation Committee established fiscal year 2019 target incentive levels denominated as a percentage of the NEO’s annual base salary, based (where applicable) on the annual target bonus percentages expressed in the respective employment agreements for each officer, and established specified performance criteria to be used to assess the actual amount of the incentive, if any, to be awarded to the NEOs with respect to the component. The actual annual incentive payment for the measurement period could be less than or greater than the target depending upon the degree of attainment of the specified performance goal as set forth in the table below and any adjustments made by the Compensation Committee to reflect individual performance. Linear interpolation is utilized when actual achieved Adjusted EBITDA falls between two rows.

	Total Company Adjusted EBITDA as Percentage of Board-Approved Target	Bonus Pool Funding as Percentage of Target Bonus Pool
Maximum	125.0%	200.0%
	120.0%	180.0%
	115.0%	160.0%
	110.0%	140.0%
	105.0%	120.0%
	102.5%	100.0%
Board-Approved Target	100.0%	100.0%
	97.5%	100.0%
	95.0%	90.0%
	92.5%	70.0%
	90.0%	50.0%
	88.0%	40.0%
	86.0%	30.0%
	84.0%	20.0%
	82.0%	10.0%
Threshold	80.0%	—%

For example, if the actual performance achieved was 108% in 2019, then the amount of variable payment would be 132% of the NEO’s target amount. In all cases the maximum amount of payment for the variable component will be 200% of the target amount. The Board or the Compensation Committee may increase or decrease the actual amount of the portion of the bonus pool payable for 2019 by up to 30 percentage points (up to a maximum of a bonus pool equal to 200% of the target bonus pool), based on a qualitative assessment of strategic performance. Additionally, the amount of the bonus award that an individual plan participant is eligible to earn may be increased or decreased by the Compensation Committee, provided however that such individual payout decisions shall not increase the total aggregate of the bonus pool that is paid to plan participants for the entire plan year.

In accordance with the terms of Mr. Lebda’s 2017 employment agreement, on February 14, 2019, the Compensation Committee approved additional grants of stock options to Mr. Lebda under the Stock Plan as shown in the table below. In accordance with such employment agreement, 50% of the 2019 equity award was performance based using the same compound annual growth rates as were used in Mr. Lebda's 2017 equity award, except that the performance period for the 2019 award is four years. And, the performance-based price thresholds are considerably higher than for the 2017 awards because the Company's stock price has appreciated significantly since 2017.

NEO	Grant Date	Shares Underlying Stock Option
Douglas Lebda	2/14/2019	27,132 (1)
Douglas Lebda	2/14/2019	23,137 (2)

The table does not include grants to any family members or spouse of Mr. Lebda. For a description of shares beneficially owned by the NEOs, please refer to “Ownership of Certain Beneficial Owners and Management,” below.

(1) The performance based nonqualified stock option ("Performance Option") has both time and performance based vesting conditions. The "Target Shares" for this option grant is 16,247 shares. Shares will become "Performance Vested" if the volume weighted average closing per share price of the Company's common stock ("VWAP") in any fiscal quarter (measured during the final 30 trading days in each fiscal quarter) commencing with the second fiscal quarter of 2019 through the first fiscal quarter of 2023 exceeds $308.96 (the "Base Price") based on the following schedule: (i) if VWAP Increase over Base Price is less than 41%, 0% of Target Shares will Performance Vest; (ii) if VWAP Increase over Base Price is 41%, 33% of Target Shares (i.e., 5,362 shares) will Performance Vest; (iii) if VWAP Increase over Base Price is 61%, 67% of Target Shares (i.e., 10,885 shares) will Performance Vest; (iv) if VWAP Increase over Base Price is 81%, 100% of Target Shares (i.e., 16,247 shares) will Performance Vest; (v) if VWAP Increase over Base Price is 101%, 134% of Target Shares (i.e., 21,771 shares) will Performance Vest; and (vi) if VWAP Increase over Base Price is 121% or greater, 167% of Target Shares (i.e., 27,132 shares) will Performance Vest. Linear interpolation of vesting applies if the VWAP increases over Base Price is between 41% and 121%. The maximum number of shares that may Performance Vest is 27,132 shares. Shares which are Performance Vested will become vested and exercisable on March 31, 2023 if Mr. Lebda’s service has not previously terminated. Shares that do not become Performance Vested will be forfeited without consideration. Similarly, if before March 31, 2023 if Mr. Lebda’s service is terminated for cause or he resigns without good reason, then any then unvested portion of the Performance Option will be forfeited without consideration. After termination of Mr. Lebda’s service, any then vested portion of the Performance Option will generally remain exercisable until the earlier of (i) the expiration of the 12-month period following such termination of service, (ii) the date of a change of control of the Company if the Performance Option is not being assumed, replaced, substituted for or otherwise continued after the change of control, or (iii) February 14, 2029. If there is a change of control of the Company, or if Mr. Lebda’s service is terminated either due to his death or disability, or by the Company without cause, or by Mr. Lebda for good reason, then the performance based nonqualified stock option can become partially or fully vested on an accelerated basis based on the measurement of the stock price based performance goals under the applicable circumstances and the deemed satisfaction of time based vesting conditions.

(2) All the above stock options have a per share exercise price of $308.96 and will expire no later than February 14, 2029.

Executive Compensation

The following tables provide information on compensation for the services of the NEOs for 2018.

SUMMARY COMPENSATION TABLE - 2018

Name and Principal Position	Year	Salary ($)	Stock Awards (1) ($)	Option Awards (1) ($)	Non-Equity Incentive Plan Compensation (2) ($)	All Other Compensation (3) ($)	Total ($)
Douglas Lebda	2018	$750,000	$27,569,894	$13,207,201	$491,089	$300,054	$42,318,238
Chairman & Chief Executive Officer	2017	$639,231	$—	$57,363,760	$1,014,095	$573,916	$59,591,002
	2016	$600,000	$—	$207,621	$952,907	$68,713	$1,829,241
J.D. Moriarty (5)	2018	$400,000	$—	$—	$157,149	$44,555	$601,704
Chief Financial Officer	2017	$220,577	$5,000,152	$4,970,837	$214,992	$23,627	$10,430,185
Neil Salvage	2018	$450,000	$—	$—	$235,723	$106,969	$792,692
President	2017	$416,154	$5,666,685	$5,667,687	$561,652	$34,758	$12,346,936
	2016	$391,538	$—	$561,086	$333,165	$25,796	$1,311,585
Carla Shumate	2018	$261,154	$400,171	$406,205	$55,526	$9,210	$1,132,266
Chief Accounting Officer and Treasurer, SVP	2017	$240,000	$—	$—	$119,819	$6,357	$366,176
	2016	$236,538	$—	$25,479	$121,972	$6,005	$389,994
Katharine Pierce
Former General Counsel	2018	$215,865	$600,275	$605,228	$39,609	$57,476	$1,518,453

(1)     Reflects the dollar amounts of the aggregate grant date fair value, computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718, Stock Compensation, of the stock awards and option awards granted to the NEO for the years shown. Generally, the grant date fair value is the amount that we would expense in our financial statements over the award’s vesting schedule. For additional information regarding the assumptions made in calculating these amounts, see Note 11 “Stock-Based Compensation” to our audited, consolidated financial statements included in our Annual Report on Form 10-K which was filed with the SEC on February 28, 2019. The multi-year nature of some of these awards is discussed above under “Compensation Discussion and Analysis - Multi-Year Awards” and in the discussion of each individual’s employment terms under “Employment Agreements and Arrangements” below. The vesting terms of these equity awards are described in the table below under "Outstanding Equity Awards at Fiscal Year-End 2018" and footnotes to such table. The table does not include grants to family members or spouses of the NEOs. For a description of shares beneficially owned by the NEOs, please refer to "Ownership of Certain Beneficial Owners and Management," below.
(2)     Reflects the amounts earned for achievement of performance objectives under the annual cash incentive programs. Information regarding our 2018 annual cash incentive program is described in the section above entitled “2018 Annual Incentive Program.”
(3)    The detailed figures for 2018 for this column are shown in the table below. All of the NEOs received matching contributions to their 401(k) plans from the Company and reimbursement for certain communication expenses. Mr. Lebda and Mr. Salvage received reimbursement for a portion of monthly country club dues in connection with the Company’s use of the country club for business purposes, and Mr. Lebda, Mr. Moriarty, and Mr. Salvage utilized Company provided aircraft for personal use.

	Year	Matching Contributions made by LendingTree to 401(k)	Country Club Expenses	Tax Gross Up	Dividend Equivalent Payment	Remote Communication Expenses/Cellphone	Personal Use of Company Aircraft	Legal Fees	Other
Douglas Lebda	2018	$8,250	$5,768	$—	$—	$5,022	$281,014	$—	$—
	2017	$7,950	$4,837	$83,545	$—	$7,917	$199,667	$100,000	$170,000
	2016	$7,950	$2,835	$—	$—	$3,533	$54,395	$—	$—
J.D. Moriarty	2018	$1,385	$—	$—	$—	$960	$42,210	$—	$—
	2017(4)	$3,147	$—	$—	$—	$480	$—	$20,000	$—
Neil Salvage	2018	$8,250	$395	$—	$—	$960	$97,364	$—	$—
	2017	$10,567	$942	$—	$—	$960	$22,289	$—	$—
	2016	$7,950	$1,761	$—	$—	$960	$15,125	$—	$—
Carla Shumate	2018	$8,250	$—	$—	$—	$960	$—	$—	$—
	2017	$5,397	$—	$—	$—	$960	$—	$—	$—
	2016	$5,045	$—	$—	$—	$960	$—	$—	$—
Katharine Pierce	2018(5)	$6,476	$—	$—	$—	$720	$—	$—	$50,280

(4)     Mr. Moriarty became a named executive officer of the Company in August 2017.
(5)     Ms. Pierce became an executive officer of the Company in February 2018. She ceased to be an employee in August 2018. In July 2018, the Compensation Committee approved an acceleration of vesting for certain of Ms. Pierce's outstanding stock options in connection with her departure and the value of such acceleration was $50,280.

The following table provides information on cash-based and equity-based awards granted in 2018 to the NEOs:
GRANTS OF PLAN-BASED AWARDS - 2018

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards
Name	Grant Date(2)	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	All Other Stock Awards: Number of Shares of Stock or Units	All Other Option Awards: Number of Securities Underlying Options	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(3)
Douglas Lebda		$468,750	$937,500	$1,875,000
	01/02/18				8,803	26,674	44,545				$1,944,848
	01/02/18				10,341	31,336	52,332			$340.25	$9,457,194
	01/02/18							119,015			$21,874,957
	02/16/18				4,344	13,163	21,982			$378.95	$3,750,007
	02/16/18							9,896			$3,750,089
J.D. Moriarty		$150,000	$300,000	$600,000
Neil Salvage		$225,000	$450,000	$900,000
Carla Shumate		$53,000	$106,000	$212,000
	02/16/18							1,056			$400,171
	02/16/18								2,112	$378.95	$406,205
Katharine Pierce		$105,625	$211,250	$422,500
	04/23/18							1,857			$600,275
	04/23/18								3,743	$323.25	$605,228

(1)    Under the 2018 LendingTree Bonus Plan - Executive Addendum, each NEO was entitled to receive up to 25% of the target amount with respect to the six months ended June 30, 2018 and up to the total target amount (which amount was reduced by any amounts received for the six months ended June 30, 2018) provided that such NEO continued to provide services to the Company through the end of the 2018. The 2018 annual cash incentive program is more fully described above in the 2018 Annual Incentive Program section.
(2)    Equity awards were granted under the Stock Plan. A more fulsome description of the Stock Plan is provided above in Proposal 3. Vesting of the equity awards is described in the table below under "Outstanding Equity Awards at Fiscal Year-End".
(3)    Represents the grant date fair value of the respective awards of stock options and restricted stock units, computed in accordance with FASB ASC Topic 718. Assumptions used to calculate these amounts are described in Note 11, “Stock-Based Compensation,” to our annual consolidated financial statements for the year ended December 31, 2018, which are included in our Annual Report on Form 10-K for the year ended December 31, 2018 filed with the SEC on February 28, 2019.
Employment Agreements and Arrangements

We have entered into employment agreements and/or offer letters with each of our NEOs. General provisions of these agreements are discussed below. We believe that providing our NEOs with severance and change in control protection is important to allow the NEOs to fully value the forward-looking elements of their compensation packages, and therefore limit retention risk during uncertain times. Accordingly, our NEOs’ employment agreements and equity awards generally provide for salary continuation in the event of certain employment terminations beyond the control of the NEO, as well as varying degrees of accelerated vesting of equity awards in the event of a change in control of the Company. Our NEOs receive the same employee benefits other employees receive. Except for a tax gross up in respect of fees paid by the Company on behalf of Mr. Lebda in connection with Hart-Scott-Rodino Act filings, we did not provide our NEOs with tax gross ups or supplemental retirement plans in 2018.

The paragraphs below describe the employment agreements and arrangements with each of our NEOs. Definitions of “change of control,” “cause,” “good reason,” and “disability” applicable to each NEO’s employment agreement or arrangement can be found in the “Potential Payments Upon Termination or Change in Control” table below.

Douglas R. Lebda. The Compensation Committee approved terms of a new employment agreement with Mr. Lebda in July 2017 and we entered into such agreement on September 20, 2017 pursuant to which he agreed to continue to serve as our Chairman and Chief Executive Officer. The terms of the 2017 employment agreement are summarized below.

General Terms

•	an annual base salary of $750,000,

•	a target annual bonus of up to 125% of annual base salary with respect to each fiscal year beginning with 2017,

•	equity compensation grants as described further below,

•	reimbursement for all reasonable and necessary business expenses,

•	paid vacation in accordance with our vacation policy for employees,

•
participation in any welfare, health, life insurance, pension benefit and incentive plans, programs, policies and practices as may be adopted from time to time by us on the same basis as that provided to similarly situated employees,

•
severance benefits in the event of an involuntary termination of Mr. Lebda’s service due to his death or disability or by us without cause or by Mr. Lebda for good reason (and with such severance benefits conditioned upon Mr. Lebda timely executing and not revoking a general release of claims and complying with his post-service obligations to us), and

•
in the event of a change of control that occurs during Mr. Lebda’s service, accelerated vesting of Mr. Lebda’s unvested equity, full or partial vesting of unvested performance awards which have met price-based performance goals, and enhanced severance benefits if service is involuntarily terminated after a change of control.

The initial term of Mr. Lebda’s employment agreement expires January 9, 2021 (although employment is "at will" and may be terminated by either us or Mr. Lebda at any time). Mr. Lebda and the Company will enter into good faith negotiations to extend the initial term no later than six months prior to the end of the term, provided, that Mr. Lebda has provided written notice to the Company between eight and six months prior to the end of the term which sets forth his interest in entering into such negotiations.

Equity Compensation Grants

Mr. Lebda’s employment agreement provides for the issuance of performance-based equity compensation grants to him with a modeled total grant date value of $87,500,000, of which 25% would be in the form of time-vested restricted stock awards with a performance condition and 75% would be in the form of performance-based nonqualified stock options (collectively, the “Initial

Retention Awards”). Mr. Lebda will also be entitled to future annual equity grants in each of 2018 through 2020 with an annual grant date value that is not less than the median annualized grant date value for equity grants to chief executive officers of a peer group of companies approved by the Board of Directors after consulting with Mr. Lebda. The performance-based nonqualified stock options within the Initial Retention Awards have a number of shares that become performance vested upon achieving targeted increases in our stock price (the “Target Shares”) and the maximum number of shares that can become performance vested for superior achievement is 167% of the Target Shares (the “Maximum Shares”). Time-based service vesting conditions would also have to be satisfied in order for performance vested shares to become fully vested and no longer subject to forfeiture. The Initial Retention Awards were made in July 2017 and January 2018, annual grants for 2018 and 2019 were made in February 2018 and 2019, respectively, and it is expected that future annual grants will be made under our stockholder-approved Stock Plan.

The Stock Plan previously imposed a per employee upper annual grant limit of 672,500 shares in order for awards to qualify as performance-based compensation under Internal Revenue Code Section 162(m). Because the total Maximum Shares underlying the performance-based nonqualified stock option and restricted stock awards comprising the Initial Retention Awards cover a maximum of 769,376 shares and 119,015 shares, respectively, the Initial Retention Awards were bifurcated into two sets of awards: the first occurred on July 26, 2017 for 402,694 Target Shares (or 672,499 Maximum Shares), and the second occurred on January 2, 2018 for the remaining 58,010 Target Shares (or 96,877 Maximum Shares) (the “2017 Performance Option”). The July 26, 2017 award is a performance-based non-qualified stock option. The January 2, 2018 awards consist of (a) a time-vested restricted stock award (also containing a performance condition described below) covering 119,015 shares (which number of shares is derived by dividing $21.875 million by $183.80, the closing price of our common stock on July 26, 2017) (“2018 RSA Grant”); (b) a performance-based nonqualified stock option award for 31,336 Target Shares (or 52,332 Maximum Shares) with a per share exercise price equal to $340.25, which was the closing price of our common stock on January 2, 2018 (“2018 Performance Option”); and (c) because the closing price of our common stock on January 2, 2018 was greater than its closing share price on July 26, 2017, a performance-based restricted stock award for 26,674 Target Shares (or 44,545 Maximum Shares), substituting for an equal number of 2018 Performance Option shares, to compensate Mr. Lebda for the increase in the exercise price of the 2018 Performance Option over the 2017 Performance Option granted on July 26, 2017 (the “2018 Performance RSA” and, together with the 2018 Performance Option, the “2018 Performance Awards”).

No shares under the 2018 RSA Grant can vest unless and until the performance goals in 2018 established by the 162(m) Subcommittee are achieved. Such performance goals were achieved in the first quarter of 2018, so 25% of the 2018 RSA Grant vested in April 2018 and the remainder will vest in quarterly 5% increments through December 31, 2021 based on Mr. Lebda’s continued service. Except for shares that may be sold by Mr. Lebda or retained by us, in each case solely in order to satisfy applicable tax withholding, no vested 2018 RSA Grant shares may be sold, transferred or otherwise disposed of by Mr. Lebda until the earlier of the fifth anniversary of the grant date or the earlier date of a qualifying severance event or a change of control. The vesting conditions for the 2018 Performance Option and 2018 Performance RSA mirror the vesting terms for the 2017 Performance Option described below.

On July 26, 2017, the 162(m) Subcommittee granted the 2017 Performance Option under the Stock Plan for 402,694 Target Shares (or 672,499 Maximum Shares) to Mr. Lebda. The per share exercise price of the 2017 Performance Option is $183.80, which was the closing share price of our common stock on July 26, 2017. The 2017 Performance Option was the first award of the Initial Retention Awards and is intended to be a long-term incentive and retention award that provides compensatory value to Mr. Lebda only if our share price significantly increases over the relevant time period.

The 2017 Performance Option has both time and performance-based vesting conditions. The performance vesting condition is based on our share price growth as compared to $183.80 during a five year period after July 26, 2017, as further described in the table below. The volume weighted average closing per share price of our common stock will be measured during the final 30 trading days in each fiscal quarter, commencing with the fourth fiscal quarter of 2017 and for each fiscal quarter through the third fiscal quarter of 2022 (each such measured value is the “VWAP”). To the extent the VWAP has increased over $183.80 per the below table then the applicable percentage of Target Shares (as a cumulative total number of shares) will be deemed to be “Performance Vested.”

VWAP Increase over $183.80	Percentage of Target Shares That are Performance Vested
Less than 70%	—%
70%	33%
110%	100%
150% (or greater)	167%

Linear interpolation of vesting if VWAP increase over $183.80 is between 70% and 150%.

Solely for hypothetical illustrative purposes, if the VWAP is $385.98 for any fiscal quarter during the measurement period, which would represent a 110% increase over $183.80, the 402,694 Target Shares would become 100% Performance Vested. Shares that are Performance Vested will become vested and exercisable on September 30, 2022 if Mr. Lebda’s service has not previously terminated. As of April 15, 2019, the 2017 Performance Option and the 2018 Performance Awards are Performance Vested for 72% of their respective Target Shares. Shares that do not become Performance Vested will never become exercisable and will be forfeited without consideration. Similarly, if before September 30, 2022 Mr. Lebda’s service is terminated for cause or he resigns without good reason, then any then unvested portion of the 2017 Performance Option, 2018 RSA Grant, and 2018 Performance Awards will be forfeited without consideration. If Mr. Lebda’s service is terminated either due to his death or disability, then the Performance Option, 2018 RSA Grant, and 2018 Performance Awards can become partially or fully vested on an accelerated basis based on the measurement of the price-based performance goals under the applicable circumstances at that point in time and the deemed satisfaction of time-based vesting conditions.

After termination of Mr. Lebda’s service, any then-vested portion of the 2017 Performance Option and 2018 Performance Option will generally remain exercisable until the earliest of (a) the expiration of the 12-month period following such termination of service, (b) the date of a change of control if the 2017 Performance Option and 2018 Performance Option are not being assumed, replaced, substituted for or otherwise continued after the change of control, or (c) July 26, 2027 in the case of the 2017 Performance Option and January 2, 2028 in the case of the 2018 Performance Option.

Accelerated Vesting

If there is a change of control of our Company, or Mr. Lebda is terminated by us without cause, or Mr. Lebda resigns for good reason, then the 2017 Performance Option, 2018 RSA Grant, and 2018 Performance Awards can become partially or fully vested on an accelerated basis based on the measurement of the price-based performance goals under the applicable circumstances at that point in time and the deemed satisfaction of time-based vesting conditions.

Other Terms

Under the employment agreement, the Company was obligated to pay for fifty percent of the reasonable legal and compensation consulting fees incurred by Mr. Lebda in connection with the negotiation, preparation and execution of his employment agreement, not to exceed $100,000 in the aggregate. The Company reimbursed Mr. Lebda $100,000 for such expenses in 2017.

Mr. Lebda has also agreed that during the term of his employment and for two years following the termination of his employment for any reason that he will not compete with our business and that he will not solicit our employees and business partners, other than in instances of a qualifying termination within one year following a change in control, in which case, such period would be reduced to 12 months for activities unrelated to the online lending business. The agreement also imposed various restrictions on Mr. Lebda, for the benefit of us, including maintaining confidentiality of our information. Additionally, payments made or granted to Mr. Lebda will be subject to any recoupment or clawback policy that may be adopted by us from time to time and to any requirement of applicable law, regulation or listing standard that requires us to recoup or clawback compensation paid.

J.D. Moriarty. On June 5, 2017, John (J.D.) Moriarty became our Senior Vice President - Corporate Development pursuant to an employment offer letter dated March 29, 2017. The offer letter provided for an annual base salary of $390,000, a target annual bonus opportunity of 60% of annual base salary, and a $500,000 sign-on bonus, half of which was paid upon commencement of employment, and the other half paid six-months later. Mr. Moriarty was also reimbursed for reasonable legal fees incurred in the negotiation and finalization of his agreement in an amount equal to $20,000. The terms of his agreement also provided for an award of 21,407 restricted stock units and an option to purchase 18,240 shares with an exercise price equal to the closing price of our common stock on June 5, 2017, each of which vest in three equal installments beginning June 5, 2018, subject to Mr. Moriarty's continued service.

On August 30, 2017, the Board of Directors appointed Mr. Moriarty as our Chief Financial Officer (“CFO”). On August 30, 2017, the Compensation Committee approved the terms of Mr. Moriarty’s employment arrangements as CFO as follows: (i) three-year term of employment; (ii) annual base salary of $400,000; (iii) target annual bonus opportunity of 75% of annual base salary; (iv) severance upon termination without cause or resignation with good reason equal to 100% of annual base salary, increased to 200% if such termination occurs during the 12-month period following a change in control. In connection with such promotion, the Compensation Committee (including the 162(m) Subcommittee) approved an award of 1,080 restricted stock units and an option to purchase 19,435 shares with an exercise price equal to the closing price of our common stock on August 31, 2017, each of which vest in three equal annual installments beginning August 30, 2018, subject to Mr. Moriarty’s continued service.

On October 22, 2017, the Compensation Committee amended the terms of Mr. Moriarty’s employment to provide for an anticipated four-year term of employment through August 31, 2021 (although employment is “at will” and may be terminated by either us or Mr. Moriarty at any time). We entered into a new employment agreement with Mr. Moriarty reflecting these amended terms on December 21, 2017. In connection with this extension, the Compensation Committee (including the 162(m) Subcommittee) approved an award of 5,583 restricted stock units and an option to purchase 10,416 shares with an exercise price equal to the fair market value on the date of grant determined in accordance with the Stock Plan, each of which vest in a single installment on October 22, 2021, subject to Mr. Moriarty’s continued service. These awards and the awards previously granted to Mr. Moriarty are expected to comprise the entirety of Mr. Moriarty’s long-term equity incentive compensation through August 31, 2021.

For two years after his employment has terminated, Mr. Moriarty will be obligated to comply with non-compete and non-soliciting of employees and customers restrictions. If Mr. Moriarty’s employment is terminated by us without cause or if he resigns his employment for good reason, he will be eligible to receive an aggregate cash amount equal to his then-annual base salary paid in installments over a one-year period. Upon termination by us without cause or resignation by Mr. Moriarty for good reason, he will also vest in equity awards scheduled to vest within nine months of the termination date. All such benefits upon termination without cause or resignation for good reason are subject to Mr. Moriarty providing a release of claims and also subject to cessation of cash severance if he secures new employment. If there is a change in control, Mr. Moriarty can become partially or fully vested on an accelerated basis based on the measurement of the performance goals under the applicable circumstances at that point in time and the deemed satisfaction of time-based vesting conditions. In addition, if there is a change in control and during the 12-month period following such change in control, Mr. Moriarty’s employment is terminated by us without cause or by Mr. Moriarty for good reason, Mr. Moriarty will receive a severance payment equal to two years of base salary. This severance is paid in a lump sum in lieu of any severance benefits available to Mr. Moriarty under the Company’s general severance plan or other arrangement to which Mr. Moriarty would otherwise be entitled to severance benefits, and Mr. Moriarty will have no requirement to mitigate this severance. The payment of these change in control payments and benefits will be made so long as Mr. Moriarty signs a general release of claims in favor of the Company.

Neil Salvage. Mr. Salvage joined our Company in July 2013 and he currently serves as our President. Mr. Salvage was a party to an offer letter with us dated June 10, 2013 (as revised on August 2, 2013). This offer letter was replaced and superseded by an employment letter agreement dated November 28, 2016.

The November 28, 2016 letter provided that Mr. Salvage would receive an annual base salary of $410,000, and was eligible to receive a target annual incentive of 100% of his base salary, subject to the discretion of the Compensation Committee. The letter further provided that Mr. Salvage was eligible to participate in employee benefits programs (including paid time off and participation in the Company’s 401(k) plan) and was eligible to be considered for an equity compensation grant in February 2018.

We also entered into a change in control letter agreement with Mr. Salvage, dated November 28, 2016, providing that if there was a change in control, Mr. Salvage would immediately become fully vested in all his outstanding equity awards. In addition, if there was a change in control and during the 12-month period following such change in control, Mr. Salvage’s employment is terminated by us without cause or by Mr. Salvage for good reason, Mr. Salvage would, in lieu of the severance described in his employment letter agreement, receive a severance payment equal to two years of base salary.

On October 22, 2017, the Compensation Committee amended the terms of Mr. Salvage’s employment to provide for an anticipated four-year term of employment (although employment is “at will” and may be terminated by either us or Mr. Salvage at any time) with an annual base salary of $450,000. We entered into a new employment agreement with Mr. Salvage reflecting these amended terms on January 2, 2018. In connection with this extension, the Compensation Committee (including the 162(m) Subcommittee) approved an award of 25,309 restricted stock units and an option to purchase 49,821 shares with an exercise price equal to the fair market value on the date of grant determined in accordance with the Stock Plan, each of which vest in four equal annual installments beginning October 22, 2018, subject to Mr. Salvage’s continued service. These awards are expected to comprise the entirety of Mr. Salvage’s long-term equity incentive compensation through October 31, 2021.

For two years after his employment has terminated, Mr. Salvage will be obligated to comply with non-compete and non-soliciting of employees and customers restrictions. If Mr. Salvage’s employment is terminated by us without Cause or if he resigns his employment for Good Reason, he will be eligible to receive an aggregate cash amount equal to his then-annual base salary paid in installments over a one-year period and he will also vest in equity awards scheduled to vest within nine months of the termination date (subject to Mr. Salvage providing a release of claims and also subject to cessation of cash severance if he secures new employment).

Carla Shumate. On December 12, 2012, Ms. Shumate became an employee of the Company as our Chief Accounting Officer and Treasurer pursuant to an employment offer letter agreement dated December 11, 2012 and two letter agreements with the Company dated March 11, 2015 (each as amended in December 2015). Ms. Shumate was succeeded in her position as Treasurer by Trent Ziegler in April 2018. The offer letter provides that Ms. Shumate will receive an annual base salary of $200,000 and she is eligible to receive a target annual incentive of 30% of her base salary, subject to the discretion of the Compensation Committee. Ms. Shumate’s salary was increased to $240,000 for 2017. The offer letter further provides that Ms. Shumate is eligible to participate in employee benefits programs (including paid time off and participation in the Company’s 401(k) plan) and that she received relocation assistance (up to $25,000) and equity compensation grants (6,000 restricted stock units) in connection with her hire. The offer letter also provided that she would have received severance of six months continued base salary (subject to providing a release of claims and cessation of such severance if she secured new employment) if her employment had been terminated without cause by us before the first anniversary of her hire. For one year after her employment has terminated, Ms. Shumate will be obligated to comply with non-compete and non-soliciting of employees and customers restrictions.

On March 11, 2015, pursuant to a letter agreement, the Company agreed that if Ms. Shumate’s employment was terminated by us without “cause” and not because of unacceptable performance, Ms. Shumate would receive six months of continued base salary as severance and which would be paid on our regularly scheduled pay dates (subject to Ms. Shumate providing a release of claims and also subject to cessation of such severance if she secured new employment).

On the same date, we also entered into a change in control letter agreement with Ms. Shumate pursuant to which the Company agreed that if a change in control of the Company occurs, Ms. Shumate will immediately become fully vested in all her outstanding equity awards. In addition, if there is a change in control and during the 12-month period following such change in control, Ms. Shumate’s employment is terminated by us without cause or by Ms. Shumate for good reason, Ms. Shumate will receive a severance payment equal to 12 months of base salary. This severance is paid in a lump sum in lieu of any severance benefits available to Ms. Shumate under the Company’s general severance plan or other arrangement to which Ms. Shumate would otherwise be entitled to severance benefits, and Ms. Shumate will have no requirement to mitigate this severance. The payment of these change in control payments and benefits will be made so long as Ms. Shumate signs a general release of claims in favor of the Company. The change in control letter provides that for one year after her employment has terminated, Ms. Shumate will be obligated to comply with non-compete and non-soliciting of employees and customers restrictions.

Each of the March 11, 2015 agreements were amended on December 31, 2015 to provide that Ms. Shumate must execute (and not revoke) the waiver and release document within 45 days following the effective date of termination of her employment other than for “cause” or unacceptable performance. If such waiver and release document becomes effective on a timely basis by its own terms, then the first severance pay installment (in an amount equal to two months of her annual base salary) will be paid on the 60th day after termination of her employment and, for the ten months thereafter, she will receive pro-rata installments of the severance pay. In certain circumstances, payment of amounts may be required to be delayed for a period of six months after separation from service and the accumulated amounts would then be paid in a lump sum payment, without interest, within five business days after the end of the six-month delay period.

On February 16, 2018, the Compensation Committee amended the terms of Ms. Shumate’s employment arrangement to provide for an anticipated two year term of employment (although employment is “at will” and may be terminated by either us or Ms. Shumate at any time) with an annual base salary of $265,000 and a target annual bonus opportunity of 40% of annual base salary.  In addition, the Compensation Committee approved an equity award of 1,056 restricted stock units and 2,112 options to purchase common stock with an exercise price equal to the fair market value on the date of grant determined in accordance with the Stock Plan, each of which vest in three equal annual installments beginning on February 16, 2019, subject to Ms. Shumate’s continued service.

Katharine Pierce. On September 20, 2010, Ms. Pierce became an employee of the Company as Assistant General Counsel. Ms. Pierce was promoted to Senior Vice President and General Counsel in August 2012. Ms. Pierce’s annual base salary as of January 1, 2018 was $300,000 and she was eligible to receive a target annual incentive bonus of 50% of her base salary, subject to the discretion of the Compensation Committee. Effective as of February 2018, Ms. Pierce’s annual base salary was increased to $325,000 and she became eligible to receive a target annual incentive bonus of 65% of her base salary, subject to the discretion of the Compensation Committee. In 2018, the Compensation Committee approved two equity awards to Ms. Pierce; the first award valued at $1,200,000 and made on April 23, 2018, and the second award valued at $600,000, to be made in February 2019. Both awards were comprised, or to be comprised, of 50% restricted stock units and 50% options. The restricted stock units vested in three annual installments representing 50%, 33%, and 17% of the total amount of the award, and the options vested in three equal annual installments. The Compensation Committee also approved severance in an amount equal to Ms. Pierce’s annual base salary and vesting acceleration of equity awards in the event of qualifying terminations. The severance provisions were not triggered in connection with her voluntary resignation in August 2018. However, the Board accelerated the vesting of 286 shares of Common Stock underlying an option granted to Ms. Pierce on February 24, 2016.

2018 Outstanding Equity Awards at Fiscal Year-End

The table below provides information regarding equity awards held by our NEOs as of December 31, 2018.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END - FISCAL YEAR 2018

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity incentive plan awards: number of securities underlying unexercised unearned options (#)	Option Exercise Price ($)	Option Expiration Date		Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested (1) ($)
Douglas Lebda	51,290			$5.35	04/08/21	(2)
	51,289			$5.89	04/08/21	(2)
	51,289			$6.42	04/08/21	(2)
	150,000			$7.43	03/01/22	(3)
	54,103			$23.80	05/07/24	(4)
	200,000			$26.59	08/06/24	(5)
	3,981	1,992		$69.94	02/24/26	(6)
			21,982	$378.95	02/16/28	(7)
		22,526	29,806	$340.25	01/02/28	(8)
		289,481	383,018	$183.80	07/26/27	(9)
							9,896(10)	$2,172,865
							44,545(11)	$9,780,746
							71,412(12)	$15,679,933
J.D. Moriarty	6,079	12,161		$163.50	06/05/27	(13)
	6,478	12,957		$231.55	08/30/27	(14)
		10,416		$223.90	10/22/27	(15)
							14,272(13)	$3,133,703
							721(14)	$158,310
							5,583(15)	$1,225,859
Neil Salvage	42,548			$26.59	08/06/24	(5)
	466	467		$69.94	02/24/26	(6)
	6,283	3,143		$106.10	11/28/26	(16)
	12,455	37,366		$223.90	10/22/27	(17)
							18,982(17)	$4,167,878
Carla Shumate	20,000			$26.59	08/06/24	(5)
	488	245		$69.94	02/24/26	(6)
		2,112		$378.95	02/16/28	(18)
							1,056(18)	$231,866
Katharine Pierce	857			$69.94	08/24/19	(19)
(1) The market value of the unvested restricted stock units and restricted stock awards is calculated by multiplying the respective number of shares or units of stock by the closing market price of $219.57 for a share of our common stock as of December 31, 2018.
(2) Time-based stock options were granted on April 8, 2011 and vested in three equal annual installments on April 8th of 2012, 2013, and 2014, respectively.
(3) Time-based stock option was granted on March 1, 2012 and vested in three equal annual installments on March 1st of 2013, 2014, and 2015, respectively.

(4)	Time-based stock option was granted on May 7, 2014 and vested on each of May 7th of 2015, 2016, and 2017, respectively.

(5)	Time-based stock option was granted on August 6, 2014 and vested as follows: 25% of the option vested on February 6, 2017 and 75% of the option vested on February 6, 2018.

(6)	Time-based stock option was granted on February 24, 2016 and vests in three equal annual installments on February 24th of 2017, 2018, and 2019, respectively, subject to continued employment.

(7)
The performance based nonqualified stock option was made in accordance with Mr. Lebda’s 2017 employment agreement and has both time and performance based vesting conditions granted on February 16, 2018. The "Target Shares" for this option grant is 13,163 shares.

(8) See “Employment Agreements and Arrangements - Douglas R. Lebda - Equity Compensation Grants” above for discussion of the vesting of these options.
(9) See “Employment Agreements and Arrangements - Douglas R. Lebda - Equity Compensation Grants” above for discussion of the vesting of these options.
(10) Time-based restricted stock units were granted on February 16, 2018 and will vest on February 16, 2022.
(11) See “Employment Agreements and Arrangements - Douglas R. Lebda - Equity Compensation Grants” above for discussion of the vesting of these performance stock awards.
(12) See “Employment Agreements and Arrangements - Douglas R. Lebda - Equity Compensation Grants” above for discussion of the vesting of these restricted stock awards.
(13) Time-based stock option and restricted stock units were granted on June 5, 2017 and will vest in three equal annual installments on June 5th of 2018, 2019, and 2020, respectively, subject to continued employment.
(14) Time-based stock option and restricted stock units were granted on August 30, 2017 and will vest in three equal annual installments on August 30th of 2018, 2019, and 2020, respectively, subject to continued employment.
(15) These stock options and restricted stock units were granted on October 22, 2017 and will vest in a single installment on October 22, 2021, subject to continued employment.
(16) Time-based stock option was granted on November 28, 2016 and vests in three equal annual installments on November 28th of 2017, 2018, and 2019, respectively, subject to continued employment.
(17) Time-based stock option and restricted stock units were granted on October 22, 2017 and vests in four equal annual installments on October 22nd, of 2018, 2019, 2020, and 2021, respectively, subject to continued employment. The restricted stock units also had a performance condition (which was achieved) based on the Company’s EBITDA performance during the first quarter or first half of 2018.
(18) Time-based stock option and restricted stock units were granted February 16, 2018 and vests in three equal annual installments on February 16th of 2019, 2020, and 2021, respectively, subject to continued employment.
(19) Time-based stock option was granted February 24, 2016 with original vest period in three equal annual installments on February 24th of 2017, 2018, 2019. Grant was modified by Compensation Committee on July 23, 2018 to accelerate final vesting on termination date, August 24, 2018.

Option Exercises and Stock Vested - 2018

The following table shows information regarding (i) stock options exercised during 2018 by the NEOs, including the total number of shares acquired upon exercise and the aggregate value realized before payment of applicable withholding tax and brokerage commissions and (ii) the value received from the vesting of restricted stock units and restricted stock in 2018 for the NEOs.
OPTION EXERCISES AND STOCK VESTED - 2018

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Douglas Lebda	589,850	$150,784,006	41,653	$12,258,862
J.D. Moriarty	—	$—	7,494	$1,955,256
Neil Salvage	13,702	$4,462,879	6,327	$1,308,107
Carla Shumate	19,000	$5,967,054	—	$—
Katharine Pierce	46,500	$14,580,258	—	$—

For option awards, the value realized equals the aggregate fair market value of the common stock acquired on the date of exercise of the options minus the aggregate exercise price. For stock awards, the value realized equals the aggregate fair market value of our common stock based on the closing price of our shares on the applicable date of vesting.

Pension Benefits

We do not maintain any defined benefit pension plans for the NEOs.

Nonqualified Deferred Compensation

Effective January 1, 2017, we adopted the Deferred Compensation Plan pursuant to which selected highly compensated employees (including the NEOs) and non-employee directors (“Participants”) may defer portions of their compensation. The Company may also in its discretion make contributions to participant accounts. The Deferred Compensation Plan was effective as of January 1, 2017 and is administered by the Compensation Committee. The Company determines which forms of compensation are eligible for deferral and can prescribe limits on the amount of deferrals.

Amounts that are deferred, in the case of cash-based deferrals, may also accrue notional investment returns based on the performance of one or more measurement funds selected by the Company and in which the Participant may elect to have portions of his/her cash account hypothetically invested. The Deferred Compensation Plan is not funded, payments are made out of the Company’s general assets and Participants are unsecured general creditors of the Company with respect to deferred amounts. However, the Company may, in its discretion, establish a “rabbi trust” to provide the Company with a source of funds for meeting its financial obligations under the Deferred Compensation Plan.

Participants generally must have submitted their elections to defer compensation before the calendar year in which compensation is earned (except that Participants can make a deferral election within 30 days of their initial eligibility to participate in the Deferred Compensation Plan). Settlement of deferred amounts will be effected in accordance with the Deferred Compensation Plan and the applicable deferral election and generally will be paid in either a lump sum or a series of annual installments after the applicable distribution date. Deferred compensation amounts can be paid out on an accelerated basis under certain circumstances including a change in control of the Company. The aggregate amount that could potentially be paid out under the Deferred Compensation Plan is presently indeterminable and will depend on the amounts and types of deferrals along with the performance of the hypothetical investments and Company stock value.

The Deferred Compensation Plan is governed by the laws of the state of Delaware except to the extent preempted by ERISA. It is intended that the Deferred Compensation Plan and any payments thereunder comply with Internal Revenue Code Section (“Code”) 409A, which governs the federal income taxation of nonqualified deferred compensation. The Deferred Compensation Plan will remain in effect until terminated by the Company but deferred amounts may still, in certain circumstances, remain outstanding in accordance with the applicable deferral elections after termination of the Deferred Compensation Plan.

Potential Payments Upon Termination or Change in Control

Payments made upon resignation or termination for cause, death or disability

If an NEO resigns or his/her employment is terminated by us for cause, the NEO will be entitled only to any accrued and unpaid salary and vested benefits and no severance. Mr. Lebda is entitled to certain additional base salary payments upon termination of his employment due to death or disability, as set forth in Mr. Lebda’s employment agreement, described above. In addition, equity awards held by the NEOs will become fully vested upon termination of employment due to death or disability.

Payments made upon involuntary termination by the Company without cause or for good reason by NEO, or company change in control

If an NEO who is party to an employment (or offer letter) agreement is involuntarily terminated either without cause by us (or by the NEO due to a specified good reason), such NEO may be entitled to severance benefits, as set forth in the table below.

Hypothetical potential payment estimates

The table below provides estimates for compensation payable to each NEO under hypothetical termination of employment and change in control scenarios under our compensatory arrangements other than nondiscriminatory arrangements generally available to salaried employees. If any such NEO resigns without “Good Reason” or is terminated by us for “Cause” (as defined for each NEO in the table below), such NEO will be entitled only to any accrued and unpaid salary and vested benefits and no severance benefits.

The amounts shown in the table are estimates and assume the hypothetical involuntary termination or change in control occurred on December 31, 2018, the last day of 2018, applying the provisions of the contractual agreements that were in effect as of such date. Due to the number of factors and assumptions that can affect the nature and amount of any benefits provided upon the events discussed below, any amounts paid or distributed upon an actual event may (and likely will) differ. Ms. Pierce has been excluded from the table because her payments upon termination were actually determined upon her voluntary resignation in August 2018. In connection with Ms. Pierce's voluntary resignation, the Board accelerated the vesting of 286 shares of Common Stock underlying an option granted to Ms. Pierce on February 24, 2016. The value of such acceleration was $50,280.

For purposes of the hypothetical payment estimates shown in the table below, some of the other important assumptions were:

•	Annual base salary as of December 31, 2018;

•	Severance benefits as provided under the NEO's employment agreement or change in control letter;

•	Cash out of all unvested equity compensation awards (for which vesting is accelerated on December 31, 2018) at their intrinsic value on December 31, 2018;

•	December 31, 2018 per share closing price of $219.57 (last trading day of 2018);

•	No severance benefits are offset by mitigation; and

•	NEOs comply with all conditions to obtaining severance benefits including providing release of claims.

Name	Change in Control Without Involuntary Termination (1)	Involuntary Termination (Without Cause or for Good Reason) Outside of Change in Control (2)(3)	Involuntary Termination (Without Cause or for Good Reason) Within 12 Months of a Change in Control (1)(2)(3)	Death or Disability (4)
Douglas Lebda
Cash Severance	$—	$2,625,000	$4,312,500	$—
Continuation of Health Insurance Benefits	—	20,007	20,007	—
Acceleration of Vesting of Equity Awards	32,715,792	25,316,283	32,715,792	32,417,729
Total	$32,715,792	$27,961,290	$37,048,299	$32,417,729
J.D. Moriarty
Cash Severance	$—	$400,000	$1,700,000	$—
Continuation of Health Insurance Benefits	—	7,488	7,488	—
Acceleration of Vesting of Equity Awards	5,199,740	1,986,802	5,199,740	4,517,872
Total	$5,199,740	$2,394,290	$6,907,228	$4,517,872
Neil Salvage
Cash Severance	$—	$450,000	$2,250,000	$—
Continuation of Health Insurance Benefits	—	18,615	18,615	—
Acceleration of Vesting of Equity Awards	4,594,391	69,877	4,594,391	4,167,878
Total	$4,594,391	$538,492	$6,863,006	$4,167,878
Carla Shumate
Cash Severance	$—	$132,500	$265,000	$—
Continuation of Health Insurance Benefits	—	—	—	—
Acceleration of Vesting of Equity Awards	268,525	—	268,525	231,866
Total	$268,525	$132,500	$533,525	$231,866

(1)
For Mr. Lebda, a “Change of Control” results when: (i) any person or entity, other than Mr. Lebda or persons or entities having beneficial ownership of securities of the Company also beneficially owned by Mr. Lebda, becomes a beneficial owner, directly or indirectly, of securities of the Company representing fifty percent or more of the total voting power of all of the Company’s then outstanding voting securities, excluding such event occurring via the acquisition by such person or entity of beneficial ownership of securities from, or via the sharing of beneficial ownership with, Mr. Lebda’s beneficially-owned entities, (ii) a merger or consolidation of the Company in which the Company’s voting securities immediately prior to the merger or consolidation do not represent, or are not converted into securities that represent, a majority of the voting power of all voting securities of the surviving entity immediately after the merger or consolidation, or (iii) a sale of all or substantially all of the assets of the Company or a liquidation or dissolution of the Company. For purposes of defining Change of Control for Mr. Lebda, “Company” refers to LendingTree, Inc. as a whole and does not apply to events only affecting specific businesses or subsidiaries of LendingTree, Inc.

For Messrs. Moriarty, and Salvage, and Ms. Shumate, “Change of Control” means: (i) a transaction in which any person or entity who is not a controlling shareholder becomes a beneficial owner, directly or indirectly, of securities of the Company representing fifty percent or more of the total voting power of all of the Company’s then outstanding voting securities, (ii) a merger or consolidation of the Company in which the Company’s voting securities immediately prior to the merger or consolidation do not represent, or are not converted into securities that represent, a majority of the voting power of all voting securities of the surviving entity immediately after the merger or consolidation, or (iii) a sale of all or substantially all of the assets of the Company or a liquidation or dissolution of the Company. For purposes of defining Change of Control for Messrs. Moriarty, and Salvage, and Ms. Shumate, “Company” refers to LendingTree, Inc. as a whole and does not apply to events only affecting specific businesses or subsidiaries of LendingTree, Inc.

(2)
For Mr. Lebda, “Cause” means: (a) the plea of guilty or nolo contendere to, or conviction for, a felony offense, provided that (i) after indictment, the Company may suspend Mr. Lebda from the rendition of services, but without limiting or modifying in any other way the Company’s obligations to Mr. Lebda under his employment agreement, and (ii) Mr. Lebda’s employment will be immediately reinstated if the indictment is dismissed or otherwise dropped and there is not otherwise grounds to terminate his employment for Cause; (b) a material breach by Mr. Lebda of a fiduciary duty owed to the Company; (c) a material breach by Mr. Lebda of any of the restrictive covenants made by him in his employment agreement; or (d) the willful or gross neglect by Mr. Lebda of the material duties required by his employment agreement.

For Messrs. Moriarty and Salvage, “Cause” is defined as: fraud, dishonesty, theft, embezzlement, misconduct by the NEO that is (or could reasonably be expected to be) injurious to the Company or any of its affiliates, conviction of, or entry of a plea of guilty or nolo contendere to, a crime that constitutes a felony or crime involving moral turpitude, competition with the Company or any of its affiliates, unauthorized use of any trade secrets or confidential information of the Company or any of its affiliates, a material violation of any policy, code, or standard of ethics applicable to the NEO, a material breach of the NEO’s duties (fiduciary or otherwise), the NEO’s disregard of lawful instructions of the Company, or, following written notice and fifteen calendar days to cure, the NEO’s excessive and/or unexcused absenteeism unrelated to a disability, the NEO’s breach of his employment agreement, or the neglect by the NEO of the duties assigned to him.

For Ms. Shumate, “Cause” is generally defined as (i) gross negligence by the NEO in performing her duties or (ii) any breach of her fiduciary duties to the Company or (iii) conviction of (or guilty or no contest plea) to any felony, act of fraud or embezzlement, or (iv) material violation of a Company policy or (v) any unauthorized use or disclosure of confidential information or trade secrets or (vi) failure to cooperate in a Company investigation.

(3)
For Mr. Lebda, “Good Reason” means the occurrence of any of the following without Mr. Lebda’s written consent: (i) a material adverse change in his title at the Company, duties for the Company, operational authorities or reporting responsibilities as they relate to his position as Chairman and Chief Executive Officer of the Company from those in effect immediately following the date of his agreement, excluding for this purpose any such change that is an isolated and inadvertent action not taken in bad faith and that is remedied by the Company promptly after receipt of notice thereof given by Mr. Lebda (and it will be considered a material adverse change if immediately following a Change of Control Mr. Lebda is not the chief executive officer of the ultimate parent entity of the combined or surviving entity resulting from such Change of Control), (ii) a material reduction in his annual base salary, (iii) a relocation of his principal place of business more than 25 miles from the Charlotte, North Carolina metropolitan area, or (iv) a material breach by the Company of his agreement, excluding for this purpose any such action that is an isolated and inadvertent action not taken in bad faith and that is remedied by the Company promptly after receipt of notice thereof given by Mr. Lebda.

For Messrs. Moriarty and Salvage, “Good Reason” is generally defined as the occurrence of any of the following without the NEO’s written consent: material adverse change in the office to which the NEO reports, subject to specified conditions; material reduction in the NEO’s annual base salary; or relocation of the NEO’s principal place of business more than fifty miles from the location specified in the NEO’s employment agreement.

For Ms. Shumate, "Good Reason" is generally defined as the occurrence of any of the following without Ms. Shumate's written consent: (i) a material adverse change in her title, duties, operational authorities or reporting responsibilities from those in effect immediately prior to the Change in Control, excluding for this purpose any such change that is an isolated and inadvertent action not taken in bad faith and that is remedied by the Company promptly after receipt of notice thereof and further excluding a change in her reporting officer due to internal restructuring, realignment, or the resignation, promotion, demotion, or a reorganization of managers within the Company, (ii) a material reduction in her annual base salary, or (iii) a relocation of her principal place of business more than 50 miles from her current office.

(4)
For Mr. Lebda, “Disability” means a condition, resulting from bodily injury or disease, that renders, and for a six consecutive month period has rendered, him unable to perform substantially the duties pertaining to his employment with the Company. A return to work of less than 14 consecutive days would not be considered an interruption in his six consecutive months of disability. Disability will be determined by the Company on the basis of medical evidence satisfactory to the Company.

CEO Pay Ratio

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, we are providing the following information about the relationship of the annual total compensation of our employees and the annual total compensation of Mr. Doug Lebda, Chairman and Chief Executive Officer (the CEO”). The CEO Pay Ratio is a reasonable estimate calculated in a manner consistent with SEC rules based on our payroll and employment records and the methodology described below.
To identify the median employee in 2018, we determined the Pay Ratio Employee Population to be persons employed by the Company, and its subsidiaries, on a full-time, part-time, seasonal, or temporary basis as of December 1, 2018. We did not include contractors or leased workers who provide services but are not employed, and whose compensation is determined by an unaffiliated third party. We also excluded 289 employees that were existing employees of companies LendingTree acquired in 2018. As a result, we determined that our Pay Ratio Employee population is 641 employees.
In calculating the compensation for the Pay Ratio Population, we utilized annual compensation, overtime paid, commissions paid, annual cash incentive, annual equity grants, 401(k) matching and allowances. We included annual equity grants because we grant equity to a large percentage of our employee population and therefore believe it is applicable to the CEO Pay Ratio. We annualized the compensation for permanent employees who were hired between January 1, 2018 and December 31, 2018.
Using this measure, we identified a “median employee” who had an annual total compensation in 2018 of $109,139 as determined under the same rules used to determine Mr. Lebda's total compensation for 2018. The annual compensation in 2018 for our CEO was $42,318,238. Based on this information, the CEO Pay Ratio of the total annual compensation of our CEO to the total annual compensation of our median employee for fiscal 2018 is 388:1.
The SEC rules for identifying the median compensated employee and calculating the CEO Pay Ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their compensation practices. As such, the CEO Pay Ratio reported by other companies may not be comparable to the pay ratio reported below, as other companies may have different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

Compensation Committee Interlocks and Insider Participation

The members of our Compensation Committee in 2018 were Steven Ozonian, Saras Sarasvathy (who served on our Compensation Committee until February 2018), G. Kennedy Thompson (who replaced Ms. Sarasvathy on our Compensation Committee in February 2018), and Craig Troyer. Except as noted below, no member of the Compensation Committee is or was one of our officers or employees, or is related to any other member of the Compensation Committee, or any member of our Board of Directors, or any other of our NEOs, by blood, marriage or adoption or had any other relationship requiring disclosure under SEC rules. Mr. Ozonian was an officer and employee of the Company from November 1, 2010 through March 31, 2011. None of our executive officers served as a member of the board or compensation committee, or similar committee, of any other company whose executive officer(s) served as a member of our Board of Directors or our Compensation Committee.

COMPENSATION COMMITTEE REPORT

The following report has been submitted by the Compensation Committee of the Board:

The Compensation Committee of the Board has reviewed and discussed our Compensation Discussion and Analysis with management. Based on this review and discussion, the Compensation Committee unanimously recommended to the Board that the Compensation Discussion and Analysis be included in our definitive proxy statement on Schedule 14A for our 2019 Annual Meeting, which is incorporated by reference in our Annual Report on Form 10-K for the fiscal year ended December 31, 2018, each as filed with the Securities and Exchange Commission.

The foregoing report was submitted by the Compensation Committee of the Board and shall not be deemed to be “soliciting material” or to be “filed” with the SEC or subject to Regulation 14A promulgated by the SEC or Section 18 of the Securities Exchange Act of 1934, and shall not be deemed incorporated by reference into any prior or subsequent filing by us under the Securities Act of 1933 or the Securities Exchange Act of 1934.

COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS Steven Ozonian, Chairperson G. Kennedy Thompson Craig Troyer

DIRECTOR COMPENSATION

2018 Non-Employee Director Compensation

Our Nominating and Corporate Governance Committee recommends to our Board non-employee director compensation arrangements, which are designed to provide competitive compensation necessary to attract and retain high quality non-employee directors and to encourage ownership of our stock to further align directors’ interests with those of our stockholders. When considering non-employee director compensation arrangements, management provides the Nominating and Corporate Governance Committee with information regarding various types of non-employee director compensation arrangements and practices of select peer companies.

FW Cook conducted an independent review of our non-employee director compensation on behalf of the Compensation Committee in March 2018, which resulted in a report that was provided to our Nominating and Corporate Governance Committee. The report compared our director compensation to the same 96-company sample group used by FW Cook for evaluating executive compensation of other NEOs. At the time of preparation of this report, our market capitalization was below the median of the sample group. The report concluded that the total compensation provided to a typical director was below the median, and FW Cook recommended that total board compensation, including cash and equity, be increased so that it is closer to the median of the sample group, though it remained below-median.

In April 2018, our Nominating and Corporate Governance Committee recommended, and our Board of Directors approved, the following modifications to our director compensation program, effective as of the date of the 2018 Annual Meeting: (i) dollar value of the annual retainer increased from $40,000 to $50,000; (ii) dollar value of the annual fees to be paid for service as Audit Committee Chair, Compensation Committee Chair, and Nominating and Corporate Governance Committee Chair increased from $15,000, $10,000, and $10,000, respectively, to $25,000, $20,000, and $13,000, respectively; and (iii) dollar value of the annual equity grant to non-employee directors increased from $60,000 to $140,000. These increases were consistent with the FW Cook recommendations. The composition of the annual equity award remains two-thirds of the total grant value (now approximately $95,000) in the form of restricted stock units and one-third of the total grant value (now approximately $45,000) in the form of nonqualified stock options. All equity awards will vest on the one year anniversary of the grant date, or earlier upon the occurrence of a change in control occurring during a director's service or the non-employee director's death or disability. The magnitude of the equity awards will continue to be pro-rated for a partial year of service for a newly appointed non-employee director, with vesting similarly pro-rated for the partial service.

The following table presents our non-employee director compensation arrangements for 2018:

Elements:	Cash Retainer/Fees ($)	Annual Restricted Stock Units/Stock Option Award ($)
Annual retainer	$50,000	$140,000
Audit Committee Chair	$25,000	$—
Service on the Audit Committee (excluding the Audit Committee Chair who will instead receive the fee described above)	$10,000	$—
Lead Independent Director	$35,000	$—
Service on the Transactions Committee	$2,500	$—
Compensation Committee Chair	$20,000	$—
Service on the Compensation Committee (excluding the Compensation Committee Chair who will instead receive the fee described above)	$10,000	$—
Nominating and Corporate Governance Committee Chair	$13,000	$—
Service on the Nominating and Corporate Governance Committee (excluding the Nominating and Corporate Governance Committee Chair who will instead receive the fee described above)	$10,000	$—

As shown above, each non-employee member of our Board receives an annual cash retainer in the amount of $50,000. Each member of the Audit, Compensation, Nominating and Corporate Governance, and Transactions Committees (and their respective chairpersons, except for the chairperson of the Transactions Committee) receives an additional annual retainer in the amounts reflected above. Our Lead Independent Director receives an additional retainer in the amount reflected above. Compensation may also be provided for service on any special or ad hoc committee that the Board may form from time to time.

The Stock Plan provides that any non-employee director can receive total compensation in any calendar year that in the aggregate does not exceed $640,000. Such total compensation limit includes all cash compensation such as annual retainers and other fees (whether or not granted under the Stock Plan) plus the aggregate grant date fair market value (computed as of the date of grant in accordance with applicable financial accounting rules) of all Awards issued under the Stock Plan (or under any other incentive plan). For the avoidance of doubt, any compensation that is deferred will be counted toward this total compensation limit in the calendar year in which the compensation is vested, and not in any later calendar year when it is paid to the non-employee director.

Compensation Election for Non-Employee Directors. Beginning in 2017, non-employee directors could elect to have their cash fees which would be earned for service on our Board and its committees instead paid in the form of vested restricted stock units (“RSU”) or stock option awards which would be issued under the Stock Plan. In addition, a non-employee director may elect to receive stock options in lieu of the annual RSU award described in "2018 Non-Employee Director Compensation" above. If a director timely makes such an election, then such director will be entitled to receive on the date of the Company’s annual meeting of stockholders during the following calendar year (the “Reference Date”) a RSU award or stock option award (as applicable) for a number of shares equal to the amount of the cash compensation or the value of the RSU annual award (as applicable) otherwise due to such director on the Reference Date divided by the Company’s closing share price on the Reference Date, in the case of RSUs, or divided by the product of our closing per share price on the Reference Date multiplied by the Black-Scholes valuation percentage then used by the Compensation Committee for the determination of broad-based stock option grants to employees. The stock option per share exercise price will be equal to the closing per share price on the Reference Date. The election to receive cash fees in the form of RSUs or stock options must be made in writing on or before the last business day of the calendar year and applies to the cash fees that would otherwise become payable to the director in the following calendar year. A newly elected or appointed non-employee director will first be eligible to make the election within thirty days after he or she joins our Board, effective for the remainder of the calendar year in which the director is elected or appointed. Once given, an election will generally be irrevocable for the calendar year for which it is made and each such election will affect only such calendar year. A new election will be required for each subsequent calendar year.

Commencing in 2017 non-employee directors became eligible to defer portions of their compensation pursuant to the Deferred Compensation Plan which is described in further detail above under the heading "Nonqualified Deferred Compensation."

Non-employee directors are also reimbursed for all reasonable expenses incurred in connection with attendance at meetings of our Board and its committees.

Stock Ownership Guidelines for Non-Employee Directors. In order to align the financial interests of our non-employee directors with those of our stockholders, our Board adopted a stock ownership guideline for non-employee directors in April 2018. The guideline is minimum ownership of five times the annual cash Board retainer. Non-employee directors are expected to accumulate the required ownership within five years of the later of the adoption of the policy or joining the Board. Ownership includes shares beneficially owned, restricted stock units (whether vested or unvested, except RSUs subject to performance vesting conditions), shares owned through savings plans, such as a 401(k) plan or deferred compensation plan, or acquired through an employee stock purchase plan, in each case to the extent such plans are established and apply to non-employee members of the Board, and the in-the-money value of stock options (whether vested or unvested, except stock options subject to performance vesting conditions).

The following table provides information on the compensation of our non-employee directors for the year ended December 31, 2018.
DIRECTOR COMPENSATION - 2018

Name(1)	Fees Earned or Paid in Cash ($)	Stock Awards (2) ($)	Option Awards (2) ($)	Total ($)
Thomas Davidson	$55,500	$94,989	$45,639	$196,128
Neal Dermer	$5,000	$—	$186,267	$191,267
Robin Henderson	$65,500	$94,989	$45,639	$206,128
Peter Horan	$69,650	$94,989	$45,639	$210,278
Steven Ozonian	$116,500	$94,989	$45,639	$257,128
Saras Sarasvathy	$55,500	$94,989	$45,639	$196,128
G. Kennedy Thompson	$—	$—	$200,218	$200,218
Craig Troyer	$5,000	$—	$194,018	$199,018
Gabe Dalporto(3)	$45,916	$55,502	$149,009	$250,427

(1)	Compensation for Mr. Lebda for 2018 is set forth in the Summary Compensation Table. He did not receive additional compensation for service on the board of directors in 2018.

(2)
Reflects the dollar amounts of the aggregate grant date fair value, computed in accordance with FASB ASC Topic 718, Stock Compensation, of the restricted stock unit and stock option awards granted to the directors. Generally, the grant date fair value is the amount that we would expense in our financial statements over the award’s vesting schedule. For additional information regarding the assumptions made in calculating these amounts, see Note 11 “Stock-Based Compensation” to our audited, consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2018 as filed with the SEC on February 28, 2019. On February 16, 2018 Mr. Dalporto received a grant of 37 restricted stock units that vests in two equal annual installments beginning on February 16, 2019, and a grant of a stock option to purchase 37 common shares that vests in two equal annual installments beginning on February 16, 2019. On June 13, 2018, (i) each of Mr. Davidson, Ms. Henderson, Mr. Horan, Mr. Ozonian, and Ms. Sarasvathy received a grant of 387 restricted stock units and a grant of a stock option to purchase 375 common shares, (ii) Mr. Dalporto received a grant of 169 stock units which were fully vested at grant and a grant of a stock option to purchase 1,167 common shares, (iii) Mr. Dermer received grants of stock options to purchase an aggregate of 1,538 common shares, (iv) Mr. Thompson received grants of stock options to purchase an aggregate of 1,655 common shares, and (v) Mr. Troyer received grants of stock options to purchase an aggregate of 1,603 common shares. On June 13, 2018, the closing price of a share of our common stock on the Nasdaq Stock Market was $245.45. The per share exercise price for the stock options is $245.45. Subject to continued service, both the restricted stock units (other than those granted to Mr. Dalporto) and the stock options vest on June 13, 2019. The stock options’ maximum term is ten years after the date of grant. Mr. Dermer, Mr. Thompson and Mr. Troyer each elected to receive their annual cash fees (less $5,000 for Mr. Dermer and Mr. Troyer which each of them elected to contribute to the LendingTree Political Action Committee) in the form of stock options.

(3)
Mr. Dalporto was employed by the Company in a non-officer employee position through February 7, 2018. The amount included in the "Fees Earned or Paid in Cash" Column reflects compensation paid to Mr. Dalporto's services as an employee in 2018. Mr. Dalporto elected to receive his annual cash fees in the form of RSUs.

The table below provides the number of outstanding stock options and restricted stock units held by each non-employee director as of December 31, 2018.

Name	Aggregate Number of Options Outstanding at Fiscal Year End (#)	Aggregate Number of RSUs Outstanding at Fiscal Year End (#)
Thomas Davidson	718	560
Neal Dermer	5,696	—
Robin Henderson	1,685	508
Peter C. Horan	3,565	508
Steven Ozonian	3,565	508
Saras Sarasvathy	1,703	508
G. Kennedy Thompson	1,998	173
Craig Troyer	5,552	—
Gabe Dalporto	3,762	37
EQUITY COMPENSATION PLAN INFORMATION TABLE

The following table summarizes information, as of December 31, 2018, regarding our equity compensation plans pursuant to which grants of stock options, restricted stock, restricted stock units or other rights to acquire shares may be granted from time to time.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights		Number of Securities Remaining Available For Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in the First Column)
Equity compensation plans approved by security holders:
2008 Stock and Annual Incentive Plan	2,049,696	$127.18	(1)	157,949
Equity compensation plans not approved by security holders:
2017 Inducement Grant Plan (2)	85,532	$—		414,468
Total	2,135,228	$127.18	(1)	572,417

(1)	The weighted average exercise price does not take into account the shares subject to outstanding time-based vesting restricted stock units which settle on a one share for one unit basis.

(2)
Reflects the 2017 Inducement Grant Plan, which provides for the issuance of up to 500,000 shares of the Company’s common stock, par value $0.01 per share, issuable as inducements to any prospective employee who was not previously an employee or director of the Company, or following a bona fide period of non-employment. The plan was exempt from stockholder approval requirements as an employment inducement grant plan under applicable Nasdaq listing standards. Future awards may be made under this plan.

OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table presents information, as of April 15, 2019, relating to the beneficial ownership of our shares of common stock by (1) each person known by us that owns beneficially more than 5% of the outstanding shares of common stock, (2) each current director and director nominee, (3) each of the NEOs, and (4) all executive officers and directors as a group.

Unless otherwise indicated, beneficial owners listed in the following table may be contacted at our corporate headquarters located at 11115 Rushmore Drive, Charlotte, North Carolina 28277. For each listed person, the number of shares of common stock and percent of such class listed assumes the conversion or exercise of any equity securities owned by such person that are or will become convertible or exercisable, and the exercise of stock options and the vesting of restricted stock units, if any, that will vest, within 60 days of April 15, 2019, but does not assume the conversion, exercise or vesting of any such equity securities owned by any other person. As of April 15, 2019, there were 12,879,149 shares validly issued and outstanding.

Name of Beneficial Owner	Amount of Beneficial Ownership		Percent of Class
Gabriel Dalporto	4,567	(1)	*
Thomas Davidson	1,450	(2)	*
Neal Dermer	12,171	(3)	*
Robin Henderson	3,319	(4)	*
Peter Horan	24,088	(5)	*
Douglas Lebda	2,246,332	(6)	16.7%
Steven Ozonian	9,567	(7)	*
Saras Sarasvathy	3,610	(8)	*
G. Kennedy Thompson	14,343	(9)	*
Craig Troyer	9,322	(10)	*
J.D. Moriarty	30,372	(11)	*
Neil Salvage	61,739	(12)	*
Carla Shumate	4,093	(13)	*
Katharine Pierce	—		*
All directors and executive officers as a group (15 persons)	2,428,163	(14)	17.9%
GCI Liberty, Inc.	3,443,989	(15)	26.7%
Baillie Gifford & Company	1,390,523	(16)	10.8%
Blackrock, Inc.	871,096	(17)	6.8%
Vanguard	709,388	(18)	5.5%
FMR LLC	643,906	(19)	5.0%
* The percentage of shares beneficially owned does not exceed 1%.

(1)	Includes 3,743 shares subject to options exercisable within 60 days of April 15, 2019.

(2)	Includes 718 shares subject to options exercisable within 60 days of April 15, 2019 and 508 restricted stock units that are scheduled to vest within 60 days of April 15, 2019.

(3)	Includes 5,696 shares subject to options exercisable within 60 days of April 15, 2019.

(4)	Includes 1,685 shares subject to options exercisable within 60 days of April 15, 2019 and 508 restricted stock units that are scheduled to vest within 60 days of April 15, 2019.

(5)	Includes 3,565 shares subject to options exercisable within 60 days of April 15, 2019 and 508 restricted stock units that are scheduled to vest within 60 days of April 15, 2019.

(6)
Includes 45,374 shares held by a family trust. Also includes 4,810 shares owned by Mr. Lebda’s spouse with respect to which Mr. Lebda has disclaimed beneficial ownership and 1,000,000 shares owned by Lebda Family Holdings, LLC, of which Mr. Lebda is the Manager. Also includes 563,944 shares subject to options exercisable within 60 days of April 15, 2019.

(7)	Includes 3,565 shares subject to options exercisable within 60 days of April 15, 2019 and 508 restricted stock units that are scheduled to vest within 60 days of April 15, 2019.

(8)	Includes 1,703 shares subject to options exercisable within 60 days of April 15, 2019 and 508 restricted stock units that are scheduled to vest within 60 days of April 15, 2019.

(9)	Includes 1,998 shares subject to options exercisable within 60 days of April 15, 2019 and 121 restricted stock units that are scheduled to vest within 60 days of April 15, 2019.

(10)	Includes 5,552 shares subject to options exercisable within 60 days of April 15, 2019.

(11)	Includes 18,637 shares subject to options exercisable within 60 days of April 15, 2019 and 7,136 restricted stock units that are scheduled to vest within 60 days of April 15, 2019.

(12)	Includes 55,914 shares subject to options exercisable within 60 days of April 15, 2019.

(13)	Includes 1,436 shares subject to options exercisable within 60 days of April 15, 2019.

(14)
Includes 669,120 share subject to options exercisable within 60 days of April 15, 2019 and 9,797 restricted stock units that are scheduled to vest within 60 days of April 15, 2019. Amount includes beneficial ownership of Jill Olmstead, Chief Human Resources & Administrative Officer, and Sushil Sharma, Chief Product Officer, who became executive officers on April 24, 2019.

(15)
Information based on a Schedule 13D/A filed with the SEC by GCI Liberty, Inc. on July 6, 2018. The address of GCI Liberty, Inc. reported on such Schedule 13D/A is 12300 Liberty Boulevard, Englewood, Colorado 80112.

(16)
Information based on a Schedule 13G filed with the SEC by Baillie Gifford & Co ("Baillie Gifford") on January 15, 2019. The address of Baillie Gifford reported on such Schedule 13G is Calton Square, 1 Greenside Row, Edinburgh EH1 3AN, Scotland, UK.

(17)
Information based on a Schedule 13G filed with the SEC by Blackrock, Inc. ("Blackrock") on January 2, 2019. The address of Blackrock reported on such Schedule 13G/A is 55 East 52nd Street, New York, NY 10055.

(18)
Information based on a Schedule 13G filed with the SEC by Vanguard Group, Inc. ("Vanguard") on February 11, 2019. The address of Vanguard reported on such Schedule 13G is 100 Vanguard Blvd., Malvern, PA 19355.

(19)	Information based on a Schedule 13G filed with the SEC by FMR LLC on February 13, 2019. The address of FMR LLC reported on such Schedule 13G is 245 Summer Street, Boston, MA 02210.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The "Spinco Agreements" with GCI Liberty, Inc.

In May 2008, IAC/InterActiveCorp entered into a “Spinco Agreement” with Liberty Interactive Corporation, or Liberty Interactive, and certain others. In August 2008, IAC/InterActiveCorp spun off our company and we entered into a Spinco Assignment and Assumption Agreement pursuant to which we assumed from IAC/InterActiveCorp all rights and obligations under the Spinco Agreement providing for post-spin-off governance arrangements related to our company. We refer to the Spinco Agreement and the Spinco Assignment and Assumption Agreement as the Spinco Agreements. The Spinco Agreements also required us to enter into a Registration Rights Agreement with Liberty Interactive and certain others at the time of the spin-off. On November 2, 2017, we entered into an Assignment and Assumption Agreement with Liberty Interactive, General Communication, Inc., or GCI, and certain others, which authorized Liberty Interactive to transfer its holdings of our stock and all of its applicable rights and obligations under the Spinco Agreements (subject to limited exceptions, as provided in the Spinco Agreements) and Registration Rights Agreement to GCI as part of a "split-off".

On March 9, 2018, Liberty Interactive, GCI and certain other parties consummated the split-off as contemplated by the Assignment and Assumption Agreement. As of July 10, 2018, GCI reported on a Schedule 13D/A filed with the SEC beneficial ownership of 3,443,989 shares of our common stock, representing 26.7 % of our outstanding common stock at April 15, 2019.

The following summary describes the material terms of our governance arrangements and related matters and is qualified by reference to the full Spinco Agreement, which is filed as Exhibit 10.1 to IAC/InterActiveCorp’s Current Report on Form 8-K dated May 16, 2008, the full Spinco Assignment and Assumption Agreement, which is filed as Exhibit 10.6 to our Current Report on Form 8-K filed August 25, 2008, the full Registration Rights Agreement, which is filed as Exhibit 10.5 to our Current Report on Form 8-K filed August 25, 2008, and the full Assignment and Assumption Agreement, which is filed as Exhibit 99.7(D) to Liberty Interactive’s Statement on Form SC 13D/A filed November 3, 2017.

Representation of GCI on Our Board of Directors

The Spinco Agreement generally provides that so long as GCI beneficially owns securities representing at least 20% of the total voting power of our equity securities, GCI has the right to nominate up to 20% of the directors serving on our Board of Directors (rounded up to the nearest whole number). Any director nominated by GCI must be reasonably acceptable to a majority of the directors on our Board of Directors who were not designated by GCI (or its predecessor-in-interest, Liberty Interactive). All but one of GCI’s nominees serving on our Board of Directors must qualify as “independent” under the Nasdaq Stock Market rules. In addition, the Nominating and Corporate Governance Committee may include only “Qualified Directors,” namely, directors other than any who were nominated by GCI (or its predecessor-in-interest, Liberty Interactive), are our officers or employees, or were not nominated by the Nominating and Corporate Governance Committee in their initial election to our Board of Directors and for whose election GCI (or its predecessor-in-interest, Liberty Interactive) voted shares. Liberty Interactive, the predecessor in interest of GCI, exercised its right to nominate Neal Dermer to serve on our Board of Directors in 2013 and further exercised its right to nominate Craig Troyer to serve on our Board of Directors in 2014.

Acquisition Restrictions

GCI has agreed in the Spinco Agreement not to acquire beneficial ownership of any of our equity securities (with specified exceptions) unless:

•	the acquisition was approved by a majority of the Qualified Directors;

•	the acquisition is permitted under the provisions described in “Competing Offers” below; or

•	after giving effect to the acquisition, GCI’s ownership percentage of our equity securities, based on voting power, would not exceed the Applicable Percentage.

The “Applicable Percentage” is based on Liberty Interactive’s ownership percentage of our company, based on voting power, at the time of our spin-off from IAC/InterActiveCorp in 2008 (which was approximately 30%), plus 5%, but in no event more than 35%. Following the spin-off, the Applicable Percentage may be reduced due to certain transfers of our equity securities by Liberty Interactive (or its successor in interest, GCI). These restrictions apply also to the affiliates of GCI who acquire GCI’s shares in our company. For purposes of calculating the “ownership percentage,” as used in relation to the Spinco Agreements, of any person, shares of voting stock which may be acquired upon the exercise, exchange or conversion of other equity securities, such as options, by that person (but not by any other person) are included in the calculation of that person’s “ownership percentage,” as if the shares which may be so acquired were outstanding and entitled to vote.

As a result of the split-off in March 2018, under the Assignment and Assumption Agreement, neither Liberty Interactive nor its Affiliates may acquire beneficial ownership of any of our company’s equity securities, other than the acquisition of less than 1% of our company’s outstanding equity securities through the acquisition of or investments in third parties who own them.

Transfer Restrictions

Unless a majority of the Qualified Directors consent, the Spinco Agreement prohibits transfers by GCI of any of our equity securities to any person except for certain transfers, including:

•	transfers to us or one of our subsidiaries;

•	transfers of any rights received in a rights offering;

•	transfers under Rule 144 under the Securities Act (or, if Rule 144 is not applicable, in “broker transactions”);

•	transfers pursuant to a third party tender or exchange offer or in connection with any merger or other business combination, which merger or business combination has been approved by us;

•
transfers in a public offering in a manner designed to result in a wide distribution, provided that the transfer is not made, to the knowledge of GCI, to any person whose ownership percentage (based on voting power) of our equity securities, after giving effect to the transfer, would exceed 15%;

•
a transfer of all of our equity securities beneficially owned by GCI and its affiliates in a single transaction if the transferee’s ownership percentage (based on voting power), after giving effect to the transfer, would not exceed the Applicable Percentage and only if the transferee assumes all of the rights and obligations of GCI under the Spinco Agreements;

•
specified transfers in connection with changes in the beneficial ownership of GCI (or the ultimate parent of GCI), or a specified distribution of the equity interests of GCI (or any of its affiliates which owns our equity securities) which results in the transfer of all equity interests in our company beneficially owned by that entity and its affiliates, or certain similar events, but only if the transferee assumes all of the rights and obligations of GCI under the Spinco Agreements; and

•	specified transfers relating to certain hedging transactions or stock lending transactions, subject to specified restrictions.

These restrictions apply also to GCI’s affiliates who acquire GCI’s shares in our Company.

Competing Offers

During the period when GCI continues to have the right to nominate directors to our Board of Directors, if our Board of Directors determines to pursue certain types of transactions on a negotiated basis (either through an “auction” or with a single bidder), GCI is granted certain rights to compete with the bidder or bidders, including the right to receive certain notices and information, subject to specified conditions and limitations. In connection with any covered transaction that we are negotiating with a single bidder, our Board of Directors must consider any offer for a transaction made in good faith by GCI but is not obligated to accept the offer or to enter into negotiations with GCI.

If a third party commences a tender or exchange offer for at least 35% of our capital stock other than pursuant to an agreement with us and our Board of Directors fails to take certain actions to block such third party from acquiring an ownership percentage (based on voting power) exceeding the Applicable Percentage, for so long as the offer continues and we do not commence negotiations with that third party, GCI generally will be relieved of the obligations described under “Acquisition Restrictions” above to the extent necessary to permit GCI to commence and consummate a competing offer. If GCI’s ownership percentage (based on voting power) as a result of the consummation of a competing offer in response to a tender or exchange offer described in this paragraph exceeds 50%, any consent or approval requirements of the Qualified Directors in the Spinco Agreements will be terminated, and, following the date that GCI’s ownership percentage (based on voting power) exceeds 50%, the obligations described under “Acquisition Restrictions” will be terminated.

If a third party publicly discloses that its ownership percentage (based on voting power) exceeds 20% and our Board of Directors fails to take certain actions to block such third party from acquiring an ownership percentage (based on voting power) exceeding the Applicable Percentage, GCI generally will be relieved of the obligations described under “Acquisition Restrictions” above to the extent reasonably necessary to permit GCI to commence and consummate an offer to acquire all of our equity interests. With respect to Mr. Lebda, our Chairman and Chief Executive Officer, and certain of his family members and his and their related entities, unless it is publicly disclosed that Mr. Lebda or any of those family members or related entities has formed a “group” with a third party, the ownership percentage threshold is 30% (rather than 20%), and in calculating the ownership percentage, shares of stock which may be acquired upon the exercise, exchange or conversion of other equity securities, such as options, are excluded.

Other

Amendments to the Spinco Agreement and determinations required to be made thereunder (including approval of transactions between GCI or its affiliates and us that would be reportable under the proxy rules) will require the approval of a majority of the Qualified Directors.

Registration Rights Agreement

Under the Registration Rights Agreement, GCI and its permitted transferees (which generally are any permitted transferees of our equity securities held by GCI, as discussed under “Transfer Restrictions” above) are entitled to three demand registration rights (and unlimited piggyback registration rights) in respect of the shares of our common stock received by GCI as a result of the spun-off from Liberty Interactive and other shares of our common stock acquired by GCI (or its predecessor-in-interest Liberty Interactive) or its affiliates consistent with the Spinco Agreements. These holders will be permitted to exercise their registration rights in connection with certain hedging transactions that they may enter into in respect of the registrable shares.

We are obligated to indemnify these holders, and each selling holder will be obligated to indemnify us, against specified liabilities in connection with misstatements or omissions in any registration statement.

Other Arrangements

In 2017, our Audit Committee approved a relationship with EverFi, Inc. pursuant to which EverFi, Inc. will provide financial literacy digital learning courses in communities where the Company operates as part of the Company’s community outreach and philanthropic efforts. The Company’s financial commitment to EverFi, Inc. was $225,000 for each of 2017 and 2018. In 2019, the agreement with EverFi, Inc. was amended to (i) continue the Company's financial commitment through July 2022 in an amount up to $250,000 per year, and (ii) utilize EverFi, Inc.'s suite of online compliance training programs for the Company's employees through March 2022 for $30,000 per year. Thomas Davidson is Chief Executive Officer and a significant equity owner of EverFi, Inc.

In 2018, the Company paid total compensation of $279,173, comprised of $111,923 in base salary, $76,163 grant date fair value in non-qualified stock options, $75,032 grant date fair value in restricted stock units, and $17,250 in non-equity incentive compensation to Megan Greuling. Ms. Greuling's annual salary for 2019 is $125,000, she participates in the non-equity bonus pool with a target bonus of 30% of annual salary, and she received $250,000 in a mix of restricted stock units and stock options in February 2019. Ms. Greuling is the spouse of our CEO and is an employee in our corporate communications department.

In 2018, the Company paid total compensation of $45,845 in base salary to Mr. Jarret DiToro and he also received restricted stock units valued at $24,503 and a stock option award valued at $10,756 (using the Black-Scholes valuation percentage used by the Compensation Committee) in February 2018. These grants did not vest due to Mr. DiToro's subsequent departure from the Company in April 2018. Mr. DiToro is the brother-in-law of Mr. Dalporto and was an employee in our marketing department.
RELATED PERSONS TRANSACTION POLICY

Our Board of Directors has adopted a written policy setting forth the procedures and standards we apply to reviewing and approving related person transactions. The policy covers any transaction, arrangement or relationship in which we are or will be a participant, and in which any related person had, has or will have a direct or indirect interest other than (a) employment relationships or transactions involving an executive officer and any related compensation solely resulting from such employment if such compensation was approved, or recommended to our Board of Directors for approval, by the Compensation Committee; (b) compensation for serving as a director; (c) payments arising solely from the ownership of our equity securities in which all holders of that class of equity securities received the same benefit on a pro rata basis; or (d) such other exclusions as may be permitted pursuant to applicable rules and regulations of the SEC or any stock exchange upon which our common stock may then be listed. Under the policy, “related person” means: (1) any of our directors, director nominees or executive officers; (2) any person who is known to be the beneficial owner of more than 5% of any class of our voting securities; (3) any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law of, and/or any other person (other than a tenant or employee) sharing the household of, any person named in (2) or (3) above; (4) any firm, corporation or other entity or organization (profit or not-for-profit) for which any person named in (1)-(2) above serves as an employee, executive officer, partner or principal (or other similar position); and (5) any firm, corporation or other entity or organization (profit or not-for-profit) for which any person named in (1)-(2) above has a 5% or greater beneficial ownership interest.

Under the policy, all related person transactions where the amount involved exceeds $120,000 must be reviewed by either our Audit Committee or another independent body of our Board of Directors.
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our executive officers, directors and certain persons who beneficially own more than 10% of our common stock to file with the SEC initial reports of ownership and reports of changes in ownership of the common stock and other equity securities of our Company. Such executive officers, directors and greater than 10% stockholders are required to furnish to us copies of all such reports they file. Based solely on our review of the copies of such reports received by us and written representations that no other reports were required for such persons, we believe that, during fiscal year 2018, all filing requirements applicable to our executive officers, directors and greater than 10% stockholders were complied with on a timely basis, except one Form 4 by Mr. Ozonian pursuant to which twelve transactions were reported late and one Form 4 by Mr. Salvage pursuant to which one transaction was reported late. In addition, Mr. Lebda reported late 24 transactions that, if reported timely, would have been reported on 11 Form 4s, ten of which Form 4s were filed timely for other related transactions. The ten late reported transactions on these ten Form 4s were due to an administrative error in the interpretation of trading reports received by the Company for transactions under Mr. Lebda's Rule 10b5-1 trading plan, as a result of which Form 4s reporting the market trades under such plan were filed timely but such Form 4s omitted the exercises of options through which Mr. Lebda obtained shares sold. Upon discovery of the error in May 2018, Mr. Lebda promptly amended the associated Form 4 reports to include the option exercise transactions.
ANNUAL REPORT

Upon written request to our Corporate Secretary at 11115 Rushmore Drive, Charlotte, North Carolina 28277, we will provide without charge to each person solicited an additional copy of our 2018 Annual Report on Form 10-K, including the financial statements and financial statement schedule filed therewith. Copies are also available on our website at https://investors.lendingtree.com/financials/sec-filings. We will furnish requesting stockholders with any exhibit not contained in our 2018 Annual Report on Form 10-K upon payment of a reasonable fee.
PROPOSALS BY STOCKHOLDERS
FOR PRESENTATION AT OUR 2020 ANNUAL MEETING

Stockholders who intend to have a proposal included in our proxy materials for presentation at our 2020 Annual Meeting of Stockholders must submit the proposal to us at our corporate headquarters no later than December 28, 2019, which proposal must be made in accordance with the provisions of Rule 14a-8 of the Exchange Act, unless the date of the 2020 Annual Meeting has been changed by more than 30 days from the date of the previous year's annual meeting, in which case the deadline is a reasonable time before the company begins to print and send its proxy materials. Stockholders who intend to present a proposal at our 2020 Annual Meeting of Stockholders without inclusion of the proposal in our proxy materials are required to provide notice of such proposal to our Corporate Secretary so that such notice is received by our Corporate Secretary at our principal executive offices no later than April 13, 2020, and no earlier than March 14, 2020; provided, however, that if the date of the 2020 Annual Meeting is advanced more than 30 days prior to or delayed by more than 30 days after the anniversary of the preceding year's annual meeting, notice to be timely must be so delivered not later than the close of business on the later of (i) the 90th day prior to the 2020 annual Meeting, or (ii) the 10th day following the day on which public announcement of the date of the 2020 annual Meeting is first made. We reserve the right to reject, rule out of order or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements, including those set forth in our bylaws.
OTHER MATTERS

We know of no matters to be submitted to the stockholders at the meeting. If any other matters properly come before the stockholders at the meeting, the persons named in the form of proxy will vote the shares they represent in their discretion.

Annex A

SIXTH AMENDED AND RESTATED
LENDINGTREE, INC.
2008 STOCK AND ANNUAL INCENTIVE PLAN

Section 1.	Purpose; Definition

The Company’s Board originally adopted the Plan effective as of August 20, 2008 (the “Effective Date”) and the Plan was originally approved by Company stockholders on August 20, 2008. The Plan has been subsequently amended and restated by the Board on previous occasions with such restatements also approved by Company stockholders. The Board’s most recent restatement of the Plan, the Sixth Amended and Restated LendingTree, Inc. 2008 Stock and Annual Incentive Plan (the “Sixth Plan Restatement”), was effected on April 24, 2019 (the “Board Approval Date”). This Sixth Plan Restatement is conditioned upon and subject to obtaining Company stockholder approval before the first anniversary of the Board Approval Date. The Sixth Plan Restatement and all of its terms shall become effective upon the date the Company stockholders approve the Sixth Plan Restatement, as long as such date is within twelve months of the Board Approval Date. If Company stockholder approval is not obtained before the first anniversary of the Board Approval Date, the Sixth Plan Restatement shall be null and void.

The purpose of this Plan is to give the Company a competitive advantage in attracting, retaining and motivating officers, employees, directors and/or consultants and to provide the Company and its Subsidiaries and Affiliates with a stock and incentive plan providing incentives directly linked to stockholder value.

Certain terms used herein have definitions given to them in the first place in which they are used. In addition, for purposes of this Plan, the following terms are defined as set forth below provided however that if a Participant’s Individual Agreement or Award Agreement expressly includes defined terms that expressly are different from and/or conflict with the defined terms contained in this Plan then the defined terms contained in the Individual Agreement or Award Agreement shall govern and shall supersede the definitions provided in this Plan:

(a)“Affiliate” means a corporation or other entity controlled by, controlling or under common control with, the Company.

(b)“Applicable Exchange” means Nasdaq or such other securities exchange as may at the applicable time be the principal market for the Common Stock.

(c)“Award” means an Option, Stock Appreciation Right, Restricted Stock, Restricted Stock Unit, or other stock based award granted or assumed pursuant to the terms of this Plan.

(d)“Award Agreement” means a written or electronic document or agreement setting forth the terms and conditions of a specific Award.

(e)“Beneficial Ownership” shall have the meaning given in Rule 13d-3 promulgated under the Exchange Act.

(f)“Board” means the Board of Directors of the Company.

(g)“Cause” means: (i) “Cause” as defined in any Individual Agreement to which the applicable Participant is a party, or (ii) if there is no such Individual Agreement or if it does not define Cause: (A) the willful or gross neglect by a Participant of his employment duties; (B) the plea of guilty or nolo contendere to, or conviction for, the commission of a felony offense by a Participant; (C) a material breach by a Participant of a fiduciary duty owed to the Company or any of its subsidiaries; (D) a material breach by a Participant of any nondisclosure, non-solicitation or non-competition obligation owed to the Company or any of its Affiliates; or (E) before a Change in Control, such other events as shall be determined by the Committee and set forth in a Participant’s Award Agreement. Notwithstanding the general rule of Section 2(c), following a Change in Control, any determination by the Committee as to whether “Cause” exists shall be subject to de novo review. The Board or Committee may in its discretion determine that a Participant’s employment with, or performance of services for, the Company and any of its Subsidiaries or Affiliates may be deemed to have been terminated for Cause if, after the Participant’s employment and/or service has terminated, facts and circumstances are discovered that would have justified a termination for Cause, including, without limitation, violation of material Company policies or breach of confidentiality or other restrictive covenants that may apply to the Participant.

(h)“Change in Control” has the meaning set forth in Section 9(b).

(i)“Code” means the Internal Revenue Code of 1986, as amended from time to time, and any successor thereto, the Treasury Regulations thereunder and other relevant interpretive guidance issued by the Internal Revenue Service or the Treasury Department. Reference to any specific section of the Code shall be deemed to include such regulations and guidance, as well as any successor provision of the Code.

(j)“Commission” means the Securities and Exchange Commission or any successor agency.

(k)“Committee” has the meaning set forth in Section 2(a).

(l)“Common Stock” means common stock, par value $0.01 per share, of the Company.

(m)“Company” means LendingTree, Inc., a Delaware corporation, or its successor.

(n)“Disability” means (i) “Disability” as defined in any Individual Agreement to which the Participant is a party, or (ii) if there is no such Individual Agreement or it does not define “Disability,” (A) permanent and total disability as determined under the Company’s long-term disability plan applicable to the Participant, or (B) if there is no such plan applicable to the Participant or the Committee determines otherwise in an applicable Award Agreement, “Disability” as determined by the Committee. Notwithstanding the above, with respect to an Incentive Stock Option, Disability shall mean Permanent and Total Disability as defined in Section 22(e)(3) of the Code and, with respect to each Award that constitutes a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code, the foregoing definition shall apply for purposes of vesting of such Award, provided that such Award shall not be settled until the earliest of: (i) the Participant’s “disability” within the meaning of Section 409A of the Code, or (ii) the Participant’s “separation from service” within the meaning of Section 409A of the Code and (iii) the date such Award would otherwise be settled pursuant to the terms of the Award Agreement.

(o)“Disaffiliation” means a Subsidiary’s or Affiliate’s ceasing to be a Subsidiary or Affiliate for any reason (including, without limitation, as a result of a public offering, or a spinoff or sale by the Company, of the stock of the Subsidiary or Affiliate) or a sale of a division of the Company and its Affiliates.

(p)“EBITA” means for any period, operating profit (loss) plus (i) amortization, including goodwill impairment, (ii) amortization of non-cash distribution and marketing expense and non-cash compensation expense, (iii) restructuring charges, (iv) non-cash write-downs of assets or goodwill, (v) charges relating to disposal of lines of business, (vi) litigation settlement amounts and (vii) costs incurred for proposed and completed acquisitions.

(q)“EBITDA” means for any period, operating profit (loss) plus (i) depreciation and amortization, including goodwill impairment, (ii) amortization of non-cash distribution and marketing expense and non-cash compensation expense, (iii) restructuring charges, (iv) non-cash write-downs of assets or goodwill, (v) charges relating to disposal of lines of business, (vi) litigation settlement amounts and (vii) costs incurred for proposed and completed acquisitions.

(r)“Eligible Individuals” means directors, officers, employees and consultants of the Company or any of its Subsidiaries or Affiliates, and prospective employees and consultants who have accepted offers of employment or consultancy from the Company or its Subsidiaries or Affiliates.

(s)“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and any successor thereto.

(t)“Fair Market Value” means, unless otherwise determined by the Committee, the closing price of a share of Common Stock on the Applicable Exchange on the date of measurement, or if Shares were not traded on the Applicable Exchange on such measurement date, then on the next preceding date on which Shares were traded, all as reported by such source as the Committee may select. If the Common Stock is not listed on a national securities exchange, Fair Market Value shall be determined by the Committee in its good faith discretion, taking into account, to the extent appropriate, the requirements of Section 409A of the Code.

(u)“Free-Standing SAR” has the meaning set forth in Section 5(b).

(v)“Grant Date” means (i) the date on which the Committee by resolution selects an Eligible Individual to receive a grant of an Award and determines the number of Shares to be subject to such Award or the formula for earning a number of shares or cash amount or (ii) such later date as the Committee shall provide in such resolution.

(w)“Group” shall have the meaning given in Section 13(d)(3) and 14(d)(2) of the Exchange Act.

(x)“Incentive Stock Option” means any Option that is designated in the applicable Award Agreement as an “incentive stock option” within the meaning of Section 422 of the Code, and that in fact so qualifies.

(y) “Individual Agreement” means an employment, consulting or similar agreement between a Participant and the Company or one of its Subsidiaries or Affiliates.

(z)“Nasdaq” means the National Association of Securities Dealers Inc. Automated Quotation System.

(aa)“Nonqualified Option” means any Option that is not an Incentive Stock Option.

(bb)    “Option” means an Award granted under Section 5.

(cc)    “Participant” means an Eligible Individual to whom an Award is or has been granted.

(dd)    “Performance Goals” means the performance goals established by the Committee in connection with the grant of Options, Restricted Stock, Restricted Stock Units or other stock-based awards.

(ee)    “Plan” means this Sixth Amended and Restated LendingTree, Inc. 2008 Stock and Annual Incentive Plan, as set forth herein and as hereafter amended from time to time.

(ff)    “Restricted Stock” means an Award granted under Section 6.

(gg)    “Restricted Stock Units” means an Award granted under Section 7.

(hh)    “Resulting Voting Power” shall mean the outstanding combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors (or equivalent governing body, if applicable) of the entity resulting from a Business Combination (including, without limitation, an entity which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries).

(ii)    “Retirement” means retirement from active employment with the Company, a Subsidiary or Affiliate at or after the Participant’s attainment of age 65.

(jj)    “Share” means a share of Common Stock.

(kk)    “Specified Employee” shall mean any individual who is a “key employee” (as defined in Section 416(i) of the Code without regard to paragraph (5) thereof) with respect to the Company and its Affiliates, as determined by the Company (or the Affiliate, in the event that the Affiliate and the Company are not considered a single employer under Sections 414(b) or 414(c) of the Code) in accordance with its uniform policy with respect to all arrangements subject to Section 409A of the Code, based upon the twelve (12) month period ending on each December 31st. All individuals who are determined to be key employees under Section 416(i)(1)(A)(i), (ii) or (iii) of the Code (without regard to paragraph (5) thereof) on December 31st shall be treated as Specified Employees for purposes of the Plan during the twelve (12) month period that begins on the following April 1st.

(ll)    “Stock Appreciation Right” has the meaning set forth in Section 5(b).

(mm)    “Subsidiary” means any corporation, partnership, joint venture, limited liability company or other entity during any period in which at least a 50% voting or profits interest is owned, directly or indirectly, by the Company or any successor to the Company.

(nn)    “Tandem SAR” has the meaning set forth in Section 5(b).

(oo)    “Term” means the maximum period during which an Option or Stock Appreciation Right may remain outstanding, subject to earlier termination upon Termination of Employment or otherwise, as specified in the applicable Award Agreement.

(pp)    “Termination of Employment” means the termination of the applicable Participant’s employment with, or performance of services for, the Company and any of its Subsidiaries or Affiliates. Unless otherwise determined by the Committee, if a Participant’s employment with, or membership on a board of directors of the Company and its Affiliates terminates but such Participant continues to provide services to the Company and its Affiliates in a non-employee director capacity or as an employee, as applicable, such change in status shall not be deemed a Termination of Employment. A Participant employed by, or performing services for, a Subsidiary or an Affiliate or a division of the Company and its Affiliates shall be deemed to incur a Termination of Employment if, as a result of a Disaffiliation, such Subsidiary, Affiliate, or division ceases to be a Subsidiary, Affiliate or division, as the case may be, and the Participant does not immediately thereafter become an employee of (or service provider for), or member of the board of directors of, the Company or another Subsidiary or Affiliate. Temporary absences from employment because of illness, vacation or leave of absence and transfers among the Company and its Subsidiaries and Affiliates shall not be considered Terminations of Employment. Notwithstanding the foregoing, with respect to any Award that constitutes a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code, “Termination of Employment” shall mean a “separation from service” as defined under Section 409A of the Code. However, for purposes of determining whether an employee’s outstanding Incentive Stock Options are eligible to continue to qualify as Incentive Stock Options (and not become Nonqualified Options), an employee’s employment and/or services will be treated as terminating three (3) months after such employee went on leave, unless such employee’s right to return to active work is guaranteed by law or by a contract.

(qq)    “10-Percent Shareholder” means an individual who owns more than ten percent (10%) of the total combined voting power of all classes of outstanding stock of the Company, its parent corporation or any of its Subsidiaries. In determining stock ownership, the attribution rules of Section 424(d) of the Code shall be applied.

Section 2.	Administration

(a)Committee. The Plan shall be administered by the Compensation Committee of the Board or such other committee of the Board as the Board may from time to time designate (the “Committee”), which shall be composed of not less than two directors, and shall be appointed by and serve at the pleasure of the Board. The Committee shall, subject to Section 10, have plenary authority to grant Awards pursuant to the terms of the Plan to Eligible Individuals. Among other things, the Committee shall have the authority, subject to the terms and conditions of the Plan:

(i)	to select the Eligible Individuals to whom Awards may from time to time be granted;

(ii)
to determine whether and to what extent Incentive Stock Options, Nonqualified Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, other stock-based awards, or any combination thereof, are to be granted hereunder;

(iii)	to determine the number of Shares to be covered by each Award granted hereunder;

(iv)	to determine the terms and conditions, including Performance Goals (if any) and their degree of satisfaction, of each Award granted hereunder, based on such factors as the Committee shall determine;

(v)	subject to Section 11, to modify, amend or adjust the terms and conditions of any Award;

(vi)	to adopt, alter and repeal such administrative rules, guidelines and practices governing the Plan as it shall from time to time deem advisable;

(vii)
subject to Section 10, to accelerate the vesting or lapse of restrictions of any outstanding Award and/or to extend the exercise period of an Award, based in each case on such considerations as the Committee in its sole discretion determines;

(viii)	to interpret the terms and provisions of the Plan and any Award issued under the Plan (and any agreement relating thereto);

(ix)	to establish any “blackout” period that the Committee in its sole discretion deems necessary or advisable;

(x)
to determine whether, to what extent, and under what circumstances cash, Shares, and other property and other amounts payable with respect to an Award under this Plan shall be deferred either automatically or at the election of the Participant;

(xi)	to decide all other matters that must be determined in connection with an Award; and

(xii)	to otherwise administer the Plan.

(b)Procedures.

(i)
The Committee may act only by a majority of its members then in office, except that the Committee may, except to the extent prohibited by applicable law or the listing standards of the Applicable Exchange and subject to Section 10, allocate all or any portion of its responsibilities and powers to any one or more of its members and may delegate all or any part of its responsibilities and powers to any person or persons selected by it.

(ii)
Subject to Section 10(c), any authority granted to the Committee may also be exercised by the full Board. To the extent that any permitted action taken by the Board conflicts with action taken by the Committee, the Board action shall control.

(c)Discretion of Committee. Subject to Section 1(h), any determination made by the Committee or by an appropriately delegated officer pursuant to delegated authority under the provisions of the Plan with respect to any Award shall be made in the sole discretion of the Committee or such delegate at the time of the grant of the Award or, unless in contravention of any express term of the Plan, at any time thereafter. All decisions made by the Committee or any appropriately delegated officer pursuant to the provisions of the Plan shall be final and binding on all persons, including the Company, Participants, and Eligible Individuals, and shall receive the maximum deference permitted under applicable laws.

(d)Award Agreements. The terms and conditions of each Award, as determined by the Committee, shall be set forth in an Award Agreement, which shall be delivered to the Participant receiving such Award upon, or as promptly as is reasonably practicable following, the grant of such Award. The effectiveness of an Award shall not be subject to the Award Agreement’s being signed by the Company and the Participant receiving the Award unless specifically so provided in the Award Agreement. Award Agreements may be amended only in accordance with Section 11 hereof. Notwithstanding any provision of the Plan or an Award Agreement to the contrary, in the event that any term of an Award Agreement conflicts with any provision of the Plan that specifically pertains to Section 409A of the Code, the provision of the Plan shall govern.

Section 3.	Common Stock Subject to Plan

(a)Plan Maximums. Subject to Section 3(d), the maximum number of Shares that may be delivered pursuant to Awards under the Plan is 6,100,000 and the maximum number of Shares that are permitted to be issued pursuant to the exercise of Incentive Stock Options granted under the Plan as described in Section 5 is 4,583,333. Shares subject to an Award under the Plan may be authorized and unissued Shares or may be treasury Shares.

(b)Non-Employee Director Compensation Limits. Notwithstanding anything to the contrary, the aggregate amount of all cash compensation (including annual retainers and other fees, whether or not granted under the Plan) plus the aggregate grant date fair market value (computed as of the date of grant in accordance with applicable financial accounting rules) of all Awards issued under this Plan (or under any other incentive plan) provided to any non-employee director during any single calendar year may not exceed $640,000. For the avoidance of doubt, any compensation that is deferred shall be counted toward this limit in the calendar year in which the compensation is vested, and not in any later calendar year when it is paid to the non-employee director.

(c)Rules for Calculating Shares Delivered.

(i)
To the extent that any Award is forfeited, or any Option and the related Tandem SAR (if any) or Free-Standing SAR terminates, expires or lapses without being exercised (specifically including the Award contemplated by clause (iii) below), or any Award is settled for cash, the Shares subject to such Awards not delivered as a result thereof shall again be available for Awards under the Plan.

(ii)
If the exercise price of any Option and/or the tax withholding obligations relating to any Award are satisfied by delivering Shares to the Company (by either actual delivery or by attestation), only the number of Shares issued net of the Shares delivered or attested to shall be deemed delivered for purposes of the limits set forth in Section 3(a). To the extent any Shares subject to an Award are withheld to satisfy the exercise price (in the case of an Option) and/or the tax withholding obligations relating to such Award, such Shares shall not be deemed to have been delivered for purposes of the limits set forth in Section 3(a).

(iii)
Any dividend equivalents distributed under the Plan shall count against the Share limits set forth in Section 3(a). Dividend equivalents will not be paid (or accrue) on unexercised Options or unexercised Stock Appreciation Rights.

(d)Adjustment Provision. In the event of a merger, consolidation, acquisition of property or shares, stock rights offering, liquidation, Disaffiliation, or similar event affecting the Company or any of its Subsidiaries (each, a “Corporate Transaction”), the Committee or the Board may in its discretion make such substitutions or adjustments as it deems appropriate and equitable to (w) the aggregate number and kind of Shares or other securities reserved for issuance and delivery under the Plan, (x) the various maximum limitations set forth in Section 3(a) upon certain types of Awards and upon the grants to individuals of certain types of Awards, (y) the number and kind of Shares or other securities subject to outstanding Awards; and (z) the exercise price of outstanding Options and Stock Appreciation Rights. In the event of a stock dividend, stock split, reverse stock split, separation, spinoff, reorganization, extraordinary dividend of cash or other property, share combination, or recapitalization or similar event affecting the capital structure of the Company (each, a “Share Change”), the Committee or the Board shall make such substitutions or adjustments as it deems appropriate and equitable to (i) the aggregate number and kind of Shares or other securities reserved for issuance and delivery under the Plan, (ii) the various maximum limitations set forth in Section 3(a) upon certain types of Awards and upon the grants to individuals of certain types of Awards, (iii) the number and kind of Shares or other securities subject to outstanding Awards; and (iv) the exercise price of outstanding Options and Stock Appreciation Rights. In the case of Corporate Transactions, such adjustments may include, without limitation, (1) the cancellation of outstanding Awards in exchange for payments of cash, property or a combination thereof having an aggregate value equal to the value of such Awards, as determined by the Committee or the Board in its sole discretion (it being understood that in the case of a Corporate Transaction with respect to which stockholders of Common Stock receive consideration other than publicly traded equity securities of the ultimate surviving entity, any such determination by the Committee that the value of an Option or Stock Appreciation Right shall for this purpose be deemed to equal the excess, if any, of the value of the consideration being paid for each Share pursuant to such Corporate Transaction over the exercise price of such Option or Stock Appreciation Right shall conclusively be deemed valid); (2) the substitution of other property (including, without limitation, cash or other securities of the Company and securities of entities other than the Company) for the Shares subject to outstanding Awards; and (3) in connection with any Disaffiliation, arranging for the assumption of Awards, or replacement of Awards with new awards based on other property or other securities (including, without limitation, other securities of the Company and securities of entities other than the Company), by the affected Subsidiary, Affiliate, or division or by the entity that controls such Subsidiary, Affiliate, or division following such Disaffiliation (as well as any corresponding adjustments to Awards that remain based upon Company securities). The Committee may adjust in its sole discretion the Performance Goals applicable to any Awards to reflect any Share Change and any Corporate Transaction and any unusual or non-recurring events and other extraordinary items, impact of charges for restructurings, discontinued operations, and the cumulative effects of accounting or tax changes, each as defined by generally accepted accounting principles or as identified in the Company’s financial statements, notes to the financial statements, management’s discussion and analysis or the Company’s other SEC filings. Any adjustment under this Section 3(d) need not be the same for all Participants. Any adjustment of Shares pursuant to this Section 3(d) shall be rounded down to the nearest whole number of Shares. Under no circumstances shall the Company be required to authorize or issue fractional shares. To the extent permitted by applicable law, no consideration shall be provided as a result of any fractional shares not being issued or authorized.

(e)Section 409A. Notwithstanding the foregoing: (i) any adjustments made pursuant to Section 3(d) to Awards that are considered “deferred compensation” within the meaning of Section 409A of the Code shall be made in compliance with the requirements of Section 409A of the Code; and (ii) any adjustments made pursuant to Section 3(d) to Awards that are not considered “deferred compensation” subject to Section 409A of the Code shall be made in such a manner as to ensure that after such adjustment, the Awards either (A) continue not to be subject to Section 409A of the Code or (B) comply with the requirements of Section 409A of the Code.

Section 4.	Eligibility

Awards may be granted under the Plan to Eligible Individuals; provided, however, that Incentive Stock Options may be granted only to employees of the Company and its subsidiaries or parent corporation (within the meanings of Sections 424(e) and 424(f) of the Code).

Section 5.	Options and Stock Appreciation Rights

(a)Types of Options. Options may be of two types: Incentive Stock Options and Nonqualified Options. The Award Agreement for an Option shall indicate whether the Option is intended to be an Incentive Stock Option or a Nonqualified Option (and if not so indicated then the Option shall be a Nonqualified Option). An employee who is a 10-Percent Shareholder shall not be eligible for the grant of an Incentive Stock Option unless the requirements set forth in Section 422(c)(5) of the Code are satisfied. If and to the extent that any Shares are issued under a portion of any Option that exceeds the $100,000 limitation of Section 422 of the Code, such Shares shall not be treated as issued under an Incentive Stock Option notwithstanding any designation otherwise.

Certain decisions, amendments, interpretations and actions by the Company or Committee and certain actions by a Participant may cause an Option to cease to qualify as an Incentive Stock Option pursuant to the Code and by accepting an Option, the Participant agrees in advance to such disqualifying action(s).
(b)Types and Nature of Stock Appreciation Rights. Stock Appreciation Rights may be “Tandem SARs,” which are granted in conjunction with an Option, or “Free-Standing SARs,” which are not granted in conjunction with an Option. Upon the exercise of a Stock Appreciation Right, the Participant shall be entitled to receive an amount in cash, Shares, or both, in aggregate value equal to the product of (i) the excess of the Fair Market Value of one Share over the exercise price of the applicable Stock Appreciation Right, multiplied by (ii) the number of Shares in respect of which the Stock Appreciation Right has been exercised. The applicable Award Agreement shall specify whether such payment is to be made in cash or Common Stock or both, or shall reserve to the Committee or the Participant the right to make that determination prior to or upon the exercise of the Stock Appreciation Right.

(c)Tandem SARs. A Tandem SAR may be granted at the Grant Date of the related Option. A Tandem SAR shall be exercisable only at such time or times and to the extent that the related Option is exercisable in accordance with the provisions of this Section 5, and shall have the same exercise price as the related Option. A Tandem SAR shall proportionately terminate or be forfeited upon the exercise or forfeiture of the related Option, and the related Option shall proportionately terminate or be forfeited upon the exercise or forfeiture of the Tandem SAR.

(d)Exercise Price. The exercise price per Share subject to an Option or Free-Standing SAR shall be determined by the Committee and set forth in the applicable Award Agreement, and shall not be less than the Fair Market Value of a Share (or less than 110% for 10-Percent Shareholders in the case of Incentive Stock Options) on the applicable Grant Date. In no event may any Option or Free-Standing SAR granted under this Plan be amended, other than pursuant to Section 3(d), to decrease the exercise price thereof, be cancelled in conjunction with the grant of any new Option or Free-Standing SAR with a lower exercise price or otherwise be subject to any action that would be treated, for accounting purposes, as a “repricing” of such Option or Free-Standing SAR, unless such amendment, cancellation, or action is approved by the Company’s stockholders.

(e)Term. The Term of each Option and each Free-Standing SAR shall be fixed by the Committee, but shall not exceed ten years from the Grant Date. Notwithstanding anything to the contrary, an Incentive Stock Option that is granted to a 10-Percent Shareholder shall have a maximum term of five years.

(f)Vesting and Exercisability. Except as otherwise provided herein, Options and Free-Standing SARs shall be exercisable at such time or times and subject to such terms and conditions as shall be determined by the Committee. If the Committee provides that any Option or Free-Standing SAR will become exercisable only in installments, the Committee may at any time waive such installment exercise provisions, in whole or in part, based on such factors as the Committee may determine. In addition, the Committee may at any time accelerate the exercisability of any Option or Free-Standing SAR.

(g)Method of Exercise. Subject to the provisions of this Section 5, Options and Free-Standing SARs may be exercised, in whole or in part, at any time during the applicable Term by giving written notice of exercise to the Company or through the procedures established with the Company’s appointed third-party Option administrator specifying the number of Shares as to which the Option or Free-Standing SAR is being exercised; provided, however, that, unless otherwise permitted by the Committee, any such exercise must be with respect to a portion of the applicable Option or Free-Standing SAR relating to no less than the lesser of the number of Shares then subject to such Option or Free-Standing SAR or 100 Shares. In the case of the exercise of an Option, such notice shall be accompanied by payment in full of the purchase price (which shall equal the product of such number of Shares multiplied by the applicable exercise price) by certified or bank check or such other instrument as the Company may accept. If approved by the Committee, payment, in full or in part, may also be made as follows:

(i)
Payments may be made in the form of unrestricted Shares (by delivery of such Shares or by attestation) of the same class as the Common Stock subject to the Option already owned by the Participant (based on the Fair Market Value of the Common Stock on the date the Option is exercised); provided, however, that, in the case of an Incentive Stock Option, the right to make a payment in the form of already owned Shares of the same class as the Common Stock subject to the Option may be authorized only at the time the Option is granted.

(ii)
To the extent permitted by applicable law, payment may be made by delivering a properly executed exercise notice to the Company, together with a copy of irrevocable instructions to a broker to deliver promptly to the Company the amount of sale or loan proceeds necessary to pay the purchase price, and, if requested, the amount of any federal, state, local or foreign withholding taxes. To facilitate the foregoing, the Company may, to the extent permitted by applicable law, enter into agreements for coordinated procedures with one or more brokerage firms. To the extent permitted by applicable law, the Committee may also provide for Company loans to be made for purposes of the exercise of Options.

(iii)
Payment may be made by instructing the Company to withhold a number of Shares having a Fair Market Value (based on the Fair Market Value of the Common Stock on the date the applicable Option is exercised) equal to the product of (A) the exercise price multiplied by (B) the number of Shares in respect of which the Option shall have been exercised.

(h)Delivery; Rights of Stockholders. No Shares shall be delivered pursuant to the exercise of an Option until the exercise price therefor has been fully paid and the Participant has satisfied any applicable withholding or tax obligations relating to the Option. The applicable Participant shall have all of the rights of a stockholder of the Company holding the class or series of Common Stock that is subject to the Option or Stock Appreciation Right (including, if applicable, the right to vote the applicable Shares and the right to receive dividends), when the Participant (i) has given written notice of exercise, (ii) if requested, has given the representation described in Section 13(a), (iii) in the case of an Option, has paid in full for such Shares, and (iv) has satisfied any applicable withholding or tax obligations relating to the Option or Stock Appreciation Right.

(i)Termination of Employment. Subject to Section 9, a Participant’s Options and Stock Appreciation Rights shall be forfeited upon such Participant’s Termination of Employment, except as set forth below:

(i)
Upon a Participant’s Termination of Employment by reason of death, any Option or Stock Appreciation Right held by the Participant that was exercisable immediately before the Termination of Employment may be exercised at any time until the earlier of (A) the first anniversary of the date of such death and (B) the expiration of the Term thereof;

(ii)
Upon a Participant’s Termination of Employment by reason of Disability or Retirement, any Option or Stock Appreciation Right held by the Participant that was exercisable immediately before the Termination of Employment may be exercised at any time until the earlier of (A) the first anniversary of such Termination of Employment and (B) the expiration of the Term thereof;

(iii)
Upon a Participant’s Termination of Employment for any reason other than death, Disability, Retirement or for Cause, any Option or Stock Appreciation Right held by the Participant that was exercisable immediately before the Termination of Employment may be exercised at any time until the earlier of (A) three months following such Termination of Employment and (B) expiration of the Term thereof; and

(iv)
Notwithstanding the above provisions of this Section 5(i), if a Participant dies after such Participant’s Termination of Employment but while any Option or Stock Appreciation Right remains exercisable as set forth above, such Option or Stock Appreciation Right may be exercised at any time until the later of (A) the first anniversary of the date of such death and (B) the last date on which such Option or Stock Appreciation Right would have been exercisable, absent this Section 5(i)(iv), but in no event later than the expiration of the Term thereof.

Notwithstanding the foregoing, the Committee shall have the power, in its discretion, to apply different rules concerning the consequences of a Termination of Employment; provided, however, that if such rules are less favorable to the Participant than those set forth above, such rules are set forth in the applicable Award Agreement. If an Incentive Stock Option is exercised after the expiration of the exercise periods that apply for purposes of Section 422 of the Code, such Option will thereafter be treated as a Nonqualified Option.
(j)Nontransferability of Options and Stock Appreciation Rights. No Option or Free-Standing SAR shall be transferable by a Participant other than (i) by will or by the laws of descent and distribution, or (ii) in the case of a Nonqualified Option or Free-Standing SAR, pursuant to a qualified domestic relations order or as otherwise expressly permitted by the Committee including, if so permitted, pursuant to a transfer to the Participant’s family members or to a charitable organization, whether directly or indirectly or by means of a trust or partnership or otherwise. For purposes of this Plan, unless otherwise determined by the Committee, “family member” shall have the meaning given to such term in General Instructions A.1(a)(5) to Form S‑8 under the Securities Act of 1933, as amended, and any successor thereto. A Tandem SAR shall be transferable only with the related Option as permitted by the preceding sentence. Any Option or Stock Appreciation Right shall be exercisable, subject to the terms of this Plan, only by the applicable Participant, the guardian or legal representative of such Participant, or any person to whom such Option or Stock Appreciation Right is permissibly transferred pursuant to this Section 5(j), it being understood that the term “Participant” includes such guardian, legal representative and other transferee; provided, however, that the term “Termination of Employment” shall continue to refer to the Termination of Employment of the original Participant.

Section 6.	Restricted Stock

(a)Nature of Awards and Certificates. Shares of Restricted Stock are actual Shares issued to a Participant, and shall be evidenced in such manner as the Committee may deem appropriate, including book-entry registration or issuance of one or more stock certificates. Any certificate issued in respect of Shares of Restricted Stock shall be registered in the name of the applicable Participant and, in the case of Restricted Stock, shall bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Award, substantially in the following form, in addition to any other legend the Committee determines appropriate:

“The transferability of this certificate and the shares of stock represented hereby are subject to the terms and conditions (including forfeiture) of the LendingTree, Inc. 2008 Stock and Annual Incentive Plan and an Award Agreement. Copies of such Plan and Agreement are on file at the offices of LendingTree, Inc., 11115 Rushmore Drive, Charlotte, NC 28277.”
The Committee may require that the certificates evidencing such shares be held in custody by the Company until the restrictions thereon shall have lapsed and that, as a condition of any Award of Restricted Stock, the applicable Participant shall have delivered a stock power, endorsed in blank, relating to the Common Stock covered by such Award.
(b)Terms and Conditions. Shares of Restricted Stock shall be subject to the following terms and conditions:

(i)
The Committee shall, prior to or at the time of grant, condition the vesting or transferability of an Award of Restricted Stock upon the continued service of the applicable Participant or the attainment of Performance Goals, or the attainment of Performance Goals and the continued service of the applicable Participant. The conditions for grant, vesting, or transferability and the other provisions of Restricted Stock Awards (including without limitation any Performance Goals) need not be the same with respect to each Participant.

(ii)
Subject to the provisions of the Plan and the applicable Award Agreement, during the period, if any, set by the Committee, commencing with the date of such Restricted Stock Award for which such vesting restrictions apply and until the expiration of such vesting restrictions (the “Restriction Period”), the Participant shall not be permitted to sell, assign, transfer, pledge or otherwise encumber Shares of Restricted Stock.

(iii)
Except as provided in this Section 6 and in the applicable Award Agreement, the applicable Participant shall have, with respect to the Shares of Restricted Stock, all of the rights of a stockholder of the Company holding the class or series of Common Stock that is the subject of the Restricted Stock, including, if applicable, the right to vote the Shares and the right to receive any cash dividends. If so determined by the Committee in the applicable Award Agreement and subject to Section 13(e), (A) cash dividends on the class or series of Common Stock that is the subject of the Restricted Stock Award shall be automatically deferred and reinvested in additional Restricted Stock, held subject to the vesting of the underlying Restricted Stock, and (B) subject to any adjustment pursuant to Section 3(d), dividends payable in Common Stock shall be paid in the form of Restricted Stock of the same class as the Common Stock with which such dividend was paid, held subject to the vesting of the underlying Restricted Stock.

(iv)
Except as otherwise set forth in the applicable Award Agreement, upon a Participant’s Termination of Employment for any reason during the Restriction Period, all Shares of Restricted Stock still subject to restriction shall be forfeited by such Participant without consideration (except for repayment of any amounts the Participant had paid to the Company to acquire unvested Shares underlying the forfeited Awards); provided, however, that subject to Section 10(b), the Committee shall have the discretion to waive, in whole or in part, any or all remaining restrictions with respect to any or all of such Participant’s Shares of Restricted Stock.

(v)
If and when any applicable Performance Goals are satisfied and the Restriction Period expires without a prior forfeiture of the Shares of Restricted Stock for which legended certificates have been issued, unlegended certificates for such Shares shall be delivered to the Participant upon surrender of the legended certificates.

Section 7.	Restricted Stock Units

(a)Nature of Awards. Restricted Stock Units are Awards denominated in Shares that will be settled, subject to the terms and conditions of the Restricted Stock Units, in an amount in cash, Shares or both, based upon the Fair Market Value of a specified number of Shares.

(b)Terms and Conditions. Restricted Stock Units shall be subject to the following terms and conditions:

(i)
The Committee shall, prior to or at the time of grant, condition the grant, vesting, or transferability of Restricted Stock Units upon the continued service of the applicable Participant or the attainment of Performance Goals, or the attainment of Performance Goals and the continued service of the applicable Participant. The conditions for grant, vesting or transferability and the other provisions of Restricted Stock Units (including without limitation any Performance Goals) need not be the same with respect to each Participant. Except as otherwise provided in Section 7(b)(iv) or in the applicable Award Agreement, an Award of Restricted Stock Units shall be settled if and when the Restricted Stock Units vest (but in no event later than two and a half months after the end of the fiscal year in which the Restricted Stock Units vest).

(ii)
Subject to the provisions of the Plan and the applicable Award Agreement, during the period, if any, set by the Committee, commencing with the date of such Restricted Stock Units for which such vesting restrictions apply and until the expiration of such vesting restrictions (the “Restriction Period”), the Participant shall not be permitted to sell, assign, transfer, pledge or otherwise encumber Restricted Stock Units.

(iii)
The Award Agreement for Restricted Stock Units shall specify whether, to what extent and on what terms and conditions the applicable Participant shall be entitled to receive current or deferred payments of cash, Common Stock or other property corresponding to the dividends payable on the Common Stock (subject to Section 13(e) below).

(iv)
Except as otherwise set forth in the applicable Award Agreement, upon a Participant’s Termination of Employment for any reason during the Restriction Period, all Restricted Stock Units still subject to restriction shall be forfeited by such Participant; provided, however, that subject to Section 10(b), the Committee shall have the discretion to waive, in whole or in part, any or all remaining restrictions with respect to any or all of such Participant’s Restricted Stock Units, provided, however, if any of such Participant’s Restricted Stock Units constitute a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code, settlement of such Restricted Stock Units shall not occur until the earliest of (1) the date such Restricted Stock Units would otherwise be settled pursuant to the terms of the Award Agreement or (2) the Participant’s “separation of service” within the meaning of Section 409A of the Code.

Section 8.	Other Stock-Based Awards

Other Awards of Common Stock and other Awards that are valued in whole or in part by reference to, or are otherwise based upon or settled in, Common Stock, including (without limitation), unrestricted stock, performance units, dividend equivalents, and convertible debentures, may be granted under the Plan.

Section 9.	Change in Control Provisions

(a)Impact of Event. Subject to paragraph (d) of this Section 9, and paragraph (d) of Section 11, unless otherwise provided in any applicable Award Agreement, in connection with a Change in Control, the Committee may make such adjustments and/or settlements of outstanding Awards as it deems appropriate and consistent with the Plan’s purposes, including, without limitation, the termination of and/or acceleration of vesting of Awards either upon a Change in Control or upon various terminations of employment following a Change in Control. The Committee may provide for such adjustments as a term of the Award or may make such adjustments following the granting of the Award.

(b)Definition of Change in Control. For purposes of the Plan, unless otherwise provided in an option agreement or other agreement relating to an Award, a “Change in Control” shall mean the happening of any of the following events:

(i)
The acquisition by any individual, entity or Group (a “Person”), other than the Company, of Beneficial Ownership of equity securities of the Company representing more than 50% of the voting power of the then outstanding equity securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that any acquisition that would constitute a Change in Control under this subsection (i) that is also a Business Combination shall be determined exclusively under subsection (iii) below; or

(ii)
Individuals who, as of the Board Approval Date, constitute the Board (the “Incumbent Directors”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the Board Approval Date, whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the Incumbent Directors at such time shall become an Incumbent Director, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

(iii)
Consummation of a reorganization, merger, consolidation, sale or other disposition of all or substantially all of the assets of the Company, the purchase of assets or stock of another entity, or other similar corporate transaction (a “Business Combination”), in each case, unless immediately following such Business Combination, (A) more than 50% of the Resulting Voting Power shall reside in Outstanding Company Voting Securities retained by the Company’s stockholders in the Business Combination and/or voting securities received by such stockholders in the Business Combination on account of Outstanding Company Voting Securities, and (B) at least a majority of the members of the board of directors (or equivalent governing body, if applicable) of the entity resulting from such Business Combination were Incumbent Directors at the time of the initial agreement, or action of the Board, providing for such Business Combination; or

(iv)	Consummation of a complete liquidation or dissolution of the Company.

(c)For purposes of this Section 9, “Good Reason” means (i) “Good Reason” as defined in any Individual Agreement or Award Agreement to which the applicable Participant is a party, or (ii) if there is no such Individual Agreement or if it does not define Good Reason, without the Participant’s prior written consent: (A) a material reduction in the Participant’s rate of annual base salary from the rate of annual base salary in effect for such Participant immediately prior to the Change in Control, (B) a relocation of the Participant’s principal place of business more than 35 miles from the city in which such Participant’s principal place of business was located immediately prior to the Change in Control or (C) a material and demonstrable adverse change in the nature and scope of the Participant’s duties from those in effect immediately prior to the Change in Control. In order to invoke a Termination of Employment for Good Reason, a Participant shall provide written notice to the Company of the existence of one or more of the conditions described in clauses (A) through (C) within 90 days following the Participant’s knowledge of the initial existence of such condition or conditions, and the Company shall have 30 days following receipt of such written notice (the “Cure Period”) during which it may remedy the condition. In the event that the Company fails to remedy the condition constituting Good Reason during the Cure Period, the Participant must terminate employment, if at all, within 90 days following the Cure Period in order for such Termination of Employment to constitute a Termination of Employment for Good Reason.

(d)Notwithstanding the foregoing, if any Award is subject to Section 409A of the Code, this Section 9 shall be applicable only to the extent specifically provided in the Award Agreement and as permitted pursuant to Section 13(k).

Section 10.	Section 16(b) of the Exchange Act

(a)The provisions of this Plan are intended to ensure that no transaction under the Plan is subject to (and not exempt from) the short-swing recovery rules of Section 16(b) of the Exchange Act (“Section 16(b)”). Accordingly, the composition of the Committee shall be subject to such limitations as the Board deems appropriate to permit transactions pursuant to this Plan to be exempt (pursuant to Rule 16b-3 promulgated under the Exchange Act) from Section 16(b), and no delegation of authority by the Committee shall be permitted if such delegation would cause any such transaction to be subject to (and not exempt from) Section 16(b).

Section 11.	Term, Amendment and Termination

(a)Effectiveness. The Plan was originally effective as of the Effective Date although the terms of the Sixth Plan Restatement only will become effective upon its approval by the Company’s stockholders.

(b)Termination. The Plan will terminate on April 25, 2027 and may be terminated on any earlier date pursuant to Section 11(c). Awards outstanding as of such termination date shall not be affected or impaired by the termination of the Plan.

(c)Amendment of Plan. The Board may amend, alter, or discontinue the Plan, but no amendment, alteration or discontinuation shall be made which would materially impair the rights of the Participant with respect to a previously granted Award without such Participant’s consent, except such an amendment made to comply with applicable law, including without limitation Section 409A of the Code, stock exchange rules or accounting rules. In addition, no such amendment shall be made without the approval of the Company’s stockholders to the extent such approval is required by applicable law or the listing standards of the Applicable Exchange.

(d)Amendment of Awards. Subject to Section 5(d), the Committee may unilaterally amend the terms of any Award theretofore granted, but no such amendment shall without the Participant’s consent materially impair the rights of any Participant with respect to an Award, except such an amendment made to cause the Plan or Award to comply with applicable law, stock exchange rules or accounting rules.

Section 12.	Unfunded Status of Plan

It is presently intended that the Plan constitute an “unfunded” plan for incentive and deferred compensation. Solely to the extent permitted under Section 409A, the Committee may authorize the creation of trusts or other arrangements to meet the obligations created under the Plan to deliver Common Stock or make payments; provided, however, that the existence of such trusts or other arrangements is consistent with the “unfunded” status of the Plan. Notwithstanding any other provision of this Plan to the contrary, with respect to any Award that constitutes a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code, no trust shall be funded with respect to any such Award if such funding would result in taxable income to the Participant by reason of Section 409A(b) of the Code and in no event shall any such trust assets at any time be located or transferred outside of the United States, within the meaning of Section 409A(b) of the Code.

Section 13.	General Provisions

(a)Conditions for Issuance. The Committee may require each person purchasing or receiving Shares pursuant to an Award to represent to and agree with the Company in writing that such person is acquiring the Shares without a view to the distribution thereof. The certificates for such Shares may include any legend which the Committee deems appropriate to reflect any restrictions on transfer. Notwithstanding any other provision of the Plan or agreements made pursuant thereto, the Company shall not be required to issue or deliver any certificate or certificates for Shares under the Plan prior to fulfillment of all of the following conditions: (i) listing or approval for listing upon notice of issuance, of such Shares on the Applicable Exchange; (ii) any registration or other qualification of such Shares of the Company under any state or federal law or regulation, or the maintaining in effect of any such registration or other qualification which the Committee shall, in its absolute discretion upon the advice of counsel, deem necessary or advisable; and (iii) obtaining any other consent, approval, or permit from any state or federal governmental agency which the Committee shall, in its absolute discretion after receiving the advice of counsel, determine to be necessary or advisable.

(b)Additional Compensation Arrangements. Nothing contained in the Plan shall prevent the Company or any Subsidiary or Affiliate from adopting other or additional compensation arrangements for its employees.

(c)No Contract of Employment. The Plan shall not constitute a contract of employment, and adoption of the Plan shall not confer upon any employee any right to continued employment, nor shall it interfere in any way with the right of the Company or any Subsidiary or Affiliate to terminate the employment of any employee at any time.

(d)Required Taxes. No later than the date as of which an amount first becomes includible in the gross income of a Participant for federal, state, local or foreign income or employment or other tax purposes with respect to any Award under the Plan, such Participant shall pay to the Company, or make arrangements satisfactory to the Company regarding the payment of, any federal, state, local or foreign taxes of any kind required by law to be withheld with respect to such amount. If determined by the Company, withholding obligations may be settled with Common Stock, including Common Stock that is part of the Award that gives rise to the withholding requirement. The obligations of the Company under the Plan shall be conditional on such payment or arrangements, and the Company and its Affiliates shall, to the extent permitted by law, have the right to deduct any such taxes from any payment otherwise due to such Participant. The Committee may establish such procedures as it deems appropriate, including making irrevocable elections, for the settlement of withholding obligations with Common Stock. To the extent necessary to avoid liability-classification of the Award (or other adverse accounting treatment) under applicable financial accounting rules, the amount of such tax withholding shall not exceed the maximum statutory federal, state or local income tax rates applicable to the Participant with respect to the Award on the date that the amount of tax to be withheld is to be determined.

(e)Limitation on Dividend Reinvestment and Dividend Equivalents. Reinvestment of dividends in additional Restricted Stock at the time of any dividend payment, and the payment of Shares with respect to dividends to Participants holding Awards of Restricted Stock Units, shall only be permissible if sufficient Shares are available under Section 3 for such reinvestment or payment (taking into account then outstanding Awards). In the event that sufficient Shares are not available for such reinvestment or payment, such reinvestment or payment shall be made in the form of a grant of Restricted Stock Units equal in number to the Shares that would have been obtained by such payment or reinvestment, the terms of which Restricted Stock Units shall provide for settlement in cash and for dividend equivalent reinvestment in further Restricted Stock Units on the terms contemplated by this Section 13(e).

(f)Designation of Death Beneficiary. The Committee shall establish such procedures as it deems appropriate for a Participant to designate a beneficiary to whom any amounts payable in the event of such Participant’s death are to be paid or by whom any rights of such eligible Individual, after such Participant’s death, may be exercised.

(g)Subsidiary Employees. In the case of a grant of an Award to any employee of a Subsidiary of the Company, the Company may, if the Committee so directs, issue or transfer the Shares, if any, covered by the Award to the Subsidiary, for such lawful consideration as the Committee may specify, upon the condition or understanding that the Subsidiary will transfer the Shares to the employee in accordance with the terms of the Award specified by the Committee pursuant to the provisions of the Plan. All Shares underlying Awards that are forfeited or canceled should revert to the Company.

(h)Governing Law and Interpretation. The Plan and (unless otherwise provided in the Award Agreement) all Awards made and actions taken thereunder shall be governed by and construed in accordance with the laws of the State of Delaware, without reference to principles of conflict of laws. The captions of this Plan are not part of the provisions hereof and shall have no force or effect.

(i)Non-Transferability. Except as otherwise provided in Section 5(j) or by the Committee, Awards under the Plan are not transferable except by will or by laws of descent and distribution.

(j)Foreign Employees and Foreign Law Considerations. The Committee may grant Awards to Eligible Individuals who are foreign nationals, who are located outside the United States or who are not compensated from a payroll maintained in the United States, or who are otherwise subject to (or could cause the Company to be subject to) legal or regulatory provisions of countries or jurisdictions outside the United States, on such terms and conditions different from those specified in the Plan as may, in the judgment of the Committee, be necessary or desirable to foster and promote achievement of the purposes of the Plan, and, in furtherance of such purposes, the Committee may make such modifications, amendments, procedures, or subplans as may be necessary or advisable to comply with such legal or regulatory provisions.

(k)Section 409A of the Code. It is the intention of the Company that no Award shall be “deferred compensation” subject to Section 409A of the Code, unless and to the extent that the Committee specifically determines otherwise as provided in this Section 13(k), and the Plan and the terms and conditions of all Awards shall be interpreted accordingly. Any payment made pursuant to any Award shall be considered a separate payment and not one of a series of payments for purposes of Section 409A of the Code. Notwithstanding any other provision of the Plan or an Award Agreement to the contrary, with respect to any Award that constitutes a “nonqualified deferred compensation plan” subject to Section 409A of the Code and if the Participant is a “specified employee” within the meaning of Section 409A of the Code, any payments (whether in cash, Shares or other property) to be made with respect to the Award on account of such Participant’s Termination of Employment shall be delayed if necessary until the earlier of (A) the first day of the seventh month following the Participant’s Termination of Employment and (B) the Participant’s death. Any such delayed payments shall be made without interest. In no event whatsoever shall the Company be liable for any additional tax, interest or penalties that may be imposed on a Participant by Section 409A of the Code or any damages for failing to comply with Section 409A of the Code.

(l)Suspension or Termination of Awards. If at any time (including after a notice of exercise has been delivered) the Committee (or the Board), reasonably believes that a Participant has committed an act of Cause (which includes a failure to act), the Committee (or Board) may suspend the Participant’s right to exercise any Award (or vesting or settlement of any Award) pending a determination of whether there was in fact an act of Cause. If the Committee (or the Board) determines a Participant has committed an act of Cause, neither the Participant nor his or her estate shall be entitled to exercise any outstanding Award whatsoever and all of Participant’s outstanding Awards shall then terminate without consideration. Any determination by the Committee (or the Board) with respect to the foregoing shall be final, conclusive and binding on all interested parties.

(m)Successor Provision. Any reference to a statute, rule or regulation, or to a section of a statute, rule or regulation, is a reference to that statute, rule, regulation, or section as amended from time to time, both before and after the Board Approval Date and including any successor provisions.

(n)Clawback Policy. The Company may (i) cause the cancellation of any Award, (ii) require reimbursement of any Award by a Participant and (iii) effect any other right of recoupment of equity or other compensation provided under this Plan or otherwise in accordance with Company policies as may be adopted and/or modified from time to time by the Company and/or applicable law (each, a “Clawback Policy”). In addition, a Participant may be required to repay to the Company certain previously paid compensation, whether provided under this Plan or an Award Agreement or otherwise, in accordance with the Clawback Policy. By accepting an Award, a Participant is also agreeing to be bound by the Company’s Clawback Policy which may be amended from time to time by the Company in its discretion (including without limitation to comply with applicable laws or stock exchange requirements) and is further agreeing that all of the Participant’s Awards may be unilaterally amended by the Company to the extent needed to comply with the Clawback Policy.

Section 14.	Execution. To record the approval of this Plan by the Board, the Company has caused its duly authorized officer to execute this Plan on behalf of the Company.

LENDINGTREE, INC.

By: /s/ J.D. Moriarty
Title: Chief Financial Officer

lendingtree VOTE

Your vote matters – here's how to vote!

You may vote online or by phone instead of mailing this card.

Votes submitted electronically must be received by 11:59 pm Eastern Time on June 11, 2019

Online
Go to **www.envisionreports.com/TREE** or scan the QR code — login details are located in the shaded bar below.

Phone
Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada

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Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. X

2019 Annual Meeting Proxy Card

▼ **IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.** ▼

A Proposals — The Board of Directors recommend a vote FOR all the nominees listed and FOR Proposals 2 and 3.

1. Election of Directors:

Nominee	For	Against	Abstain	Nominee	For	Against	Abstain	Nominee	For	Against	Abstain
01 - Gabriel Dalporto	☐	☐	☐	02 - Thomas Davidson	☐	☐	☐	03 - Neal Dermer	☐	☐	☐
04 - Robin Henderson	☐	☐	☐	05 - Peter Horan	☐	☐	☐	06 - Douglas Lebda	☐	☐	☐
07 - Steven Ozonian	☐	☐	☐	08 - Saras Sarasvathy	☐	☐	☐	09 - G. Kennedy Thompson	☐	☐	☐
10 - Craig Troyer	☐	☐	☐								

B Authorized Signatures — This section must be completed for your vote to count. Please date and sign below.

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /		

1 U P X

030G7B

2019 Annual Meeting Admission Ticket

2019 Annual Meeting of Stockholders

June 12, 2019, 11:00 am ET
LendingTree Headquarters
11115 Rushmore Drive, Charlotte, NC 28277

Upon arrival, please present this admission ticket and photo identification at the registration desk.

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Stockholders.
The material is available at: www.envisionreports.com/TREE

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Help the environment by consenting to receive electronic delivery, sign up at www.envisionreports.com/TREE

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — LendingTree, Inc.

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Notice of 2019 Annual Meeting of Stockholders

Proxy Solicited by Board of Directors for Annual Meeting — June 12, 2019

Shu Wei Baird and Rod Ervin (the "Proxies"), or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of LendingTree, Inc. to be held on June 12, 2019 or at any postponement or adjournment thereof.

Shares represented by this proxy will be voted by the stockholder. If no such directions are indicated, the Proxies will have authority to vote FOR the election of the Board of Directors and FOR items 2 and 3.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

(Items to be voted appear on reverse side)

C Non-Voting Items

Change of Address — Please print new address below.

Comments — Please print your comments below.

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